Exhibit 10.4

EXECUTION VERSION

LOAN AGREEMENT

Dated as of June 30, 2014

Between

CAH 2014-2 BORROWER, LLC
as Borrower

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Lender

- i -

3.1.1	Organization	64
3.1.2	Proceedings	64
3.1.3	No Conflicts	65
3.1.4	Litigation	65
3.1.5	Agreements	65
3.1.6	Consents	66
3.1.7	Solvency	66
3.1.8	Other Debt; Liens	66
3.1.9	Employee Benefit Matters	66
3.1.10	Compliance with Legal Requirements	67
3.1.11	Financial Information	67
3.1.12	Insurance	68
3.1.13	Tax Filings	68
3.1.14	Certificate of Compliance; Licenses	68
3.1.15	Special Purpose Entity/Separateness	68
3.1.16	Management	69
3.1.17	Illegal Activity	69
3.1.18	No Change in Facts or Circumstances; Disclosure	69
3.1.19	Investment Company Act	69
3.1.20	Federal Reserve Regulations	69
3.1.21	Bank Holding Company	70
3.1.22	FIRPTA	70
3.1.23	Contracts	70
3.1.24	Embargoed Person	70
3.1.25	Perfection Representations	71
Section 3.2	Property Representations	72
3.2.1	Property/Title	72
3.2.2	Adverse Claims	72
3.2.3	Title Insurance Owner’s Policy	72
3.2.4	Deed	72
3.2.5	Mortgage File Required Documents	73
3.2.6	Property Taxes and Other Charges	73
3.2.7	Compliance with Renovation Standards	73
3.2.8	Condemnation; Physical Condition	73
3.2.9	Brokers	74
3.2.10	Leasing	74
3.2.11	Insurance	74
3.2.12	Lawsuits, Etc	74
3.2.13	Orders, Injunctions, Etc	74
3.2.14	Agreements Relating to the Properties	74
3.2.15	Accuracy of Information Regarding Property	75
3.2.16	Compliance with Legal Requirements	75
3.2.17	Utilities and Public Access	75
3.2.18	Eminent Domain	75

- ii -

3.2.19	Flood Zone	75
3.2.20	Specified Liens	75
Section 3.3	Survival of Representations	76
Article IV - BORROWER COVENANTS		76
Section 4.1	Affirmative Covenants	76
4.1.1	Preservation of Existence	76
4.1.2	Compliance with Legal Requirements	76
4.1.3	Special Purpose Bankruptcy Remote Entity/Separateness	77
4.1.4	Non-Property Taxes	77
4.1.5	Access to the Properties	78
4.1.6	Cooperate in Legal Proceedings	78
4.1.7	Perform Loan Documents	78
4.1.8	Award and Insurance Benefits	78
4.1.9	Further Assurances	78
4.1.10	Keeping of Books and Records	78
4.1.11	Business and Operations	79
4.1.12	Title to the Properties	79
4.1.13	Loan Proceeds	79
4.1.14	Performance by Borrower	79
4.1.15	Leasing Matters	79
4.1.16	Borrower’s Operating Account	80
4.1.17	Security Deposits	80
4.1.18	Investment of Funds in Cash Management Account, Subaccounts, Rent Deposit Account and Security Deposit Account	81
4.1.19	Operation of Property	81
4.1.20	Anti-Money Laundering	82
4.1.21	Embargoed Persons	82
4.1.22	ERISA Matters	82
4.1.23	Formation of a Borrower TRS	83
Section 4.2	Negative Covenants	83
4.2.1	Operation of Property	83
4.2.2	Indebtedness	84
4.2.3	Liens	84
4.2.4	Limitation on Investments	84
4.2.5	Limitation on Issuance of Equity Interests	84
4.2.6	Restricted Junior Payments	84
4.2.7	Principal Place of Business, State of Organization	85
4.2.8	Dissolution	85
4.2.9	Change In Business	85
4.2.10	Debt Cancellation	85
4.2.11	Changes to Accounts.	86
4.2.12	Zoning	86
4.2.13	No Joint Assessment	86
4.2.14	Limitation on Transactions with Affiliates	86

- iii -

4.2.15	ERISA	86
4.2.16	No Embargoed Persons	86
4.2.17	Transfers	87
Section 4.3	Reporting Covenants	91
4.3.1	Financial Reporting	91
4.3.2	Annual Budget	92
4.3.3	Reporting on Adverse Effects	93
4.3.4	Litigation	93
4.3.5	Event of Default	93
4.3.6	Other Defaults	93
4.3.7	Properties Schedule	93
4.3.8	Disqualified Properties	94
4.3.9	Security Deposits in Cash Management Account	94
4.3.10	Advance Rents Received	94
4.3.11	Rent Refunds from Rent Deposit Account	94
4.3.12	Certain Late Rent Payments Received	94
4.3.13	ERISA Matters	95
4.3.14	Leases	96
4.3.15	Periodic Rating Agency Information	96
4.3.16	Other Reports	96
Section 4.4	Property Covenants	96
4.4.1	Ownership of the Property	96
4.4.2	Liens Against the Property	96
4.4.3	Condition of the Property	96
4.4.4	Compliance with Legal Requirements	96
4.4.5	Property Taxes and Other Charges	97
4.4.6	Compliance with Agreements Relating to the Properties	98
4.4.7	Leasing	98
Article V - INSURANCE; CASUALTY; CONDEMNATION		98
Section 5.1	Insurance	98
5.1.1	Insurance Policies	98
Section 5.2	Casualty	102
Section 5.3	Condemnation	103
Section 5.4	Restoration	104
Article VI - RESERVE FUNDS		109
Section 6.1	Tax Funds	109
6.1.1	Deposits of Tax Funds	109
6.1.2	Release of Tax Funds	110
Section 6.2	Insurance Funds	110
6.2.1	Deposits of Insurance Funds	110
6.2.2	Release of Insurance Funds	110
6.2.3	Acceptable Blanket Policy	110
Section 6.3	Capital Expenditure Funds	111
6.3.1	Deposits of Capital Expenditure Funds	111

- iv -

- v -

Section 9.19	Conflict; Construction of Documents; Reliance	129
Section 9.20	Brokers and Financial Advisors	130
Section 9.21	Prior Agreements	130
Section 9.22	Document Delivery	130
Section 9.23	State Specific Provisions	130
9.23.1	Arizona	130
9.23.2	California	131
9.23.3	Colorado	131
9.23.4	Florida	132
9.23.5	Georgia	132
9.23.6	Nevada	132

- vi -

SCHEDULES
Schedules and Exhibits
Schedules:
Schedule I	-	Allocated Loan Amounts
Schedule II	-	Properties Schedule
Schedule III	-	Exceptions to Representations and Warranties
Schedule IV	-	Chief Executive Office, Prior Names and Employer Identification Number
Schedule V	-	Periodic Rating Agency Information
Schedule VI	-	Midland Loan Services – CAH 2014-2 CMBS Asset Management Fees
Schedule VII	-	Specified Liens
Exhibits:
Exhibit A	-	Form of Blocked Account Control Agreement
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Deposit Account Control Agreement
Exhibit D	-	Form of Request for Release

- viii -

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of June 30, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between CAH 2014-2 BORROWER, LLC, a Delaware limited liability company, having its principal place of business at 2450 Broadway, 6th Floor, Santa Monica, California 90404 (“Borrower”) and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

Article I - DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1Definitions.  For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Blanket Policy” has the meaning set forth in Section 5.1.1(e).

“Acceptable Counterparty” means a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (a) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, (i) (x) a long-term unsecured debt rating of not less than “A” by S&P and a short-term senior unsecured debt rating of at least “A-1” from S&P or (y) if no short-term debt rating exists, a long-term senior unsecured debt rating of at least “A+” from S&P and (ii)(x) a long-term unsecured debt rating of not less than “A2” from Moody’s and a short-term senior unsecured debt rating of at least “P1” from Moody’s or (y) if no short-term debt rating exists, a long-term senior unsecured debt rating of at least “A1” from Moody’s or (b) is otherwise acceptable to the Approved Rating Agencies, as evidenced by a Rating Agency Confirmation to the effect that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Securitization.

“Acknowledgment” means the Acknowledgment, dated on or about the Closing Date made by Counterparty, or as applicable, Acceptable Counterparty.

“Actual Rent Collections” means, for any period of determination, the actual cash collections of Rents in respect of the Properties by Borrower; provided, that (i) collections of Advance Rent shall be allocated to applicable calendar month set forth in the Advance Rent Disbursement Schedule and (ii) collections of Rent that was payable with respect to a calendar month but was paid late will be allocated to such calendar month if received prior to the date that is forty-five (45) days from but excluding the last day of the calendar quarter that includes such calendar month.

“Additional Insolvency Opinion” means a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date, in form and substance and from counsel reasonably satisfactory to Lender and, following a Securitization, as to which a Rating Agency Confirmation has been obtained.

“Advance Rent” means, for any given month, any Rent that has been prepaid more than one (1) month in advance, as measured from the date of determination.

“Advance Rent Disbursement Schedule” means a schedule showing the Payment Dates to which Advance Rents received by Borrower are applicable and should be disbursed from the Advance Rent Subaccount to the Cash Management Account.

“Advance Rent Funds” has the meaning set forth in Section 6.7.1.

“Advance Rent Subaccount” has the meaning set forth in Section 6.7.1.

“Affected Property” has the meaning set forth in Section 2.4.2(a).

“Affiliate” means, as to any Person, any other Person that (i) owns directly or indirectly forty-nine percent (49%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Allocated Loan Amount” means for a Property the amount set forth on Schedule I, as the same may be reduced pursuant to Section 2.3.6 and Section 2.4.4(f).

“ALTA” means American Land Title Association, or any successor thereto.

“Annual Budget” means the operating budget, including all planned Capital Expenditures, for the Properties prepared by Borrower in accordance with Section 4.3.2 for the applicable calendar year, prepared on a month-by-month basis.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.1.20.

“Approved Annual Budget” has the meaning set forth in Section 4.3.2.

“Approved Capital Expenditures” means Capital Expenditures incurred by Borrower and either (i) if no Cash Sweep Period is continuing, included in the Annual Budget or, if during a Cash Sweep Period, in an Approved Annual Budget or (ii) approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, any budgeted Capital Expenditure amount for a calendar month may be carried forward if unused in such calendar month; provided, however, no such unused amount may be carried over from the last calendar month of any Approved Annual Budget to the first calendar month of the next Approved Annual Budget.

“Approved Extraordinary Expense” has the meaning set forth in Section 6.6.4.

“Approved Initial Budget” has the meaning set forth in Section 4.3.2.

“Approved Rating Agencies” means each of the nationally-recognized statistical rating agencies which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Assignment of Management Agreement” means (i) with respect to Manager, an Assignment of Management Agreement and Subordination of Management Fees among Lender, Borrower and Manager, substantially in the form delivered on the Closing Date by Borrower, Existing Manager and Lender and (ii) with respect to any Person providing property management services to Manager with respect to the Properties pursuant to a sub-management agreement, an Assignment of Management Agreement and Subordination of Management Fees among Lender, Manager and such Person, substantially in the form delivered on the Closing Date by Existing Manager, Lender and the Persons providing property management services to Manager with respect to the Properties as of the Closing Date.

“Assumed Note Rate” means, with respect to each Component of the Loan, an interest rate equal to the sum of 0.50%, plus the applicable Component Spread plus LIBOR as determined on the preceding Determination Date.

“Available Cash” has the meaning set forth in Section 2.6.3(j).

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” means, with respect to any Person:

(a)such Person shall fail generally to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any case or other proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of it or its debts under the Bankruptcy Code; or such Person shall take any corporate, limited partnership or limited liability company action to authorize any of such actions; or

(b)a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the

Bankruptcy Code, and (A) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or (B) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.

“Blocked Account Control Agreement” means the Cash Management Agreement among Borrower, Cash Management Account Bank and Lender providing for the exclusive control of the Cash Management Account and all other Subaccounts by Lender, substantially in the form of Exhibit A or such other form as may be reasonably acceptable to Lender.

“Borrower” has the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower Security Agreement” means that certain Security Agreement, dated as of the Closing Date, executed by Borrower in favor of Lender.

“Borrower TRS” means a wholly-owned Delaware limited liability company subsidiary of Borrower that is treated for US income tax purposes as a “taxable REIT subsidiary”.

“Borrower’s Operating Account” has the meaning set forth in Section 4.1.16.

“BPO Value” means, with respect to any Property, the “as is” value for such Property set forth in a Broker Price Opinion obtained by Lender with respect to a Property.

“Breakage Costs” has the meaning set forth in Section 2.2.3(e).

“Broker Price Opinion” means a broker price opinion obtained by Lender.

“Business Day” means any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the Federal Reserve Bank of New York is not open for business.

“Calculation Date” means the last day of each calendar quarter during the Term, commencing with the calendar quarter ended September 30, 2014.

“Cap Receipts” means all amounts received by Borrower pursuant to an Interest Rate Cap Agreement.

“Capital Expenditure Funds” has the meaning set forth in Section 6.3.1.

“Capital Expenditure Subaccount” has the meaning set forth in Section 6.3.1.

“Capital Expenditures” means, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements and major repairs but excluding leasing commissions).

“Carry-Over Property” means a Property that is occupied by a Carry-Over Tenant at the time of acquisition of such Property by Borrower’s Affiliate.

“Carry-Over Tenant” means one or more individuals who, at the time of acquisition of a Property by Borrower’s Affiliate, occupy such Property.

“Cash Collateral Floor” has the meaning set forth in Section 6.6.2.

“Cash Collateral Funds” has the meaning set forth in Section 6.6.1.

“Cash Collateral Subaccount” has the meaning set forth in Section 6.6.1.

“Cash Management Account” has the meaning set forth in Section 2.6.2(a).

“Cash Management Account Bank” means the Eligible Institution selected by Lender to maintain the Cash Management Account.

“Cash Sweep Period” shall commence upon the occurrence of (i) an Event of Default or (ii) the commencement of a Low Debt Yield Period; and shall end if, (A) with respect to a Cash Sweep Period continuing pursuant to clause (i), the Event of Default commencing the Cash Sweep Period has been cured and such cure has been accepted by Lender (and no other Event of Default is then continuing) or (B) with respect to a Cash Sweep Period continuing due to clause (ii), the Low Debt Yield Period has ended pursuant to the terms hereof.

“Casualty” has the meaning set forth in Section 5.2.

“Casualty and Condemnation Funds” has the meaning set forth in Section 6.4.

“Casualty and Condemnation Subaccount” has the meaning set forth in Section 6.4.

“Casualty Consultant” has the meaning set forth in Section 5.4(d)(iii).

“Casualty Retainage” has the meaning set forth in Section 5.4(d)(iv).

“Casualty Threshold Amount” means, with respect to all Casualties arising from any single Casualty event, an amount equal to two percent (2%) of the Outstanding Principal Balance as of the date of such Casualty Event.

“Closing Date” means the date of the funding of the Loan.

“Closing Date Debt Yield” means 5.72%.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Assignment of Interest Rate Cap Agreement” has the meaning set forth in Section 2.2.7(a).

“Collateral Assignment of Leases and Rents” means a Collateral Assignment of Leases and Rents for each Property or for multiple Properties located within the same county or parish, dated as of the Closing Date (or, in connection with a Property which is a Substitute Property, dated as of the date of the substitution), executed and delivered by Borrower, constituting an assignment of the Lease or the Leases, as applicable, and the proceeds thereof as Collateral for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.  The Collateral Assignment of Leases and Rents may be included as part of the Mortgage for such Property or Properties.

“Collateral Documents” means the Borrower Security Agreement, the Equity Owner Security Agreement, the Blocked Account Control Agreement, each Deposit Account Control Agreement, each Collateral Assignment of Interest Rate Cap Agreement, each Assignment of Management Agreement, each Mortgage Document and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Lender a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Collections” means, without duplication, with respect to any Property, all Rents, Insurance Proceeds (whether or not Lender elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(d)), Condemnation Proceeds, Net Transfer Proceeds, Cap Receipts, interest on amounts on deposit in the Cash Management Account and the Reserve Funds, amounts paid by Borrower to the Cash Management Account pursuant to this Agreement, and all other payments received with respect to such Property and all “proceeds” (as defined in Section 9-102 of the UCC) of such Property.  For the avoidance of doubt, Collections shall not include security deposits that have not been forfeited by the applicable Tenant.

“Compliance Certificate” means the certificate in the form attached hereto as Exhibit B.

“Component” means individually or collectively, as the context may require, any one of Component A, Component B, Component C, Component D, Component E and Component F, each as more particularly set forth in Section 2.1.2.

“Component Prime Rate Spread” means, in connection with any conversion of the Loan from a LIBOR Loan to a Prime Rate Loan, with respect to each Component of the Loan, the difference (expressed as the number of basis points) between (a) the sum of (i) LIBOR, determined as of the Determination Date for which LIBOR was last available, plus (ii) the

Component Spread applicable to such Component, minus (b) the Prime Rate as of such Determination Date; provided, however, that if such difference is a negative number for such Component, then the Component Prime Rate Spread for such Component shall be zero.

“Component Spread” means, (a) with respect to Component A, 1.0455% per annum; (b) with respect to Component B, 1.4455% per annum, (c) with respect to Component C, 1.9955% per annum, (d) with respect to Component D, 2.4455% per annum; (e) with respect to Component E, 3.2955% per annum and (e) with respect to Component F, 3.4455% per annum.

“Concessions” means, for any period of determination, the concessions (other than free Rent) provided with respect to the Properties by Borrower, as determined in accordance with GAAP.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Property or any part thereof.

“Condemnation Proceeds” has the meaning set forth in the definition of “Net Proceeds”.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contest Security” means any security delivered to Lender by Borrower under Section 4.1.3 or Section 4.4.5.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.  “Controlled” and “Controlling” shall have correlative meanings.

“Counterparty” means, with respect to the Interest Rate Cap Agreement, JPMorgan Chase Bank, National Association, and with respect to any Replacement Interest Rate Cap Agreement, any Acceptable Counterparty thereunder.

“Counterparty Opinion” has the meaning set forth in Section 2.2.7(e).

“Covered Disclosure Information” has the meaning set forth in Section 8.1.1(b).

“Covered Rating Agency Information” has the meaning set forth in Section 9.13(d).

“Cure Period” means, (i) with respect to the failure of any Property to qualify as an Eligible Property (other than with respect to the failure of a Property to comply with the representation in Section 3.2.20) if such failure is reasonably susceptible of cure, a period of thirty (30) days after the earlier of actual knowledge of such condition by a Responsible Officer of Borrower or Manager or notice thereof by Lender to Borrower; provided that, if Borrower is diligently pursuing such cure during such thirty (30) day period and such failure is susceptible of cure but cannot reasonably be cured within such thirty (30) day period, then such cure period shall be extended for another ninety (90) days so long as Borrower continues to diligently pursue such cure and, provided, further, that if the Obligations have been accelerated pursuant to Section 7.1(b), then the cure period hereunder shall be reduced to zero (0) days and (ii) with respect to the failure of a Property to comply with the representation in Section 3.2.20, zero (0) days.  If any failure of any Property to qualify as an Eligible Property is not reasonably susceptible of cure, then no cure period shall be available.  If any failure of any Property to qualify as an Eligible Property is due to a Voluntary Action, then no cure period shall be available.

“Cut Off Date” means June 30, 2014.

“Debt” means the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, but not limited to, any Spread Maintenance Payment, Interest Shortfall and/or Breakage Costs, if applicable) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage Documents, the Environmental Indemnity or any other Loan Document.

“Debt Service” means, with respect to any period of determination, the interest payments due under the Note for such period.

“Debt Service Coverage Ratio” means, as of any date of determination, a ratio in which:

(a)the numerator is the Underwritten Net Cash Flow calculated for the twelve (12) month period ending on the Initial Maturity Date or the Extended Maturity Date, as applicable; and

(b)the denominator is the sum of (i) aggregate debt service for the twelve (12) month period following such date of determination, calculated assuming an interest rate equal to the sum for each Component, of (x) the Component Spread set forth herein and (y) the Strike Price described in clause (b)(ii) of the definition thereof and (ii) the regular monthly fee of the certificate administrator (deemed to be $5,383 per month) and the trustee (deemed to be $417 per month) under the Servicing Agreement.

“Debt Yield” means, as of any date of determination, a fraction expressed as a percentage in which:

(a)the numerator is the Underwritten Net Cash Flow; and

(b)the denominator is the Outstanding Principal Balance.

“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to each Component of the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) three percent (3%) above the Interest Rate applicable to such Component.

“Deposit Account Control Agreement” means the Deposit Account Control Agreement dated the Closing Date among Borrower, Lender and a Rent Deposit Bank, providing for springing control by Lender, substantially in the form set forth as Exhibit C attached hereto or such other form as may be reasonably acceptable to Lender.

“Determination Date” means, with respect to each Interest Period, the date that is two (2) London Business Days prior to the commencement date of such Interest Period.

“Disclosure Documents” means, collectively, any written materials used or provided to any prospective investors and/or the Approved Rating Agencies in connection with any public offering or private placement in connection with a Securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.

“Disqualified Property” means any Property that fails to constitute an Eligible Property (after the lapse of any applicable Cure Period).

“Eligibility Funds” has the meaning set forth in Section 6.5.1.

“Eligibility Requirements” means, with respect to any Person, the requirement that such Person has a Net Assets of not less than $300,000,000.00 (exclusive of such Person’s direct or indirect interest in the Properties and Borrower).

“Eligibility Reserve Subaccount” has the meaning set forth in Section 6.5.1.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means:

(a)PNC Bank, National Association so long as PNC Bank, National Association’s long term unsecured debt rating shall be at least “A2” from Moody’s and the equivalent by KBRA (if then rated by KBRA) (if the deposits are to be held in the applicable account for more than 30 days) or PNC Bank, National Association’s short term deposit or short term unsecured debt rating shall be at least “P-1” from Moody’s and the equivalent by KBRA (if then rated by KBRA) (if the deposits are to be held in the applicable account for 30 days or less); or

(b)a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s, and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “AA” by S&P, (ii) “AA“ and/or “F1+” (for securities) and/or “AAAmmf” (for money market funds), by Fitch and (iii) “Aa2” by Moody’s;

“Eligible Lease” means, as of any date of determination, a Lease for a Property that satisfies all of the following:

(a)the form of Lease reflects customary market standard terms;

(b)the Lease is entered into on an arms-length basis without payment support by any Borrower or its Affiliates (provided, that any incentives offered to Tenants shall not be deemed to constitute such payment support);

(c)the Lease had, as of its commencement date, an initial lease term of at least six months;

(d)the Lease is consistent with Borrower’s internal leasing guidelines; and

(e)the Lease is in compliance with all applicable Legal Requirements in all material respects.

“Eligible Property” means, as of any date of determination, a Property that is in compliance with each of the Property Representations and each of the Property Covenants.

“Eligible Tenant” means, as of any date of determination, a bona fide third party lessee of a Property who satisfies each of the following criteria:

(a)(i) the Tenant’s Rent expense (which, for the avoidance of doubt, shall not include any payments made pursuant to “Section 8” or any other housing subsidy provided by a Governmental Authority) for the initial twelve (12) calendar month period of the Lease is not greater than 40% of the Tenant’s Gross Tenant Income for the twelve (12) calendar month period completed immediately prior to the date such Tenant is initially screened by Borrower prior to its execution of a Lease or (ii) Manager otherwise determines that, as of the date such Tenant is initially screened by Borrower prior to its execution of a Lease, the Tenant has sufficient financial resources to satisfy its obligations under the Lease for the Property;

(b)the Tenant is not subject to an ongoing Bankruptcy Action as of the date such Tenant is initially screened by Borrower prior to its execution of a Lease;

(c)at the time of initial screening, the Tenant is not listed on any Government List; and

(d)the Tenant otherwise conforms to Borrower’s internal tenant leasing criteria.

“Embargoed Person” has the meaning set forth in Section 4.2.16.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement, dated as of the Closing Date, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equity Interests” means, with respect to any Person, shares of capital stock, partnership interests, membership interests, beneficial interests or other equity ownership interests in such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest from such Person.

“Equity Owner” means CAH 2014-2 Equity Owner, LLC, a Delaware limited liability company.

“Equity Owner Guaranty” means that certain Equity Owner Guaranty, dated as of the Closing Date, executed by Equity Owner in favor of Lender.

“Equity Owner Security Agreement” means that certain Equity Owner Security Agreement, dated as of the Closing Date, executed by Equity Owner in favor of Lender.

“Equity Owner’s Permitted Indebtedness” has the meaning set forth in Section 4.2.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which another entity is a member or (ii) described in Section 414(m) or (o) of the Code of which another entity is a member, except that this clause (ii) shall apply solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code.

“ERISA Event” means (i) the failure to pay a minimum required contribution or installment to a Plan on or before the due date provided under Section 430 of the Code or Section 303 of ERISA, (ii) the filing of an application with respect to a Plan for a waiver of the minimum funding standard under Section 412(c) of the Code or Section 302(c) of ERISA, (iii) the failure of a Loan Party or any of its ERISA Affiliates to pay a required contribution or installment to a Multiemployer Plan on or before the applicable due date, (iv) any officer of any Loan Party or any of its ERISA Affiliates knows or has reason to know that a Plan is in “at risk” status within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA or (v) the occurrence of a Plan Termination Event.

“ERISA Plan” has the meaning set forth in Section 3.1.9(a).

“Event of Default” has the meaning set forth in Section 7.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.7(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Management Agreement” means (i) that certain Management Agreement, dated as of the Closing Date, between Borrower and Existing Manager, pursuant to which Existing Manager provides management and other services with respect to the Properties and (ii) the letter agreement dated as of the Closing Date among Existing Manager, CAH Manager, LLC and Colony American Homes, Inc.

“Existing Manager” means CAH Property Management, LLC, a Delaware limited liability company.

“Extended Maturity Date” has the meaning set forth in Section 2.8.

“Extension Option” has the meaning set forth in Section 2.8.

“Extension Term” has the meaning set forth in Section 2.8.

“Extraordinary Expense” has the meaning set forth in Section 6.6.4.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fitch” means Fitch, Inc.

“Fixture Filing” means, with respect to any jurisdiction in which any Property or Properties are located in which a separate, stand alone fixture filing is required or generally recorded or filed pursuant to the local law or custom (as reasonably determined by Lender), a Uniform Commercial Code financing statement (or other form of financing statement required in the jurisdiction in which the applicable Property or Properties are located) recorded or filed in the real estate records in which the applicable Property or Properties are located.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that (a) neither is subject to ERISA nor is a governmental plan within the meaning of Section 3(32) of ERISA and that is maintained, or contributed to, by a Loan Party or any of its ERISA Affiliates and (b) is mandated by a government other than the United States (other than a state within the United States or an instrumentality thereof) for employees of a Loan Party or any of its ERISA Affiliates.

“Fully Condemned Property” has the meaning set forth in Section 5.3(b).

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Government List” means (i) the Annex to EO13224, (ii) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/downloads/t11sdn.pdf or any successor website or webpage) and (iii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained by a Governmental Authority that Lender notifies Borrower in writing is now included in “Government List”.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“GPR” means, as of any date of determination, the sum of (i) the annualized in place Rents under bona fide Eligible Leases for the Properties as of such date and (ii) annualized market rents for Properties that are vacant as of such date.  For purposes of clause (ii) market rents shall be determined by a nationally recognized rental rate reporting service selected by Lender in its reasonable discretion; provided that Borrower may object to any such determination by delivering written notice to Lender within five (5) Business Days of any such determination and, in such event, the market rents so objected to shall be as determined by an independent broker opinion of market rent obtained by Lender at Borrower’s sole cost and expense.

“Gross Tenant Income” means, with respect to any Tenant, income earned before taxes and other deductions, including income from self-employment, rental property, alimony, child support, public assistance payments, and retirement benefits, as reported in the Tenant application process.

“Improvements” means the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on a Property.

“Indebtedness” means, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss and (vii) any other contractual obligation for the payment of money which is not settled within thirty (30) days of the incurrence of such obligation.

“Indemnified Liabilities” has the meaning set forth in Section 9.13(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent” means, when used with respect to any Person, a Person who:  (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

“Independent Accountant” means (i) a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender or (ii) such other certified public accountant(s) selected by Borrower, which is Independent and reasonably acceptable to Lender.

“Independent Director” means an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(a)a member, partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or Affiliates (other than as an Independent Director of Borrower or an Affiliate of Borrower that is not in the direct chain of ownership of

Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided  that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);

(b)a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);

(c)a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d)a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director of the Borrower, provided that the fees that such individual earns from serving as an Independent Director of Affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.  For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

“Individual Material Adverse Effect” means, in respect of a Property, any event or condition that has a material adverse effect on (i) the profitability, value, use, operation, leasing or marketability of such Property or results in any material liability to, claim against or obligation of Lender or any Loan Party or (ii) the enforceability, validity, perfection or priority of the lien of the Collateral Documents with respect to such Property.

“Initial Maturity Date” means the Payment Date occurring in July 2016, or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Initial Term” means the period from the Closing Date through the Initial Maturity Date.

“Insolvency Opinion” means that certain non-consolidation opinion letter dated the Closing Date delivered by Richards, Layton & Finger, P.A. in connection with the Loan.

“Insurance Funds” has the meaning set forth in Section 6.2.1.

“Insurance Premiums” has the meaning set forth in Section 5.1.1(d).

“Insurance Proceeds” has the meaning set forth in the definition of “Net Proceeds”.

“Insurance Subaccount” has the meaning set forth in Section 6.2.1.

“Interest Period” means, in connection with the calculation of interest accrued with respect to any specified Payment Date, including the Maturity Date, the period commencing on and including the fifteenth (15th) day of the prior calendar month and ending on and including the fourteenth (14th) day of the calendar month in which such Payment Date occurs; provided, however, the initial Interest Period shall be the period commencing on the Closing Date, and ending on and including July 14, 2014 and shall consist of 15 days.

“Interest Rate” means, with respect to each Interest Period and with respect to each Component of the Loan, an interest rate per annum equal to (i) for a LIBOR Loan, the sum of (a) LIBOR, determined as of the Determination Date immediately preceding the commencement of such Interest Period, plus (b) the Component Spread applicable to such Component (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate); and (ii) for a Prime Rate Loan, the sum of (a) the Prime Rate, plus (b) the Component Prime Rate Spread applicable to such Component (or, when applicable pursuant to this Agreement or any other Loan Document, the applicable Default Rate).

“Interest Rate Cap Agreement” means, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto) reasonably acceptable to Lender, between an Acceptable Counterparty and Borrower obtained by Borrower as and when required pursuant to Section 2.2.7.  After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement and such Replacement Interest Rate Cap Agreement shall be subject to all requirements applicable to the Interest Rate Cap Agreement.  The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following provisions:

(a)the notional amount of the Interest Rate Cap Agreement shall be equal to the Outstanding Principal Balance of the Loan;

(b)the remaining term of the Interest Rate Cap Agreement shall at all times extend through the end of the Interest Period in which the Maturity Date occurs as extended from time to time pursuant to this Agreement and the Loan Documents;

(c)the Interest Rate Cap Agreement shall be issued by the Acceptable Counterparty to Borrower and shall be pledged to Lender by Borrower in accordance with this Agreement;

(d)the Acceptable Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to the Cash Management Account (whether or not an Event of Default has occurred) from time to time equal to the product of (i) the notional amount of such Interest Rate Cap Agreement multiplied by (ii) the excess, if any, of LIBOR (including any upward rounding under the definition of LIBOR) over the Strike Price and shall provide that such payment shall be made on a monthly basis in each case not later than (after giving effect to and assuming the passage of any cure period afforded to such Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three Business Days) each Payment Date;

(e)the Acceptable Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(f)the Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects satisfactory in form and substance to Lender and shall satisfy applicable Rating Agency standards and requirements, including, without limitation, provisions satisfying Approved Rating Agencies standards, requirements and criteria (i) that incorporate customary tax “gross up” provisions, (ii) whereby the Counterparty agrees not to file or join in the filing of any petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, and (iii) that incorporate, if the Interest Rate Cap Agreement contemplates collateral posting by the Counterparty, a credit support annex setting forth the mechanics for collateral to be calculated and posted that are consistent with Rating Agency standards, requirements and criteria.

“Interest Shortfall” has the meaning set forth in Section 2.4.4(a)(ii).

“IRS” means the United States Internal Revenue Service.

“KBRA” means  Kroll Bond Rating Agency, Inc.

“Lease” means a bona fide written lease, sublease, letting, license, concession or other agreement pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease or other agreement entered into in connection with such lease, sublease or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the Tenant.

“Legal Requirements” means, with respect to each Property and the Properties as a whole, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, such Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” has the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“LIBOR” means, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded up to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date.  If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear.  If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender (or Servicer, on Lender’s behalf) shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000.  If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, Lender (or Servicer, on Lender’s behalf) shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000.  If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.

“LIBOR Loan” means the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Lien” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of any Collateral or any interest therein, or any direct interest in any Loan Party, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” means the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Note, each Management Agreement, the Sponsor Guaranty, the Equity Owner Guaranty, the Environmental Indemnity, each Interest Rate Cap Agreement, each Collateral Document, and all other agreements, instruments and documents delivered pursuant thereto or in connection therewith, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party” means Borrower, Equity Owner and each Borrower TRS (if any).

“Lockbox Agreement” means (i) the Lockbox Service Terms and Virtual Remit Lockbox Service Terms relating to the Rent Deposit Account as of the Closing Date or (ii) such other agreement or agreements providing for lockbox collection and remittance of Rents and other Collections between Borrower and the Rent Deposit Bank that are approved by Lender.

“Low Debt Yield Period” shall commence if, as of any Calculation Date, the Debt Yield is less than eighty-five percent (85%) of the Closing Date Debt Yield, and shall end if (i) the Properties have achieved, as of any two succeeding consecutive Calculation Dates, a Debt Yield of at least eighty-five percent (85%) of the Closing Date Debt Yield or (ii) immediately (without waiting for two succeeding consecutive Calculation Dates) upon the Borrower prepaying the principal amount of the Loan in an amount sufficient to cause the Debt Yield to be equal to or in excess of eighty-five (85%) of the Closing Date Debt Yield (a “Debt Yield Cure Prepayment”).

“London Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Major Contract” means (i) any management agreement relating to the Properties or the Loan Parties to which a Loan Party is a party, (ii) any agreement between any Loan Party and any Affiliate of any Relevant Party and (iii) any brokerage, leasing, cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) relating to the Properties, in each case involving payment or expense of more than One Million Dollars ($1,000,000) during any twelve (12) month period, unless cancelable on thirty (30) days or less notice without requiring payment of termination fees or payments of any kind (other than amounts that accrued prior to the termination date).

“Management Agreement” means the Existing Management Agreement or a Replacement Management Agreement pursuant to which a Qualified Manager is managing one or more of the Properties in accordance with the terms and provisions of this Agreement.

“Management Fee Cap” means, with respect to each calendar month, eight percent (8.0%) of gross Rents collected with respect to the Properties for such calendar month; provided, that for purposes of determining gross Rents collected, collections of Advance Rent shall be allocated to applicable calendar month set forth in the applicable Advance Rent Disbursement Schedule.

“Manager” means Existing Manager or, if the context requires, a Qualified Manager who is managing one or more of the Properties in accordance with the terms and provisions of this Agreement or pursuant to a Replacement Management Agreement.

“Margin Stock” has the meaning set forth in Section 3.1.20.

“Material Adverse Effect” means a material adverse effect on (a) the property, business, operations or financial condition of the Loan Parties taken as a whole, (b) the use, operation or value of the Properties, taken as a whole, (c) the ability of Borrower to repay the principal and interest of the Loan when due or to satisfy any of Borrower’s other obligations under the Loan Documents, or (d) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under any Loan Document.

“Maturity Date” means the Initial Maturity Date; provided that in the event of the exercise by Borrower of an Extension Option pursuant to Section 2.8, the Maturity Date shall be the applicable Extended Maturity Date; or such earlier date on which the final payment of principal of the Note becomes due and payable as herein or therein provided, whether at the Initial Maturity Date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Disbursement Amount” means $100,000.

“Monthly Budgeted Amount” has the meaning set forth in Section 4.3.2.

“Monthly Debt Service Payment Amount” means, for each Payment Date, an amount equal to the amount of interest which is then due on all the Components of the Loan in the aggregate for the Interest Period during which such Payment Date occurs.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a Mortgage or Deed of Trust or Deed to Secure Debt, as applicable, for each Property or for multiple Properties located within the same county or parish, dated as of the Closing Date (or, in connection with a Property which is a Substitute Property, dated as of the date of the substitution), executed and delivered by Borrower, constituting a Lien on the Improvements and the Property or Properties, as applicable, as Collateral for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Documents” means the Mortgages, the Collateral Assignments of Leases and Rents and, if any, the Fixture Filings.

“Multiemployer Plan” means a plan within the meaning of Section 414(f) of the Code or Section 3(37) of ERISA to which contributions are required to be made by any Loan Party or any of its ERISA Affiliates or to which any such entity has any liability.

“Net Assets” means, with respect to any Person, the difference between (i) such Person’s assets determined in accordance with GAAP, but excluding accumulated depreciation, and (ii) such Person’s liabilities determined in accordance with GAAP.

“Net Proceeds” means  (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.1.1 (a)(i) and (iii) as a result of damage to or destruction of a Property, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of an Award, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

“Net Proceeds Deficiency” has the meaning set forth in Section 5.4(d)(vi).

“Net Transfer Proceeds” means, with respect to the Transfer of any Property, the gross sales price for such Property (including any earnest money, down payment or similar deposit included in the total sales price paid by the purchaser), less Transfer Expenses.

“Non-Property Taxes” means all Taxes other than Property Taxes and Other Charges.

“Note” means that certain Promissory Note, dated the Closing Date, in the principal amount of Five Hundred Fifty Eight Million Five Hundred Thousand Dollars and No/100 ($558,500,000), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Obligations” means, collectively, Borrower’s obligations for the payment of the Debt and the performance by the Relevant Parties of the Other Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower.

“Operating Expenses” means, for any period, without duplication, all expenses actually paid or payable by Borrower during such period in connection with the administration, operation, management, maintenance, repair and use of the Properties, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP.  Operating Expenses specifically shall include, without duplication, (i) all operating expenses incurred in such period based on quarterly financial statements delivered to Lender in accordance with Section 4.3.1(a), (ii) cost of utilities, inventories, and fixed asset supplies consumed in the operation of the Properties (iii) management fees in an amount equal to the Management Fee Cap, (iv) costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (v) operational equipment and other lease payments to the extent constituting operating expenses under GAAP, (vi) Property Taxes and Other Charges, (vii) insurance premiums, (viii) Property maintenance expenses and (ix) leasing commissions, which shall not be expensed in accordance with GAAP but shall be expensed in the period when paid.  Notwithstanding the foregoing, Operating Expenses shall not include (A) depreciation or amortization, (B) income taxes or other charges in the nature of income taxes, (C) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of any Property or in connection with the recovery of Insurance Proceeds or Awards, (D) any loss that is covered by the Policies, including any portion of a loss that is subject to a deductible under the Policies, (E) Capital Expenditures, (F) Debt Service, (G) expenses incurred in connection with the acquisition, initial renovation and initial leasing of Properties and other activities undertaken prior to such initial lease that do not constitute recurring operating expenses to be paid by Borrower, including eviction of existing tenants, incentive payments to tenants and other similar expenses, (H) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant under a Lease, (I) any service that is required to be provided by Manager pursuant to the Management Agreement without compensation or reimbursement (other than the management fee set forth in the Management Agreement), (J) any expenses that relate to a Property from and after the release of such Property in accordance with Section 2.5, (K) bad debt expense with respect to Rents, (L) the value of any free rent or other concessions provided with respect to the Properties or (M) corporate overhead expenses incurred by Borrower’s Affiliates.

“Other Charges” means all homeowner’s association dues, fees and assessments, impositions other than Property Taxes, and any other charges levied or assessed or imposed against a Property or any part thereof other than Property Taxes.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Obligations” means (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of the Relevant Parties contained in any other Loan Document; and (c) the performance of each obligation of the Relevant Parties contained in any renewal, extension, amendment, restatement, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Other Receipts” for any period of determination, any actual receipts received by Borrower from sources other than Rents with respect to the Properties, to the extent they are properly included as operating income for such period in accordance with GAAP (including maintenance recovery fees but, for the avoidance of doubt, excluding income from the Transfer of any Property).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Principal Balance” means, as of any date, the outstanding principal balance of the Components of the Loan.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Patriot Act Offense” has the meaning set forth in Section 3.1.24(a).

“Payment Date” means the ninth (9th) day of each calendar month during the Term or, if such ninth day is not a Business Day, the immediately preceding Business Day; provided, that the first Payment Date shall be August 9, 2014.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Rating Agency Information” has the meaning set forth in Section 4.3.15.

“Permitted Indebtedness” has the meaning set forth in Section 4.2.2.

“Permitted Investments” means:

(a)obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(b)federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, (A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A2” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A1” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (C) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “Aa3” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), and (D) in the case of such investments with maturities of more than six months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated “Aaa” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(c)fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, (A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A2” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A1” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (C) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “Aa3” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), and (D) in the case of such investments with maturities of more than six months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated “Aaa” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(d)debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in its highest long-term unsecured rating category); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(e)commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days(A) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A2” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (B) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated Moody’s in the highest short term rating category) and the long term obligations of which are rated at least “A1” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), (C) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category ) and the long term obligations of which are rated at least “Aa3” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s), and (D) in the case of such investments with maturities of more than six months, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by Moody’s in the highest short term rating category) and the long term obligations of which are rated “Aaa” by Moody’s (or such lower rating for which Rating Agency Confirmation is received with respect to Moody’s); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(f)units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invested solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Approved Rating Agencies, rated by at least one Approved Rating Agency and otherwise acceptable to each other Approved Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(g)any other security, obligation or investment which has been specifically approved as a Permitted Investment in writing (i) by Lender and (ii) each Rating Agency, as confirmed by satisfaction of the Rating Agency Condition with respect to each Approved Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment and provided, further, that each investment described hereunder must have (x) a predetermined fixed amount of principal due at maturity (that cannot vary or change) and (y) an original maturity of not more than 365 days and a remaining maturity of not more than thirty (30) days.

“Permitted Liens” means, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policies for the Properties and, with respect to any Substitute Property, as Lender has approved in writing in Lender’s reasonable discretion, (iii) Liens, if any, for Non-Property Taxes or Property Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) Liens arising after the Closing Date for Non-Property Taxes, Property Taxes or Other Charges being contested in accordance with Section 4.1.3 or Section 4.4.5, (v) any workers’, mechanics’ or other similar Liens on a Property that are bonded or discharged within sixty (60) days after Borrower first receives written notice of such Lien, (vi) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting any Property and that would not reasonably be expected to and do not have an Individual Material Adverse Effect on the Property, (vii) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, (viii) rights of Tenants as Tenants only under Leases permitted hereunder and (ix) the Specified Liens.

“Permitted Transfers” has the meaning set forth in Section 4.2.17(d).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA that is established, maintained or contributed to by any Loan Party or any of its ERISA Affiliates (or as to which such entity has any liability) and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Plan Termination Event” means (i) any event described in Section 4043 of ERISA with respect to any Plan; (ii) the withdrawal of any Loan Party or any of its ERISA Affiliates from a Plan during a plan year in which such Loan Party or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on any Loan Party or any of its ERISA Affiliates under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution of proceedings by the PBGC to terminate a Plan or by any similar foreign governmental authority to terminate a Foreign Plan; (v) any event or condition which could reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the institution of proceedings by a foreign governmental authority to appoint a trustee to administer any Foreign Plan; or (vii) the partial or complete withdrawal of any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan or Foreign Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Policy” and “Policies” shall have the respective meanings set forth in Section 5.1.1(b).

“Prepayment Notice” means a prior written notice to Lender specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4.1, which date shall be no earlier than ten (10) days after the date of such Prepayment Notice and no later than ninety (90) days after the date of such Prepayment Notice.  A Prepayment Notice may be revoked in writing by Borrower, or may be modified in writing by Borrower to a new specified Business Day, in each case, on or prior to the proposed prepayment date set forth in such Prepayment Notice; provided that such new Business Day shall be no earlier than such proposed prepayment date.  If revoked (as opposed to modified), any new Prepayment Notice shall comply with the timeframes set forth above.  Borrower shall pay to Lender all out-of-pocket costs and expenses (if any) incurred by Lender in connection with Borrower’s permitted revocation or modification of any Prepayment Notice.

“Prime Rate” means the annual rate of interest publicly announced by JPMorgan Chase Bank, National Association, in New York, New York, as its base rate, as such rate shall change from time to time.  If JPMorgan Chase Bank, National Association, ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.”  If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” means the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Properties Schedule” means the data tape of Properties attached hereto as Schedule II, as updated on a monthly basis pursuant to Section 4.3.7.

“Property” means, individually, and “Properties” means, collectively, (i) the residential real properties described on the Properties Schedule as of the Closing Date and encumbered by the Mortgages and (ii) any residential real properties that are Substitute Properties; provided that if the Allocated Loan Amount for any Property has been reduced to zero and all interest and other Obligations related thereto that are required to be paid on or prior to the date when the Allocated Loan Amount for such Property is required to be repaid have been repaid in full, then such residential real property shall no longer be a Property hereunder.  The Properties include the Improvements now or hereafter erected or installed thereon and other personal property owned by Borrower located thereon, together with all rights pertaining to such real property, Improvements and personal property.

“Property Covenants” means those covenants set forth in Section 4.4 and the covenants contained in Section 2 of the Environmental Indemnity.

“Property Representations” means those representations and warranties set forth in Section 3.2 and Section 1 of the Environmental Indemnity.

“Property Taxes” means any real estate and personal property taxes, assessments, water charges, sewer rents, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto now or hereafter levied or assessed or imposed by a Governmental Authority against any Property, any Collateral, any part of either of the foregoing or Borrower.

“Provided Information” means any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Equity Owner and/or Manager.

“Public Vehicle” shall mean a Person whose securities are listed and traded on a national securities exchange and shall include a majority owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business.

“Qualified Manager” means (a) Existing Manager, (b) any Person that is under common Control with Existing Manager or Sponsor and/or (c) a reputable Person that has at least two (2) years’ experience in the management of at least two hundred and fifty (250) residential rental properties in each metropolitan statistical area in which the applicable Properties to be managed by such Person are located and is not the subject of a bankruptcy or similar proceeding; provided, that in the case of the foregoing subclause (c), Borrower shall have obtained a Rating Agency Confirmation in respect of the management of the Properties by such Person; and provided, further, that in the case of the foregoing subclause (b) and subclause (c), if such Person is an Affiliate of Borrower, Borrower shall have obtained an Additional Insolvency Opinion if such an opinion is requested by Lender.

“Qualified Release Property Default” has the meaning set forth in Section 2.5(b).

“Qualified Transferee” means (a) Sponsor or (b) any Person that (i) has Net Assets of not less than $300,000,000 (exclusive of such Person’s direct or indirect interest in the Properties and Borrower), (ii) has not been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding or any governmental or regulatory investigation which resulted in a final, nonappealable conviction for criminal activity involving moral turpitude, (iii) is (or is under common Control with a Person that is) regularly engaged in the management, ownership or operation of residential rental properties and (iv) with respect to the applicable Transfer (other than a Transfer contemplated by Section 4.2.17(d)(vi)) to such Person, Borrower shall have obtained a Rating Agency Confirmation.

“Rating Agency Confirmation” means a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities by such Approved Rating Agency immediately prior to the occurrence of the event with respect to which such Approved Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.  In the event that, at any given time, no Securities are then outstanding, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on its reasonable, good faith determination of whether the Approved Rating Agencies would issue a Rating Agency Confirmation if any such Securities were outstanding.

“Register” has the meaning set forth in Section 8.1.

“Release Amount” means, for a Property, the following applicable amount together with any other amounts specified in Section 2.4.4:

(a)in connection with the Transfer of a Property pursuant to Section 2.5 or any failure of a Property to qualify as an Eligible Property due to the occurrence of a Voluntary Action (such Properties, “Release Premium Properties”), (i) 105% of the Allocated Loan Amount for such Property if the sum of the initial Allocated Loan Amounts of all Release Premium Properties, including such Property, is less than $55,850,000, (ii) 110% of the Allocated Loan Amount for such Property if the sum of the initial Allocated Loan Amounts of all Release Premium Properties, including such Property, is equal to or greater than $55,850,000  but less than $83,775,000, (iii) 115% of the Allocated Loan Amount for such Property if the sum of the initial Allocated Loan Amounts of all Release Premium Properties, including such Property, is equal to or greater than $83,775,000 but less than $111,700,000, and (iv) 120% of the Allocated Loan Amount for such Property if the sum of the initial Allocated Loan Amounts of all Release Premium Properties, including such Property, is equal to or greater than $111,700,000;

(b)in connection with any failure of a Property to qualify as an Eligible Property, other than due to the occurrence of a Voluntary Action, that is not cured within the applicable Cure Period, an amount equal to 100% of the Allocated Loan Amount for such Property; and

(c)in connection with any Condemnation or Casualty of any Property for which prepayment of the Release Amount is required pursuant to Section 5.3 or Section 5.4, 100% of the Allocated Loan Amount for such Property;

provided, that if the Net Transfer Proceeds from any single Transfer of Release Premium Properties is equal to or greater than $10 million, then notwithstanding the foregoing clause (a), the Release Amount for such Release Premium Properties shall be 120% of the Allocated Loan Amounts for such Release Premium Properties.

“Release Premium Properties” has the meanings set forth in the definition of “Release Amount”.

“Release Property” has the meaning set forth in Section 2.5.

“Relevant Party” means each Loan Party and Sponsor (and, collectively “Relevant Parties”).

“REMIC Trust” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Renovation Standards” means the maintenance, repairs, improvements and installations that are necessary (i) for a Property to conform to applicable material Legal Requirements and not deviate materially from local rental market standards for the area in which such Property is located and (ii)  for a Property to conform to Requirements for Existing Housing One to Four Family Units (4905.1) or Minimum Property Standard for One and Two Family Dwellings (200.926) as applicable, as published by the U.S. Department of Housing and Urban Development.

“Rent Deposit Account” has the meaning set forth in Section 2.6.1(a).

“Rent Deposit Bank” has the meaning set forth in Section 2.6.1(a).

“Rent Refund” means, with respect to any Tenant in default under any applicable Lease, any payment of Rent (in whole or in part) delivered by such Tenant directly to the Rent Deposit Account, to the extent Borrower reasonably determines the return of the same is necessary in order to preserve Borrower’s enforcement remedies under the applicable Lease.

“Rent Refund Monthly Disbursement Amount” means the amount of Rent Refunds made by Borrower with respect to Rents that were deposited into and not withdrawn from the Rent Deposit Account during the calendar month preceding the applicable Payment Date, as set forth in a written notice from Borrower to Lender.

“Rents” means, with respect to each Property, all rents and rent equivalents (including for forfeited security deposits allocated to rent) and any fees, payments or other compensation from any Tenant.

“Repayment Date” means the date of a prepayment of the Loan pursuant to the provisions of Section 2.4.

“Replacement Interest Rate Cap Agreement” means, collectively, one or more interest rate protection agreements, acceptable to Lender, from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement except that the same shall be effective as of the date required in Section 2.2.7(c), except that in connection with Borrower’s exercise of an Extension Option, the same shall be effective as of the date required in Section 2.8; provided, that to the extent any such interest rate protection agreements do not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate protection agreements approved in writing by the Approved Rating Agencies with respect thereto.

“Replacement Management Agreement” means, collectively, (a) either (i) a management agreement with a Qualified Manager, substantially in the same form and substance as the Existing Management Agreement (provided that the document referred to in clause (ii) of the definition of “Existing Management Agreement” shall not be required for any Qualified Manager that is not an Affiliate of the Existing Manager), (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, that with respect to this clause (ii), (x) if such management agreement provides for the payment of management fees at a rate that is in excess of the rate provided for under the Existing Management Agreement, then Borrower shall have obtained a Rating Agency Confirmation with respect to such increase in management fees and (y) otherwise Lender, at its option, may require that Borrower obtain a Rating Agency Confirmation with respect to such management agreement or (iii) a management agreement with a Manager approved by Lender in accordance with Section 4.1.19(b)(y) and satisfying the conditions set forth in clauses (x) and (y) above, and (b) an assignment of management agreement and subordination of management fees substantially in the form of the Assignment of Management Agreement dated as of the Closing Date (or such other form and substance reasonably acceptable to Lender and the Qualified Manager).

“Reportable Event” has the meaning set forth in Section 4043 of ERISA.

“Request for Release” means a request for release of a Property in connection with any Transfer of a Property, substantially in the form attached hereto as Exhibit D.

“Reserve Funds” means, collectively, all funds deposited by Borrower with Lender or Cash Management Account Bank pursuant to Article 6, including, but not limited to, the Capital Expenditure Funds, the Insurance Funds, the Tax Funds, the Casualty and Condemnation Funds, the Cash Collateral Funds, the Eligibility Funds and the Advance Rent Funds.

“Reserve Release Date” means any Business Day as requested by Borrower pursuant to a Reserve Release Request; provided, that there shall be no more than one Reserve Release Date in any calendar month.

“Reserve Release Request” means any written request by Borrower for a release of Reserves Funds made in accordance with Article 6.

“Responsible Officer” means, as to any Person, the chief executive officer or president or, with respect to financial matters, the chief financial officer or treasurer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer means any officer authorized to act on such officer’s behalf as demonstrated by a certified resolution.

“Restoration” means the repair and restoration of any Property after a Casualty as nearly as possible to the condition such Property was in immediately prior to such Casualty, with such material alterations as may be approved by Lender, such approval not to be unreasonably withheld, delayed or conditioned.

“Restricted Junior Payment” means, with respect to any Person, (i) any dividend or other distribution of any nature (cash, securities, assets, Indebtedness or otherwise) and any payment, by virtue of redemption, retirement or otherwise, on any class of Equity Interests or subordinate Indebtedness issued by such Person, whether such Equity Interests are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests or subordinate Indebtedness of such Person now or hereafter outstanding, or (iii) any payment of management or similar fees by such Person (other than payment of management fees under any Management Agreement to the extent expressly permitted by this Agreement).

“Restricted Party” means, collectively, each Borrower TRS, Borrower, Equity Owner, and any other direct or indirect equity holder in a Borrower TRS, Borrower or Equity Owner up to, but not including, the first direct or indirect equity holder that has substantial assets other than the Properties and the other Collateral.

“Review Waiver” has the meaning set forth in Section 9.2(b).

“S&P” means Standard & Poor’s Ratings Services.

“Securities” has the meaning set forth in Section 8.1.1(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization” has the meaning set forth in Section 8.1.1(a).

“Security Deposit Account” has the meaning set forth in Section 4.1.17(a).

“Servicer” has the meaning set forth in Section 8.3.

“Servicing Agreement” has the meaning set forth in Section 8.3.

“Severed Loan Documents” has the meaning set forth in Section 7.2(c).

“Solvent” means, with respect to any Person or any consolidated group, on any date of determination, that on such date (i) the fair saleable value of such Person’s or consolidated group’s assets exceeds its total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities, (ii) the fair saleable value of such Person’s or consolidated group’s assets exceeds its probable liabilities, as applicable, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, (iii) such Person’s or consolidated group’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted and (iv) such Person or consolidated group does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations).

“Special Purpose Entity” means a limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from Lender, or, while the Loan is securitized, a Rating Agency Confirmation from each of the Approved Rating Agencies, and an Additional Insolvency Opinion, in each case:

(i)    is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring, renovating, rehabilitating, owning, holding, marketing, selling, leasing, transferring, managing and operating the Properties, entering into and performing its obligations under the Loan Documents to which it is a party, refinancing the Properties in connection with a permitted repayment of the Loan, acting as the sole member of any Borrower TRS and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (B) in the case of Equity Owner, acting as the sole member of Borrower and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing or (C) in the case of a Borrower TRS, marketing and selling Properties and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii)    has not engaged and shall not engage in any business unrelated to (A) in the case of Borrower, the acquisition, renovation, ownership, holding, marketing, sale, leasing, transfer, management, operation or financing of the Properties, (B) in the case of Equity Owner, acting as the sole member of Borrower or (C) in the case of a Borrower TRS, marketing and selling Properties;

(iii)    has not owned and shall not own any real property other than the Properties;

(iv)    does not have, shall not have and at no time had any assets other than (A) in the case of Borrower, the Properties and personal property necessary or incidental to its ownership and operation of the Properties, (B) in the case of Equity Owner, its membership interest in Borrower and personal property necessary or incidental to its ownership of such interest or (C) in the case of a Borrower TRS, Properties and personal property necessary or incidental to its marketing and sale of Properties;

(v)    shall not cause, consent to or permit any amendment of its certificate of formation or its limited liability company agreement with respect to the matters set forth in this definition;

(vi)    with respect to each of Borrower, Equity Owner and each Borrower TRS, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company, (C) shall not take any of the following actions and shall not cause or permit the members or managers of such entity to take any of the following actions, either with respect to itself or, with respect to any subsidiary of it that is a Loan Party, in each case unless two (2) Independent Directors then serving as managers of the company shall have participated consented in writing to such action (each, a “Material Action”): (1) filing or consenting to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (2) seeking or consenting to the appointment of a receiver, liquidator or any similar official of any Loan Party or a substantial part of its business, (3)  making an assignment for the benefit of creditors by any Loan Party, (4) admitting in writing its inability to pay debts generally as they become due, (5) declaring or effectuating a moratorium on the payment of any obligations of any Loan Party, or (6) taking any action in furtherance of the foregoing, provided, for purposes of clauses (4) and (6), the following shall not constitute a Material Action: (x) admissions or statements which are compelled and required by law and which are true and correct, or (y) admissions or statements in writing to Lender or any servicer of the Loan, or in connection with any audit opinion or “going concern” qualification in its audited financial statements, that (I) Borrower cannot pay its Operating Expenses, (II) Borrower cannot pay debt service on the Loan, or (III) Borrower cannot repay or refinance the Loan on the Maturity Date and (D) under the terms of its limited liability company agreement, immediately prior to the withdrawal or dissolution of the last remaining member of the company, each of the persons acting as Independent Director of such entity shall, without any action of any Person, automatically be admitted as members of the limited liability company (“Special Members”) and shall pursue and continue the existence of the limited liability company without dissolution and such Special Members may not resign as such until (i) a successor Special Member has been admitted to the limited liability company as a Special Member and (ii) such successor Special Member has also accepted its appointment as an Independent Director;

(vii)    has and shall have a limited liability agreement that provides that, to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, the Independent Directors of a Loan Party shall not be liable to such Loan Party, its equity holders or any other Person bound by its limited liability agreement for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct;

(viii)    has and shall have a limited liability agreement that provides that such entity shall not (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets; or (C) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender;

(ix)    has at all times been and shall intend at all times to remain solvent and has paid and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, that the foregoing shall not require any direct or indirect member of any Loan Party to make any additional capital contributions to such Loan Party;

(x)    has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xi)    has maintained and shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns;

(xii)    has maintained and shall maintain its own records, books, resolutions and agreements;

(xiii)    has not commingled and, except as contemplated by this Agreement, shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person; provided; that a Borrower TRS may commingle its assets with those of Borrower and may participate in Borrower’s cash management system;

(xiv)    has held and shall hold its assets in its own name; provided; that a Borrower TRS may hold assets in Borrower’s name;

(xv)    has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xvi)    (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(xvii)    has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xviii)    has observed and shall observe all limited liability company formalities;

(xix)    has not incurred and shall not incur any Indebtedness other than other than, (i) with respect to Borrower or a Borrower TRS, Permitted Indebtedness, and (ii) with respect to Equity Owner, Equity Owner Permitted Indebtedness;

(xx)    has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other

Person or has not pledged and shall not pledge its assets to secure the obligations of any other Person, in each case except as permitted or contemplated by the Loan Documents;

(xxi)    has not acquired and shall not acquire obligations or securities of its members or any Affiliate; provided, that Equity Owner shall be the sole member of Borrower and Borrower may organize a Borrower TRS as contemplated hereby;

(xxii)    has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxiii)    has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxiv)    has not pledged and shall not pledge its assets to secure the obligations of any other Person, except to Lender to secure the Loan;

(xxv)    has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person;

(xxvi)    has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxvii)    has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and Permitted Investments);

(xxviii)    has not identified and shall not identify its members or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxix)    other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its members except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxx)    has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxi)    has not had and shall not have any of its obligations guaranteed by any Affiliate, except as provided by the Loan Documents;

(xxxii)    has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except as contemplated by the Loan Documents;

(xxxiii)    has complied and shall comply with all of the terms and provisions contained in its organizational documents;

(xxxiv)    has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion, or if applicable, any Additional Insolvency Opinion, are true and correct in all material respects; and

(xxxv)    has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts, except Manager pursuant to a Management Agreement entered into in accordance with this Agreement.

“Specified Liens” means the Liens described on Schedule VII affecting one or more of the Properties as of the Closing Date, provided that all such Liens on the affected Properties are affirmatively covered by the Title Insurance Policies.

“Sponsor” means CSFR ColFin American Investors, LLC, a Delaware limited liability company.

“Sponsor Financial Covenant” means the requirement that Sponsor or any Qualified Transferee that executes and delivers a replacement guaranty pursuant to Section 4.2.17(e) maintain Net Assets of not less than $150,000,000 (exclusive of Sponsor’s or such Qualified Transferee’s indirect interest in Borrower).

“Sponsor Guaranty” means that certain Sponsor Guaranty, dated as of the Closing Date, executed by Sponsor in favor of Lender.

“Sponsor Parent Entity” means any Person that owns, directly or indirectly, a majority of the legal and beneficial interests in and Controls Sponsor.

“Sponsor Public Listing” means the listing of the direct or indirect legal or beneficial interests of Sponsor (or (i) any direct or indirect wholly owned subsidiary of Sponsor or (ii) any Sponsor Parent Entity) on the New York Stock Exchange or another nationally recognized securities exchange.

“Spread Maintenance Date” means the Payment Date occurring in May 2016.

“Spread Maintenance Premium” means, with respect to any prepayment of principal (or acceleration of the Loan) prior to the Spread Maintenance Date (other than payments made pursuant to Section 2.4.2(a) (except where such prepayment arises as a result of a Voluntary Action) or Section 2.4.2(c)), and with respect to each Component, an amount equal to the product of the following: (i) the amount of such prepayment (or the amount of principal so accelerated) allocable to such Component, multiplied by (ii) the Component Spread applicable to such Component, multiplied by (iii) a fraction (expressed as a percentage) having a numerator equal to the number of months difference between the Spread Maintenance Date and the date such prepayment occurs (or the next succeeding Payment Date through which interest has been paid by Borrower) and a denominator equal to twelve (12).  The total Spread Maintenance Premium shall be the sum of the Spread Maintenance Premium for each of the Components.  All Spread Maintenance Premium payments hereunder shall be deemed to be earned by Lender upon the funding of the Loan.

“State” means, with respect to a Property, the State or Commonwealth in which such Property or any part thereof is located.

“Strike Price” means (a) as to any Interest Rate Cap Agreement during the Initial Term, 2.95501% per annum, and (b) as to any Replacement Interest Rate Cap Agreement obtained in connection with the exercise of any Extension Option, a rate per annum equal to the interest rate at which the Debt Service Coverage Ratio as of the Calculation Date immediately preceding the commencement of the applicable Extension Term is not less than 1.20:1.00.

“Subaccounts” has the meaning set forth in Section 2.6.2(e).

“Substitute Mortgage Documents” has the meaning set forth in Section 2.4.2(a)(x).

“Substitute Property” and “Substitute Properties” shall have the respective meanings set forth in Section 2.4.2(a).

“Succeeding Interest Period” has the meaning set forth in Section 2.4.4(a)(ii).

“Tax Funds” has the meaning set forth in Section 6.1.1.

“Tax Subaccount” has the meaning set forth in Section 6.1.1.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of a Property.

“Term” means the entire term of this Agreement, which shall expire upon repayment in full of the Debt.

“Title Insurance Owner’s Policy” means, with respect to each Property, an ALTA owner title insurance policy issued by a title insurance company reasonably acceptable to Lender in a form reasonably acceptable to Lender (or, if a Property is in a state which does not permit the issuance of such ALTA policy, such form as shall be permitted in such state and determined that is reasonably acceptable to Lender) issued with respect to such Property and insuring the legal title to such Property.

“Title Insurance Policy” means, with respect to each Property or multiple Properties encumbered by the same Mortgage, an ALTA mortgagee title insurance policy issued by a title insurance company reasonably acceptable to Lender containing such endorsements as Lender may reasonably require (to the extent available in the state where the Property or the Properties, as applicable, are located) in a form reasonably acceptable to Lender (or, if such Property or the Properties, as applicable, are located in a state which does not permit the issuance of such ALTA policy, such form as shall be permitted in such state and determined that is reasonably acceptable to Lender) issued with respect to such Property or Properties, as applicable, and insuring the Lien of the Mortgage Documents encumbering such Property or Properties, as applicable (subject to Permitted Liens).

“Transfer” has the meaning set forth in Section 4.2.17(b).

“Transfer Date” means the date upon which a Transfer of a Property is consummated.

“Transfer Expenses” means, with respect to the Transfer of any Property, the reasonable expenses of Borrower incurred in connection therewith not to exceed 6.0% of all gross amounts realized with respect thereto, for any of the following:  (i) third party real estate commissions, (ii) the closing costs of the purchaser of such Property actually paid by Borrower and (iii) Borrower’s miscellaneous closings costs, including, but not limited to title, escrow and appraisal costs and expenses.

“Trust Fund Expenses” means (a) any interest payable to the Servicer, or any special servicer, trustee, operating advisor, custodian, or certificate administrator in connection with the Loan or the Properties pursuant to the Servicing Agreement in respect of advances made by any of the foregoing; provided, however, that Borrower shall only be obligated to pay any amounts described in this clause (a) if and to the extent such interest exceeds the sum of the Default Rate interest and late payment charges payable pursuant to Section 2.3.4 in respect of the event giving rise to the related advances; (b) all special servicing fees, work-out, liquidation fees and other fees payable to any special servicer under the Servicing Agreement (i) after the Loan is transferred to the special servicer as a result of (A) the occurrence of an Event of Default or (B) an acknowledgement by Borrower in writing that the Loan is likely to go into default, or (ii) in connection with any Borrower requested or consensual work-out or modification of the Loan; (c) the regularly monthly fee of the certificate administrator (capped at $5,383 per month) and the trustee (capped at $417 per month) under the Servicing Agreement, (d) the fees and expenses of Midland Loan Services as Servicer as set forth in Schedule VI and (e) except for the regular monthly fees payable to the master servicer and any operating advisor, any other cost, fee or expense of the Servicer, any special servicer, the trustee, the operating advisor and any certificate administrator under the Servicing Agreement (i) after the Loan is transferred to the special servicer as a result of (A) the occurrence of an Event of Default or (B) an acknowledgement by Borrower in writing that the Loan is likely to go into default, (ii) the occurrence of an Event of Default under clauses (i), (ii) or (iii) of Section 7.1 or (iii) in connection with any Borrower requested or consensual work out or modification of the Loan or any other special waiver or approval requests made by Borrower or Equity Owner during the term of the Loan (in each case including, but not limited to, (1) any costs and expenses in connection with Broker Price Opinions and, where Broker Price Opinions are not sufficient in accordance customary mortgage servicing standards, appraisals of the Properties or the Equity Interests in Borrower (or any

updates to Broker Price Opinions or such appraisals) conducted by or on behalf of the Servicer and/or special servicer, (2) property inspections conducted by or on behalf of the Servicer and/or special servicer, (3) lien searches conducted by or on behalf of the Servicer and/or special servicer, (4) any reimbursements to the trustee, the Servicer, the special servicer, the operating advisor, any certificate administrator thereunder and related Persons of each of the foregoing, or the trust fund, pursuant to the Servicing Agreement, (5) any indemnification to Persons entitled thereto under the Servicing Agreement, (6) any litigation expenses arising from an Event of Default and (7) the cost of Rating Agency Confirmations and/or opinions of counsel, if any, required to be obtained pursuant to the Servicing Agreement in connection with servicing or administering the Loan or the Properties and administration of the trust fund).

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which the Cash Management Account is located, as the case may be.

“Underwritten Capital Expenditures” means, as of any date of determination, for the twelve (12) month period ending on such date, the product of (i) the number of Properties multiplied by (ii) $600.

“Underwritten Net Cash Flow” means, as of any date of determination, the excess of: (a) for the twelve (12) month period ending on such date, the sum of (i) the lesser of (x) GPR multiplied by 92.4%, and (y) Actual Rent Collections, and (ii) Other Receipts; over (b) for the twelve (12) month period ending on such date, the sum of (i) Operating Expenses, adjusted to reflect exclusion of amounts representing non-recurring expenses, (ii) Underwritten Capital Expenditures and (iii) Concessions.  For purposes of the foregoing calculations, for each of the first four Calculation Dates after the Closing Date, Operating Expenses, Concessions, Actual Rent Collections and Other Receipts with respect to the Properties for the period from the Closing Date to and including each such Calculation Date shall be annualized to determine the twelve (12) month Operating Expenses, Concessions, Actual Rent Collections and Other Receipts with respect to the Properties.

Notwithstanding the foregoing, Underwritten Net Cash Flow shall not include (a) any Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds and only to the extent allocable to the applicable reporting period), (b) any proceeds resulting from the Transfer of all or any portion of any Property, including any Award, (c)  any item of income otherwise included in Underwritten Net Cash Flow but paid directly by any Tenant to a Person other than Borrower as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause “(H)” of the definition thereof, (d) security deposits received from Tenants until forfeited or applied and (e) any lease buy-out or surrender payment from any Tenant.

Notwithstanding anything herein to the contrary, the Underwritten Net Cash Flow of any Property that is a Disqualified Property shall be zero for all purposes of this Agreement unless Borrower makes a deposit of Eligibility Funds into the Eligibility Reserves Subaccount in an amount equal to 100% of the Allocated Loan Amount for such Property.

“United States” means the United States of America.

“Unrestricted Cash” means any cash or Permitted Investments not held in the Cash Management Account, any Subaccount, the Rent Deposit Account or any Security Deposit Account or required to be deposited therein pursuant to this Agreement; provided, that funds held in Borrower’s Operating Account that were distributed to Borrower for Operating Expenses set forth in a Monthly Budgeted Amount or for Approved Extraordinary Expenses pursuant to Section 2.6.3(j)(ii) and which have not been expended therefor are not Unrestricted Cash.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.7(e)(i)(B)(3).

“Voluntary Action” means, in respect of any Property, a voluntary action or omission by any Loan Party or an action or omission by any third party authorized by a Loan Party that, in each case, such Loan Party intends to result in (i) an imposition of a Lien (other than a Permitted Lien) on such Property or (ii) a Transfer of such Property in violation of this Agreement.

Section 1.2Principles of Construction.  All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

Article II - GENERAL TERMS

Section 2.1Loan Commitment; Disbursement to Borrower.

2.1.1Agreement to Lend and Borrow.  Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2Components of the Loan.  For purposes of the computation of the interest accrued on the Loan from time to time and certain other computations set forth herein, the Loan shall be divided into multiple components designated as “Component A”, “Component B”, “Component C”, “Component D”, “Component E”, and “Component F”.  The following table sets forth the initial principal amount of each such Component.

Component	Initial Principal Amount
Component A	$291,177,000
Component B	$62,100,000
Component C	$50,901,000
Component D	$47,810,000
Component E	$85,012,000
Component F	$21,500,000

2.1.3Single Disbursement to Borrower.  Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.  Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.4The Note, Mortgages and Loan Documents.  The Loan shall be evidenced by the Note and secured by the Mortgages and the other Loan Documents.

2.1.5Use of Proceeds.  Borrower shall use proceeds of the Loan to (i) make initial deposits of the Reserve Funds, (ii) make distributions to Equity Owner, (iii) pay costs and expenses incurred in connection with the closing of the Loan and the related Securitization, and (iv) to the extent any proceeds remain after satisfying clauses (i) through (iii) above, for such lawful purpose as Borrower shall designate.

Section 2.2Interest Rate.

2.2.1Interest Rate. Each Component of the Loan shall accrue interest throughout the Term at the Interest Rate applicable to such Component during each Interest Period.  The total interest accrued under the Loan shall be the sum of the interest accrued on the outstanding balance of each of the Components.  Borrower shall pay to Lender on each Payment Date the interest accrued or to be accrued on the Loan for the related Interest Period.

2.2.2Interest Calculation.  Interest on the Loan and other Obligations shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance or the amount of such other Obligations, as applicable.  The accrual period for calculating interest due on each Payment Date shall be the Interest Period in which such Payment Date occurs.

2.2.3Determination of Interest Rate.

(a)Subject to the terms and conditions of this Section 2.2.3, the Loan shall be a LIBOR Loan.  In the event that Lender shall have reasonably determined that by reason of circumstances affecting the interbank Eurodollar market LIBOR cannot be determined as provided in the definition of LIBOR as set forth herein, then Lender shall forthwith give notice thereof by telephone of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the Determination Date.  If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Prime Rate Loan bearing interest based on the Prime Rate in effect on the related Determination Date.

(b)If, pursuant to the terms of Section 2.2.3(a), the Loan has been converted to a Prime Rate Loan but thereafter LIBOR can again be determined as provided in the definition of LIBOR as set forth herein, Lender may give notice thereof to Borrower and convert the Prime Rate Loan back to a LIBOR Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), one (1) Business Day prior to the next succeeding Determination Date. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a LIBOR Loan bearing interest based on LIBOR in effect on the related Determination Date.  Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a LIBOR Loan to a Prime Rate Loan.

(c)If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law.  Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs reasonably incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder.  Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(d)In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i)    shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii)    shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

(iii)    shall hereafter subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv)    shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion.  If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(d),

Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount.  A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error.  Subject to Section 2.7, this Section 2.2.3(d) shall survive payment of the Debt and the satisfaction of all other Obligations.

(e)Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion pursuant to the terms hereof of the LIBOR Loan to the Prime Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence.  This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4Additional Costs.  Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender (including the effect on any Securitization) as determined by Lender in its reasonable discretion.

2.2.5Default Rate.  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance of the Components and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such payment was due or, if later, such Default shall have occurred, without regard to any grace or cure periods contained herein.  Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect, to the extent not prohibited by applicable law.

2.2.6Usury Savings.  This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7Interest Rate Cap Agreement.

(a)Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price.  The Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall, by its terms or via the Collateral Assignment of Interest Rate Cap Agreement described below, direct such Acceptable Counterparty to deposit directly into the Cash Management Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if any Property is transferred by judicial or non‑judicial foreclosure or deed-in-lieu thereof, (iv) shall be for a period through the end of the Interest Period ending immediately following the Maturity Date and (v) shall at all times have a notional amount equal to or greater than the principal balance of the Loan and shall at all times provide for the applicable Strike Price.  Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement (the “Collateral Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Cash Management Account) and shall notify the Acceptable Counterparty of such assignment.

(b)Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement.  All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower shall be deposited immediately into the Cash Management Account or into such account as specified by Lender.  Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c)In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty by any Approved Rating Agency such that it ceases to qualify as an Acceptable Counterparty, unless the Counterparty shall have posted collateral on terms acceptable to each Approved Rating Agency, Borrower shall replace the Interest Rate Cap

Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification.  In the event that the Counterparty is downgraded (i) below BBB+ by S&P (or, if such counterparty was an Acceptable Counterparty based on its short-term rating by S&P, below “A-2” by S&P) or (ii) below “Baa1” by Moody’s, a Replacement Interest Rate Cap Agreement shall be required regardless of the posting of collateral.

(d)In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in‑house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that (a “Counterparty Opinion”):

(i)    the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii)    the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by‑laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)    all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any Governmental Authority is required for such execution, delivery or performance; and

(iv)    the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.3Loan Payment.

2.3.1Monthly Debt Service Payments.  Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the Outstanding Principal Balance of the Components from the Closing Date up to and including July 14, 2014, which interest shall be calculated in accordance with the provisions of Section 2.2 and (b) on the Payment Date occurring on August 9, 2014, and on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender equal to the Monthly Debt Service Payment Amount.  Borrower shall also pay to Lender on the Closing Date all amounts required in respect of Reserve Funds as set forth in Article 6 and an amount equal to the sum of the initial monthly certificate administrator fee and the initial monthly trustee fee.

2.3.2Payments Generally.  The first Interest Period hereunder shall commence on and include the Closing Date and shall end on and include July 14, 2014.  Thereafter during the term of the Loan, each Interest Period shall commence on the fifteenth (15th) day of the calendar month preceding the calendar month in which the related Payment Date occurs and shall end on and include the fourteenth (14th) day of the calendar month in which the related Payment Date occurs.  For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Interest Period.  All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3Payment on Maturity Date.  Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage Documents and the other Loan Documents.

2.3.4Late Payment Charge.  If any principal, interest or any other sums due under the Loan Documents (including the amounts due on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.5Method and Place of Payment.  Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 a.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4Prepayments.

2.4.1Voluntary Prepayments.  Provided that Borrower shall timely deliver to Lender a Prepayment Notice, Borrower may prepay all or any portion of the Outstanding Principal Balance and any other amounts outstanding under the Note, this Agreement, the Mortgage Documents and any of the other Loan Documents, on any Business Day, provided that Borrower shall comply with the provisions of and pay to Lender the amounts set forth in Section 2.4.4.  Each such prepayment shall be in a minimum principal amount equal to $1,000,000 and in integral multiples of $100,000 in excess thereof and shall be made and applied in the manner set forth in Section 2.4.4.

2.4.2Mandatory Prepayments.

(a)Disqualified Properties.  If at any time any Property shall become a Disqualified Property, Borrower shall, no later than the close of business on the fifth (5th) Business Day following the last day of the applicable Cure Period, give notice thereof to Lender and prepay the Debt in the applicable Release Amount with respect to such Property.  After the prepayment of the Debt by the Release Amount with respect to a Disqualified Property as provided above, Lender shall release the Disqualified Property from the applicable Mortgage Documents and related Lien, provided, that (x) Borrower has delivered to Lender a draft release (and, in the event the Mortgage and the Collateral Assignment of Leases and Rents applicable to the Disqualified Property encumbers other Property(ies) in addition to the Disqualified Property, such release shall be a partial release that relates only to the Disqualified Property and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such Disqualified Property is located and shall contain standard provisions protecting the rights of Lender and (y) Borrower shall pay all costs, taxes and expenses associated with such release (including, without limitation, cost to file and record the release and Lender’s reasonable attorneys’ fees).  Notwithstanding the foregoing, in lieu of such prepayment, Borrower may either (1) deposit an amount equal to 100% of the Allocated Loan Amount for such Disqualified Property in the Eligibility Reserve Subaccount in accordance with and subject to Section 6.5 or (2) substitute a Disqualified Property or a portfolio of Disqualified Properties (each, an “Affected Property” and collectively, the “Affected Properties”) with a substitute Eligible Property or a portfolio of Eligible Properties (each, a “Substitute Property” and collectively, the “Substitute Properties”) provided that, in the case of a proposed substitution, the following conditions are satisfied:

(i)    each substitute Eligible Property shall be a single family residential real property, but excluding housing cooperatives and manufactured housing;

(ii)    no Event of Default shall have occurred and be continuing except as related to, and cured by the removal of, any Affected Property;

(iii)    Lender shall have obtained, at Borrower’s sole cost and expense, a Broker Price Opinion for each Substitute Property, and based on such Broker Price Opinion(s), the Substitute Property or Substitute Properties shall have the same or greater BPO Value as the greater of (x) the BPO Value of the Affected Property (or portfolio of Affected Properties being substituted) as of the Closing Date and (y) the BPO Value of the

Affected Property (or portfolio of Affected Properties being substituted) at the time of substitution;

(iv)    Borrower shall deliver to Lender an Officer’s Certificate stating that each Substitute Property satisfies each of the Property Representations and is in compliance with each of the Property Covenants on the date of the substitution after giving effect to the substitution;

(v)    the Eligible Lease for each Substitute Property shall have a remaining contractual term at least as long as the remaining term of the Lease for the Affected Property (without giving effect to any extension option in such Lease);

(vi)    the in place Rents under the Lease(s) for the Substitute Property or Substitute Properties shall be equal to or greater than the greater of (A) the in place Rents under the Lease(s) for the Affected Property (or portfolio of Affected Properties being substituted) measured as of the time of substitution and (B) the in place Rents under the Lease(s) for the Affected Property (or portfolio of Affected Properties being substituted) measured as of the Closing Date;

(vii)    simultaneously with the substitution, Borrower shall convey all of Borrower’s right, title and interest in, to and under the Affected Property (or portfolio of Affected Properties being substituted) to a Person other than a Loan Party and Borrower shall deliver to Lender a copy of the deed conveying all or Borrower’s right, title and interest in the Affected Property (or portfolio of Affected Properties being substituted);

(viii)    Borrower shall deliver on or prior to the date of substitution evidence satisfactory to Lender that each Substitute Property is insured pursuant to Policies meeting the requirements of Article 5;

(ix)    Borrower shall deliver to Lender the deed, Title Insurance Owner’s Policy and the Lease with respect to each Substitute Property;

(x)    Borrower shall have executed and delivered to Lender, the Mortgage Documents with respect to each Substitute Property, which shall be in substantially the same form as the Mortgage, Collateral Assignment of Leases and Rents and Fixture Filing, if applicable, executed and/or delivered on the Closing Date with such changes as may be necessitated or appropriate (as reasonably determined by Lender) for the jurisdiction in which the Substitute Property is located, and which may, in Lender’s reasonable discretion, be Mortgage Documents with respect to only such Substitute Property (and in the event the Substitute Property is located in the same county or parish in which one or more other Properties (other than the Affected Property) is located, such Mortgage and Collateral Assignment of Leases and Rents may be in the form of an amendment and spreader agreement to the existing Mortgage and Collateral Assignment of Leases and Rents covering such Property or Properties located in the same county or parish as the Substitute Property, in each case, in form and substance reasonably acceptable to Lender) (the “Substitute Mortgage Documents”);

(xi)    Borrower shall deliver to Lender the following opinions of counsel:  (A) an opinion of counsel admitted to practice under the laws of the state in which the Substitute Property or Substitute Properties are located in form and substance reasonably satisfactory to Lender opining as to the enforceability of the Substitute Mortgage Documents with respect to the Substitute Property and (B) an opinion stating that the Substitute Mortgage Documents were duly authorized, executed and delivered by Borrower and that the execution and delivery of such Substitute Mortgage Documents and the performance by Borrower of its obligations thereunder will not cause a breach or a default under, any agreement, document or instrument to which Borrower is a party or to which it or the Properties are bound and otherwise in form and substance reasonably satisfactory to Lender;

(xii)    Lender shall have received a Title Insurance Policy for the Substitute Property (or, in the event a Substitute Property is located in the same county or parish in which one or more other Properties (other than an Affected Property) is located, an endorsement to the existing Title Insurance Policy with respect to such Property or Properties located in the same county or parish as such Substitute Property in form and substance reasonably satisfactory to Lender) insuring the Lien of the Mortgage encumbering such Substitute Property as a valid first lien on such Substitute Property, free and clear of all exceptions other than the Permitted Liens;

(xiii)    each Substitute Property shall be located in a metropolitan statistical area that contains at least one property described on the Properties Schedule as of the Closing Date,

(xiv)    no acquisition of a Substitute Property will result in Borrower or any Loan Party incurring any indebtedness (except as permitted by this Agreement);

(xv)    the BPO Value of the Affected Properties, together with the BPO Value of all other Affected Properties since the Closing Date, shall be no more than ten percent (10%) of the aggregate BPO Values of all Properties as of the Closing Date;

(xvi)    if any Lien, litigation or governmental proceeding is existing or pending or, to the actual knowledge of a Responsible Officer of Manager or a Loan Party, threatened against any Affected Property or Substitute Property which may result in liability for Borrower, Borrower shall have deposited with Lender reserves reasonably satisfactory to Lender as security for the satisfaction of such liability;

(xvii)    simultaneously with the substitution, Lender shall release the Affected Property or Affected Properties from the applicable Mortgage Documents and related Lien, provided, that Borrower has delivered to Lender a draft release (and, in the event the Mortgage and the Collateral Assignment of Leases and Rents applicable to the Affected Property or Affected Properties encumbers other Property(ies) in addition to the Affected Property or Affected Properties, such release shall be a partial release that relates only to the Affected Property or Affected Properties and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such Affected Property or Affected Properties are located which contains standard provisions protecting the rights of Lender; and

(xviii)    Borrower shall pay to Lender all reasonable out-of-pocket costs and expenses incurred by Lender in connection with the substitution (including, without limitation, costs and expenses incurred by Lender in connection with the release of the Affected Property from applicable Mortgage Documents) and, in addition, the current reasonable and customary fee being assessed by Lender and/or its Servicer to effect releases or assignments.

Any such deposit in the Eligibility Reserve Subaccount or any such substitution shall be completed no later than the due date for the prepayment required under this Section 2.4.2(a).  Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust, no substitution will be permitted unless (1) either (aa) immediately after such substitution the ratio of the unpaid principal balance of the Loan to the value of the remaining Properties (as determined by Lender in its sole discretion using any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property (other than fixtures) or going concern value, if any) is equal to or less than 125% or (bb) the ratio of the unpaid principal balance of the Loan to the value of the Properties (including the Substitute Property or Substitute Properties) will not increase as a result of the substitution of the Substitute Property or Substitute Properties for the Affected Property or Affected Properties, or (2) Lender receives an opinion of counsel that the Securitization will not fail to maintain its status as a REMIC Trust as a result of the substitution of the Substitute Property or Substitute Properties for the Affected Property or Affected Properties.

(b)Transfer.  If at any time any Property is sold or otherwise disposed of to a third party (other than for the avoidance of doubt, a Borrower TRS), then Borrower shall, no later than the close of business on the day on which such Transfer occurs, give notice thereof to Lender and prepay the Debt in the applicable Release Amount with respect to such Property in accordance with Section 2.5.

(c)Condemnation or Casualty.  If Borrower is required to make any prepayment under Section 5.3 or Section 5.4 as a result of a Condemnation or Casualty, on the next occurring Payment Date following the date on which Lender actually receives the applicable Net Proceeds, such Net Proceeds, up to the amount required to be prepaid as provided in Section 5.3 or Section 5.4, as applicable, shall be applied to the prepayment of the Debt in accordance with Section 2.4.4(d).  For the avoidance of doubt, no Spread Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2(c).

(d)Application of Mandatory Prepayments.  Each such prepayment shall be made and applied in the manner set forth in Section 2.4.4.

(e)Payment from Cash Management Account.  Lender may collect any prepayment required under this Section 2.4.2 from the Cash Management Account on the date such prepayment is payable hereunder.

2.4.3Prepayments After Default.

(a)If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower and accepted by Lender or is otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower and Borrower shall pay, as part of the Debt, all of: (i) all accrued interest calculated at the Interest Rate on the amount of principal being prepaid through and including the date of such prepayment together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment, (ii) the Interest Shortfall, if applicable, with respect to the amount prepaid, (iii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clauses (i) and (ii), and (iv) an amount equal to the Spread Maintenance Premium (if made before the Spread Maintenance Date).

(b)Notwithstanding anything contained herein to the contrary, upon the occurrence and during the continuance of any Event of Default, any payment of principal, interest and other amounts payable under the Loan Documents from whatever source may be applied by Lender among the Components and other Obligations as Lender shall determine in its sole and absolute discretion.

2.4.4Prepayment/Repayment Conditions.

(a)On the date on which a prepayment, voluntary or mandatory, is made under the Note or as required under this Agreement, which date must be a Business Day, Borrower shall pay to Lender:

(i)    all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid on the applicable Component or Components through and including the Repayment Date together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment;

(ii)    if such prepayment is made during the period from and including the first day after a Payment Date through and including the last day of the Interest Period in which such prepayment occurs, all interest on the principal amount being prepaid on the applicable Component or Components which would have accrued from the first day of the Interest Period immediately following the Interest Period in which the prepayment occurs (the “Succeeding Interest Period”) through and including the end of the Succeeding Interest Period, calculated at (A) the Interest Rate if such prepayment occurs on or after the Determination Date for the Succeeding Interest Period or (B) the Assumed Note Rate if such prepayment occurs before the Determination Date for the Succeeding Interest Period (the “Interest Shortfall”);

(iii)    Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clauses (i) and (ii);

(iv)    if such prepayment occurs prior to the Spread Maintenance Date, the Spread Maintenance Premium applicable thereto; provided, that no Spread Maintenance Premium shall be due in connection with a prepayment under Section 2.4.2(a) (except where such prepayment arises as a result of a Voluntary Action) or Section 2.4.2(c); and

(v)    all other sums, then due under the Note, this Agreement and the other Loan Documents.

(b)If the Interest Shortfall was calculated based upon the Assumed Note Rate, upon determination of LIBOR on the Determination Date for the Succeeding Interest Period then (i) if the Interest Rate applicable to any Component for such Succeeding Interest Period is less than the Assumed Note Rate applicable to such Component, Lender shall promptly refund to Borrower the amount of the Interest Shortfall paid with respect to such Component, calculated at a rate equal to the difference between the Assumed Note Rate applicable to such Component and the Interest Rate applicable to such Component for such Interest Period, or (ii) if the Interest Rate applicable to any Component is greater than the Assumed Note Rate applicable to such Component, Borrower shall promptly (and in no event later than the ninth (9th) day of the following month) pay Lender the amount of such additional Interest Shortfall applicable to such Component calculated at a rate equal to the amount by which the Interest Rate applicable to such Component exceeds the Assumed Note Rate applicable to such Component.

(c)Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the repayment or prepayment (including without limitation reasonable attorneys’ fees and expenses and costs and expenses related to the Transfer or substitution of any Property); provided, for the avoidance of doubt, this provision shall not apply with respect to Taxes.

(d)Except during an Event of Default, prepayments shall be applied by Lender in the following order of priority: (i) first, to any amounts (other than principal, interest, Interest Shortfall, Breakage Costs and Spread Maintenance Premium) then due and payable under the Loan Documents, including any costs and expenses of Lender in connection with such prepayment; (ii) second, interest payable pursuant to Section 2.4.4(a)(i) on the applicable Component or Components being prepaid pursuant to this clause (d) at the Interest Rate; (iii) third, Interest Shortfall on the applicable Component or Components being prepaid pursuant to this clause (d); (iv) fourth, Breakage Costs on the applicable Component or Components being prepaid pursuant to this clause (d); (v) fifth, Spread Maintenance Premium, to the extent applicable, on the applicable Component or Components being prepaid pursuant to this clause (d) and (vi) sixth, to principal, applied as set forth in clause (e) below.

(e)Except during an Event of Default, prepayments of principal of the Loan made pursuant to this Section 2.4.4 shall be applied to the Loan (i) first, to Component A until the outstanding principal balance of Component A is reduced to zero, (ii) second, to Component B until the outstanding principal balance of Component B is reduced to zero, (iii) third, to Component C until the outstanding principal balance of Component C is reduced to zero, (iv) fourth, to Component D until the outstanding principal balance of Component D is reduced to zero, (v) fifth, to Component E until the outstanding principal balance of Component E is reduced to zero and (vi) sixth, to Component F until the outstanding principal balance of Component F is reduced to zero; provided, that so long as no Event of Default is continuing, any voluntary prepayments of principal on the Loan made from Unrestricted Cash, other than Debt Yield Cure Prepayments, shall be applied to the Components of the Loan on a pro rata basis, based on the outstanding principal balance of each Component.

(f)Prepayments under Section 2.4.1 shall reduce the Allocated Loan Amounts for each Property on a pro rata basis.  Prepayments under Section 2.4.2 shall reduce the Allocated Loan Amount with respect to the applicable Property, until the Allocated Loan Amount and any interest, fees or other Obligations related thereto is zero and any excess of such prepayment shall be applied to reduce the Allocated Loan Amounts for the remaining Properties on a pro rata basis.

(g)Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Liens of the Mortgage Documents and cause the trustees under any of the Mortgages to reconvey the applicable Properties to Borrower.  In connection with the releases of the Liens, Borrower shall submit to Lender, forms of releases of Liens (and related Loan Documents) for execution by Lender.  Such releases shall be the forms appropriate in the jurisdictions in which the Properties are located and contain standard provisions protecting the rights of Lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such releases, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement.  Borrower shall pay all out-of-pocket costs, taxes and expenses associated with the release of the Liens of the Mortgage Documents, including Lender’s reasonable attorneys’ fees.

Section 2.5Release of Property.  Borrower may Transfer any Property (each, a “Release Property”) and Lender shall release the Release Property from the applicable Mortgage Documents and release the security interest and Lien on any Collateral located at such Property, provided that the following conditions precedent to such Transfer are satisfied (the “Release Conditions”); provided, that, for the avoidance of doubt, the Release Conditions do not need to be satisfied in order for Lender to release its security interest and Lien on any Disqualified Property in connection with any substitution in accordance with Section 2.4.2(a):

(a)Borrower shall submit to Lender, not less than ten (10) Business Days prior to the Transfer Date, a Request for Release, together with all attachments thereto and evidence reasonably satisfactory to Lender that the conditions precedent set forth in this Section 2.5 will be satisfied upon the consummation of such Transfer (for the avoidance of doubt, no Request for Release need be provided in connection with a contribution of a Release Property to a Borrower TRS prior to the Transfer thereof to such third party);

(b)No Event of Default has occurred and is continuing (other than a non-monetary Event of Default that is specific to such Release Property to which Section 2.4.2(a) is applicable and would be cured as a result of the release of the Release Property, so long as a mandatory prepayment is made with respect thereto in accordance with Section 2.4.2(a) (a “Qualified Release Property Default”));

(c)the Debt Yield as of the most recent Calculation Date, after giving pro forma effect for the elimination of the Underwritten Net Cash Flow for the Release Property and the repayment of the Loan in the applicable Release Amount, is at least the greater of (x) the Closing Date Debt Yield and (y) the actual Debt Yield as of such date; provided, that the condition in this clause (c) shall not be applicable to a Transfer of a Property if the Loan is prepaid in the amount that is the greater of the applicable Release Amount and 100% of the Net Transfer Proceeds for the Release Property;

(d)Unless the release of the Release Property is effected in order to cure a Qualified Release Property Default, the Release Property shall be Transferred to a Person other than a Loan Party; provided, that Borrower may contribute the Release Property to a Borrower TRS prior to the Transfer thereof to such third party;

(e)Except for any contribution to a Borrower TRS described in the proviso of the foregoing clause (d), the Release Property shall be Transferred pursuant to a bona fide all-cash sale of the Release Property on arms-length terms and conditions;

(f)On or prior to the Transfer Date, Borrower shall prepay the Outstanding Principal Balance by an amount equal to the applicable Release Amount for the Release Property, and Borrower shall comply with the provisions and pay to Lender the amounts set forth in Section 2.4.4;

(g)if a Cash Sweep Period is continuing on the Transfer Date, the excess, if any, of (i) the Net Transfer Proceeds for the Release Property over (ii)  the applicable Release Amount for the Release Property and any other amounts payable to Lender in connection with such release, shall be deposited into the Cash Collateral Subaccount;

(h)Borrower shall submit to Lender, not less than  five (5) Business Days’ prior to the Transfer Date, a draft release for the applicable Mortgage Documents (and, in the event the Mortgage and the Collateral Assignment of Leases and Rents applicable to the Release Property encumber other Property(ies) in addition to the Release Property, such release shall be a partial release that relates only to the Release Property and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which the Release Property is located and shall contain standard provisions protecting the rights of Lender.  In addition, Borrower shall provide all other documentation of a ministerial or administrative nature that Lender reasonably requires to be delivered by Borrower in connection with such release or assignment;

(i)Borrower shall have paid all taxes and all reasonable out-of-pocket costs and expenses incurred by Lender and/or its Servicer in connection with any such release and, in addition, the current reasonable and customary fee being assessed by Lender and/or its Servicer to effect such release or assignment; and

(j)Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust and the ratio of the unpaid principal balance of the Loan to the value of the remaining Properties (as determined by Lender in its sole discretion using any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of any personal property (other than fixtures) or going concern value, if any) exceeds or would exceed 125% immediately after giving effect to the release of the Release Property, no release will be permitted unless the principal balance of the Loan is prepaid by an amount not less than the greater of (i) the Release Amount or (ii) the least amount that is a “qualified amount” as that term is defined in IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that, if this Section 2.5(j) is applicable but not followed or is no longer applicable at the time of such release, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the Release Property.

Section 2.6Rent Deposit Account/Cash Management.

2.6.1Rent Deposit Account.

(a)During the Term, Borrower shall establish and maintain an account for the purpose of collecting Rents (the “Rent Deposit Account”) at an Eligible Institution selected by Borrower and reasonably approved by Lender (the “Rent Deposit Bank”).  Borrower shall require each current and future Tenant to send all payments of Rent (whether by cash, check or electronic means) directly to the Rent Deposit Bank, payable to Borrower, for deposit into the Rent Deposit Account.  On or prior to the Closing Date, Borrower shall enter into the Lockbox Agreement with the Rent Deposit Bank, pursuant to which the Rent Deposit Bank will be instructed by Borrower to deposit all Rents received with respect to the Properties directly into the Rent Deposit Account.  Without the consent of Lender, neither Borrower nor Manager shall terminate, amend, revoke or modify the Lockbox Agreement in any manner whatsoever, or direct or cause the Rent Deposit Bank to deposit Rents in any bank account other than the Rent Deposit Account.  If Borrower or Manager shall receive any Rents, then Borrower shall and shall cause Manager to deposit such Rents into the Rent Deposit Account within three (3) Business Days after receipt thereof by Borrower or Manager, which deposit shall be deemed satisfied if Borrower or Manager deliver such Rents to the lockbox maintained pursuant to the Lockbox Agreement.  Borrower shall (or instruct Manager to) cause all funds on deposit in the Rent Deposit Account to be deposited into the Cash Management Account every second (2nd) Business Day (or more frequently in Borrower’s discretion).  Borrower hereby grants to Lender a first-priority security interest in the Rent Deposit Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Rent Deposit Account, including, without limitation, filing UCC‑1 financing statements and continuations thereof.  Such financing statements may describe as the collateral covered thereby “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect.  The Rent Deposit Account shall be subject to a Deposit Account Control Agreement and Borrower and Manager shall have access to and may make withdrawals from and may direct the Rent Deposit Bank to withhold the deposit of Rent payments from the Rent Deposit Account for the sole purpose of making Rent Refunds; provided, that, in no event shall the amount of Rent Refunds so withdrawn from or withheld from the Rent Deposit Account during any calendar month exceed 2.5% of the total Rents actually deposited into the Rent Deposit Account during the prior calendar month; provided, further, that during the continuance of an Event of Default, Lender may exercise sole control and dominion over the Rent Deposit Account and neither Borrower nor Manager shall have the right of access to, withdraw from or to give such direction regarding the Rent Deposit Account.

All monies now or hereafter deposited into the Rent Deposit Account shall be deemed additional security for the Debt.

(b)During the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Rent Deposit Account to the payment of the Debt in any order in its sole discretion.

(c)The Rent Deposit Account shall not be commingled with other monies held by Borrower, Manager or Rent Deposit Bank.

(d)Borrower shall not further pledge, assign or grant any security interest in the Rent Deposit Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC‑1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e)Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Rent Deposit Account and/or the related Deposit Account Control Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Rent Deposit Account was established.

2.6.2Cash Management Account.

(a)During the Term, Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Cash Management Account Bank in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender or the Servicer on behalf of Lender.  Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC‑1 financing statements and continuations thereof.  Borrower will not in any way alter or modify the Cash Management Account.  Lender and Servicer on behalf of Lender shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b)The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c)All funds on deposit in the Cash Management Account following the occurrence of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

(d)In the event of any Transfer of any Property, Borrower shall (or shall cause Manager or the closing title company or escrow agent, as applicable, to) deposit directly into the

Cash Management Account the Net Transfer Proceeds for allocation in accordance with the terms of this Agreement.  Borrower shall cause all Cap Receipts to be paid directly to the Cash Management Account.  Borrower shall, and shall cause Manager to, deposit any other Collections (other than Rents, Net Transfer Proceeds and Cap Receipts) received by or on behalf of Borrower directly into the Cash Management Account within three (3) Business Days following receipt thereof; provided, that Insurance Proceeds and Condemnation Proceeds shall be handled in accordance with Sections 5.2, 5.3 and 5.4.

(e)Lender may also establish subaccounts of the Cash Management Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Subaccounts”).  The Reserve Funds will be maintained in Subaccounts.

(f)The Cash Management Account and all other Subaccounts shall be subject to the Blocked Account Control Agreement and shall be under the sole control and dominion of Lender or Servicer on behalf of Lender.  Neither Borrower nor Manager shall have the right of withdrawal with respect to the Cash Management Account or any Subaccounts except with the prior written consent of Lender, and neither Borrower, Manager, nor any Person claiming on or behalf of or through Borrower or Manager shall have any right or authority to give instructions with respect to the Cash Management Account or the Subaccounts.

(g)Borrower acknowledges and agrees that Cash Management Account Bank shall comply with (i) the instructions originated by Lender with respect to the disposition of funds in the Cash Management Account and the Subaccounts without the further consent of Borrower or Manager or any other Person and (ii) all “entitlement orders” (as defined in Section 8-102(a)(8) of the UCC) and instructions originated by Lender directing the transfer or redemption of any financial asset relating to the Cash Management Account or any Subaccount without further consent by Borrower or any other Person. The Cash Management Account and each Subaccount is and shall be treated either as a “securities account”, as such term is defined in Section 8-501(a) of the UCC, or a “deposit account”, as defined in Section 9-102(a)(29) of the UCC.

(h)During the Term, Borrower shall not and shall cause Manager not to deposit Rents or other Collections into any account other than a Rent Deposit Account or the Cash Management Account.

2.6.3Order of Priority of Funds in Cash Management Account.  Unless otherwise directed by Lender during the continuance of an Event of Default pursuant to Section 2.6.4, on each Payment Date during the Term, Collections on deposit in the Cash Management Account (less any fees and expenses of the Cash Management Account Bank then due and payable) on such day shall be applied on such Payment Date in the following order of priority:

(a)first, to Borrower, funds sufficient to pay the Rent Refund Monthly Disbursement Amount for such Payment Date, if any;

(b)second, to the applicable Security Deposit Account, the amount of any security deposits that have been deposited into the Cash Management Account by Borrower during the calendar month ending immediately prior to such Payment Date, as set forth in a written notice from Borrower to Lender delivered pursuant to Section 4.3.9;

(c)third, to Lender the amount of any mandatory prepayment of the Outstanding Principal Balance pursuant to Sections 2.4.2 then due and payable and all other amounts payable in connection therewith, such amounts to be applied in the manner set forth in Section 2.4.4(d);

(d)fourth, to the Tax Subaccount, to make the required payments of Tax Funds as required under Section 6.1;

(e)fifth, to the Insurance Subaccount, to make any required payments of Insurance Funds as required under Section 6.2;

(f)sixth, to Lender, funds sufficient to pay the Monthly Debt Service Payment Amount, applied (i) first, to the payment of interest then due and payable on Component A, (ii) second, to the payment of interest then due and payable on Component B, (iii) third, to the payment of interest then due and payable on Component C, (iv) fourth, to the payment of interest then due and payable on Component D, (v) fifth, to the payment of interest then due and payable on Component E and (vi) sixth, to the payment of interest then due and payable on Component F;

(g)seventh, to Manager, (i) management fees payable for the calendar month ending immediately prior to such Payment Date, but not in excess of the Management Fee Cap for such calendar month and (ii) leasing commissions payable for the calendar month ending immediately prior to such Payment Date to Manager, including in respect of leasing commissions payable by Manager to third-party property managers pursuant to sub-management agreements;

(h)eighth, to the Capital Expenditure Subaccount, to make the required payments of Capital Expenditure Funds as required under Section 6.3;

(i)ninth, to Lender, any other fees, costs, expenses (including Trust Fund Expenses) or indemnities then due or payable under this Agreement or any other Loan Document;

(j)tenth, all amounts remaining after payment of the amounts set forth in clauses (a) through (i) above (the “Available Cash”) either:

(i)    if as of a Payment Date no Cash Sweep Period is continuing, any remaining amounts to Borrower’s Operating Account; and

(ii)    if as of a Payment Date a Cash Sweep Period is continuing:

(A)first, to Borrower’s Operating Account, funds in an amount equal to the Monthly Budgeted Amount;

(B)second, to Borrower’s Operating Account, payments for Approved Extraordinary Expenses, if any; and

(C)third, to the Cash Collateral Subaccount to be held or disbursed in accordance with Section 6.6.

2.6.4Application During Event of Default. Notwithstanding anything to the contrary contained herein (including Section 2.6.3), upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may apply any Collections then in the possession of Lender, Servicer or the Cash Management Account Bank (including any Reserve Funds on deposit in the Subaccounts) or the Rent Deposit Bank to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion.  Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

2.6.5Payments Received in the Cash Management Account.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 2.7Withholding Taxes.

(a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7(a)) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c)Indemnification by the Borrower.  The Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

(d)Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.7, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental

Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)Status of Lenders.(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)to the extent a Foreign Lender is a partnership or is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, reasonably satisfactory to Borrower, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate, reasonably satisfactory to Borrower, on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)Survival.  Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.8Extension of the Initial Maturity Date.  Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date of the Loan for three (3) successive terms (each such option, an “Extension Option” and each such successive term, an “Extension Term”) of one (1) year each (the Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a)no Event of Default shall have occurred and be continuing on the Initial Maturity Date or the then-current Extended Maturity Date (as applicable);

(b)Borrower shall provide Lender with written notice of its election to extend the Maturity Date as aforesaid not later than twenty (20) days and not earlier than one hundred twenty (120) days prior to the date the Loan is then scheduled to mature.  Borrower shall have the right to revoke any notice of its election to extend the Maturity Date by giving written notice to Lender not less than five (5) Business Days prior to the Initial Maturity Date or the then-current Extended Maturity Date, as applicable (provided that Borrower shall pay all actual out-of-pocket costs and expenses of Lender incurred in reliance upon the expected extension of the term of the Loan, including any Breakage Costs);

(c)Borrower shall obtain and deliver to Lender on the first day of the applicable Extension Term, one or more Replacement Interest Rate Cap Agreements in form substantially identical to the Interest Rate Cap Agreements delivered to Lender in connection with the closing of the Loan or otherwise in a form which is reasonably acceptable to the Lender, from an

Acceptable Counterparty in a notional amount equal to the Outstanding Principal Balance of the Loan, which Interest Rate Cap Agreement shall be effective commencing on the first date of such Extension Term and shall have a scheduled term that expires not earlier than the last day of the Interest Period in which the applicable Extended Maturity Date is scheduled to occur after giving effect to the option then being exercised;

(d)Borrower shall deliver a Counterparty Opinion with respect to the Replacement Interest Rate Cap Agreement and the related Acknowledgment and shall deliver to Lender an executed Collateral Assignment of Interest Rate Cap Agreement;

(e)All amounts due and payable by Borrower and any other Person pursuant to this Agreement or the other Loan Documents as of the Initial Maturity Date or the then-current Extended Maturity Date (as applicable), and all reasonable, out-of-pocket costs and expenses of Lender, including fees and expenses of Lender’s counsel, in connection with the Loan and/or the applicable extension of the Term shall have been paid in full.

(f)Borrower shall have delivered to Lender together with its notice pursuant to Section 2.8(b) and at Lender’s reasonable request, on the commencement date of the applicable Extension Option, an Officer’s Certificate in form reasonably acceptable to the Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the giving of the notice to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time.

Article III - REPRESENTATIONS AND WARRANTIES

Section 3.1General Representations.  Borrower represents and warrants to Lender as of the Closing Date that, except to the extent (if any) disclosed on Schedule III with reference to a specific subsection of this Section 3.1:

3.1.1Organization.  Each Loan Party has been duly organized and is validly existing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged.  Each Loan Party is duly qualified to do business and in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.  Each Loan Party possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, except to the extent that failure to do so could not in the aggregate reasonably be expected to have a Material Adverse Effect.  The sole business of Borrower is the acquisition, ownership, maintenance, sale, transfer, refinancing, management, leasing and operation of the Properties; and the sole business of Equity Owner is acting as the sole member of Borrower, including, providing the Equity Owner Guaranty and the Equity Owner Security Agreement.  Each Loan Party is a Special Purpose Entity.

3.1.2Proceedings.  Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party.  This Agreement and the other Loan Documents have been duly authorized, executed and delivered by or on behalf of each Loan Party party thereto and constitute legal, valid and binding obligations of each Loan Party party thereto, enforceable against each such Loan Party party thereto in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Loan Party including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and no Loan Party has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.3No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents by each Loan Party party thereto (i) will not contravene such Loan Party’s organizational documents, (ii) will not result in any violation of the provisions of any Legal Requirement of any Governmental Authority having jurisdiction over any Loan Party or any of each Loan Party’s properties or assets, (iii) with respect to each Loan Party, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under the terms of any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, management agreement or other agreement or instrument to which such Loan Party is a party or to, which any of such Loan Party’s property or assets is subject, that would be reasonably expected to have a Material Adverse Effect and (iv) with respect to each Loan Party, except for Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the assets of such Loan Party.  Any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by each Loan Party of this Agreement or any other Loan Documents to which it is a party has been obtained and is in full force and effect.

3.1.4Litigation.  There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity now pending or, to the actual knowledge of a Responsible Officer of Manager or any Loan Party, threatened, against or affecting any Loan Party or Manager, as applicable, which actions, suits or proceedings (i) involve the Loan Documents or the transactions contemplated thereby or (ii) if adversely determined, would reasonably be expected to have a Material Adverse Effect.  There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity that resulted in a judgment against any Loan Party that has not been paid in full that would otherwise constitute an Event of Default.

3.1.5Agreements.  No Loan Party is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect.  No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party which default would be expected to have a Material Adverse Effect.  Other than the Loan Documents, no Loan Party has a material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Loan Party is a party other than, with respect to Borrower, the Management Agreement.

3.1.6Consents.  No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by any Loan Party of, or compliance by any Loan Party with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby and thereby, other than those which have been obtained by the applicable Loan Party.

3.1.7Solvency.  Each Loan Party has (a) not entered into the transaction contemplated by this Agreement nor executed any Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents.  After giving effect to the Loans, each Loan Party is Solvent.  No petition in bankruptcy has been filed against any Loan Party in the last seven (7) years, and no Loan Party in the last seven (7) years has made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  No Loan Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Person’s assets or property, and to the actual knowledge of any Loan Party, no Person is contemplating the filing of any such petition against any Loan Party.

3.1.8Other Debt; Liens.  No Loan Party has any Indebtedness other than, with respect to Borrower, Permitted Indebtedness, and with respect to Equity Owner, Equity Owner Permitted Indebtedness.

3.1.9Employee Benefit Matters.

(a)Assuming no portion of the assets used by Lender to fund the Loan constitutes the assets of an ERISA Plan, the assets of each Loan Party do not constitute “plan assets” of (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) any “plan” (as defined in Section 4975 of the Code) that is subject to Section 4975 of the Code or (c) any employee benefit plan or plan that is not subject to Title I of ERISA or Section 4975 of the Code but is subject to any law, rule or regulation applicable to such Loan Party which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code (each of (a), (b) and (c), an “ERISA Plan”) with the result that the transactions contemplated by this Agreement, including, but not limited to, the exercise by Lender of any rights under the Loan Documents will constitute a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.  No Loan Party or any of its ERISA Affiliates sponsors, maintains or contributes to any Plans or Foreign Plans.  No Loan Party has any employees.

(b)Each Plan (and each related trust, insurance contract or fund) is in compliance in all materials respects with its terms and with all applicable laws, including without limitation ERISA and the Code.  Each Plan that is intended to be qualified under Section 401(a) of the Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code as currently in effect, and no event has taken place which could reasonably be expected to cause the loss of such qualified status and exempt status.  With respect to each Plan of a Loan Party, each Loan Party and all of its ERISA Affiliates have satisfied the minimum funding standard under Section 412(a) of the Code and Section 302(a) of ERISA and

paid all required minimum contributions and all required installments on or before the due dates under Section 430(j) of the Code and Section 303(j) of ERISA.  No Loan Party nor any of its ERISA Affiliates has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard.  No Loan Party nor any of its ERISA Affiliates has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.  No Plan is in “at risk” status within the meaning of Section 430(i) of the Code or Section 303(j) of ERISA.  There are no existing, pending or threatened claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan to which any Loan Party or any of its ERISA Affiliates has incurred or otherwise has or could have an obligation or any liability.  With respect to each Multiemployer Plan to which any Loan Party or any of its ERISA Affiliates is required to make a contribution, each Loan Party and all of its ERISA Affiliates have satisfied all required contributions and installments on or before the applicable due dates and have not incurred a complete or partial withdrawal under Section 4203 or 4205 of ERISA.  No Plan Termination Event has or is reasonably expected to occur.

(c)Each Foreign Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plan.  The aggregate of the liabilities to provide all of the accrued benefits under each Foreign Plan does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such plan.  There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any Loan Party or any of its ERISA Affiliates with respect to any Foreign Plan.

3.1.10Compliance with Legal Requirements.  Each Loan Party is in compliance with all applicable Legal Requirements, except to the extent that any noncompliance would not reasonably be expected to have a Material Adverse Effect.  No Loan Party is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, except for any default or violation that would not reasonably be expected to have a Material Adverse Effect.

3.1.11Financial Information.  All financial data that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects (or, to the extent that any such financial data was incorrect in any material respect when delivered, the same has been corrected by financial data subsequently delivered to Lender prior to the Closing Date), (ii) accurately represent the financial condition of the Properties as of the date of such reports (or, to the extent that any such financial data did not accurately represent the financial condition of the Properties when delivered, the same has been corrected by financial data subsequently delivered to Lender prior to the Closing Date), and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections were materially inaccurate.  Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements.  Borrower has no liabilities or other obligations that arose or accrued prior to the Closing Date that would reasonably be expected to have a Material Adverse Effect.  Borrower has no known contingent liabilities.

3.1.12Insurance.  Borrower has obtained and delivered to Lender certificates evidencing the Policies required to be maintained under Section 5.1.1.  All such Policies are in full force and effect, with all premiums prepaid thereunder.  No claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such Policies that would reasonably be expected to have a Material Adverse Effect.  With respect to any insurance policy, neither Borrower nor, to Borrower’s or Manager’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies in any material respect.

3.1.13Tax Filings.  Each Loan Party has filed, or caused to be filed, on a timely basis all Tax returns (including, without limitation, all foreign, federal, state, local and other Tax returns) required to be filed by it, if any, is not liable for Non-Property Taxes payable by any other Person and has paid or made adequate provisions for the payment of all Non-Property Taxes (to the extent such Taxes, assessment and other governmental charges exceed $100,000 in the aggregate) payable by such Loan Party except as permitted by Section 4.1.4 or 4.4.5.  All material recording or other similar taxes required to be paid by any Loan Party under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid.

3.1.14Certificate of Compliance; Licenses.  All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy, required of Borrower for the legal use, occupancy and operation of each Property have been obtained and are in full force and effect.  The use being made of each Property is in conformity with the certificate of occupancy issued for such Property, if any.

3.1.15Special Purpose Entity/Separateness.

(a)Since its formation, no Loan Party has conducted any business other than entering into and performing its obligations under the Loan Documents to which it is a party and as described in the definition of Special Purpose Entity herein.  As of the Closing Date, no Loan Party owns or holds, directly or indirectly (i) any capital stock or equity security of, or any equity interest in, any Person other than a Loan Party or (ii) any debt security or other evidence of indebtedness of any Person, except for Permitted Investments and as otherwise contemplated by the Loan Documents.  Borrower does not have any subsidiaries.

(b)Any and all of the stated facts and assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and each Loan Party will have complied and will comply in all material respects, with all of the stated facts and assumptions made with respect to it in the Insolvency Opinion.  Each entity other than a Loan Party with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply, in all material respects, with all of the assumptions made and facts stated with respect to it in the Insolvency Opinion.  Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein, which certificate shall be substantially similar to the representations made in this Section 3.1.15(b).

(c)Borrower covenants and agrees that Borrower shall provide Lender with thirty (30) days’ prior written notice prior to the removal of an Independent Director of any Loan Party.

3.1.16Management.  The ownership, leasing, management and collection practices used by each Loan Party and Manager with respect to the Properties have been, to the actual knowledge of the Responsible Officers of Manager and each Loan Party,  in compliance with all applicable Legal Requirements, and all necessary licenses, permits and regulatory requirements pertaining thereto have been obtained and remain in full force and effect, except to the extent that failure to obtain would not reasonably be expected to have a Material Adverse Effect.  The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

3.1.17Illegal Activity.  None of the Properties has been or will be purchased with proceeds of any illegal activity.

3.1.18No Change in Facts or Circumstances; Disclosure.  All information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each Loan Party to Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto (but excluding any projections, forward looking statements, budgets, estimates and general market data as to which each Loan Party only represents and warrants that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time), when taken as a whole, as of the date furnished, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading.  There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise does or might result in a Material Adverse Effect.

3.1.19Investment Company Act.  Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.20Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (“Margin Stock”) or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such

Board of Governors, or for any purposes prohibited by Legal Requirements in any material respects or by the terms and conditions of this Agreement or the other Loan Documents.  None of the Collateral is comprised of Margin Stock and less than 25% of the assets of each Loan Party are comprised of Margin Stock.

3.1.21Bank Holding Company.  Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.22FIRPTA.  No Loan Party is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.23Contracts.

(a)Borrower has not entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b)Each of the Major Contracts is in full force and effect, there are no material defaults by Borrower thereunder and, to the knowledge of Borrower and Manager, there are no monetary or other material defaults thereunder by any other party thereto.  None of Borrower, Manager or any other Person acting on Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)Borrower has delivered copies of the Major Contracts (including all amendments and supplements thereto) to Lender that are true, correct and complete in all material respects.

(d)Except for Manager under the Management Agreement, no Major Contract has as a party an Affiliate of Borrower.  All fees and other compensation for services previously performed under the Management Agreement have been paid in full.

3.1.24Embargoed Person.

(a)No Loan Party nor any of its respective officers, directors or members is a Person (or to Borrower’s knowledge, owned or controlled by a Person): (i) that is listed on a Government List, (ii) is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001, (iii) has been previously indicted for or convicted of any felony involving a crime of moral turpitude or any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged felony involving a crime of moral turpitude.  For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act.  “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

(b)At the time Borrower first entered into a Lease with each Tenant (excluding any Tenant who occupied a Property pursuant to an in-place Lease when such Property was acquired by Borrower’s Affiliate), no such Tenant was listed on either of the Government Lists described in Section 4.1.21.

3.1.25Perfection Representations.

(a)The Borrower Security Agreement and the Equity Owner Security Agreement create valid and continuing security interests (as defined in the applicable UCC) in the personal property Collateral in favor of Lender, which security interests are prior to all other Liens arising under the UCC, subject to Permitted Liens, and are enforceable as such against creditors of each Loan Party, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

(b)All appropriate financing statements have been filed in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to Lender hereunder in the Collateral that may be perfected by filing a financing statement;

(c)Other than the security interest granted to Lender pursuant to the Loan Documents, no Loan Party has pledged, assigned, collaterally assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except to the extent expressly permitted by the terms hereof.  No Loan Party has authorized the filing of and is not aware of any financing statements against any Loan Party that include a description of the Collateral other than any financing statement relating to the security interest granted to Lender hereunder or that has been terminated.

(d)No instrument or document that constitutes or evidences any Collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than Lender.

(e)The grant of the security interest in the Collateral by each Loan Party to Lender, pursuant to the Borrower Security Agreement and the Equity Owner Security Agreement is in the ordinary course of business for each Loan Party and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(f)The chief executive office and the location of each Loan Party’s records regarding the Collateral are listed on Schedule IV.  Except as otherwise disclosed to Lender in writing, each Loan Party’s legal name is as set forth in this Agreement, each Loan Party has not changed its name since its formation. Except as otherwise listed on Schedule IV, each Loan Party does not have tradenames, fictitious names, assumed names or “doing business as” names and each Loan Party’s federal employer identification number and Delaware organizational identification number is set forth on Schedule IV.

Section 3.2Property Representations.  Borrower represents and warrants to Lender with respect to each Property as follows:

3.2.1Property/Title.

(a)Borrower has good and marketable fee simple legal and equitable title to the real property comprising the Property, subject to Permitted Liens.  The Mortgage Documents, when properly recorded and/or filed in the appropriate records, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to the Permitted Liens, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Liens.  The Permitted Liens with respect to the Property, in the aggregate, do not have a material adverse effect on the profitability, value, use or operation of the Property or the enforceability, validity or perfection of the lien of the applicable Mortgage.

(b)All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Mortgage Documents with respect to such Property, including the Mortgages, have been paid or are being paid simultaneously herewith.  All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy and the Title Insurance Owner’s Policy for such Property.

(c)Each Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Property.

3.2.2Adverse Claims.  Borrower’s ownership of the Property is free and clear of any Liens other than Permitted Liens.

3.2.3Title Insurance Owner’s Policy.  Borrower has delivered to Lender either (i) a Title Insurance Owner’s Policy insuring fee simple ownership of such Property by Borrower in an amount equal to or greater than the initial Allocated Loan Amount of the Property, issued by a title insurance company reasonably acceptable to Lender with no title exceptions other than Permitted Liens or (ii) a marked or initialed binding commitment that is effective as a Title Insurance Owner’s Policy in respect of such Property in an amount equal to or greater than the initial Allocated Loan Amount of the Property, issued by a title insurance company reasonably acceptable to Lender with no title exceptions other than Permitted Liens, which commitment shall be accompanied by such other affidavits, transfer declarations and other documents as are necessary for the recordation of the deed for such Property and issuance of such Title Insurance Owner’s Policy.

3.2.4Deed.  Borrower has delivered to Lender a copy of a deed for such Property conveying the Property to Borrower, with vesting in the actual name of Borrower, and Borrower hereby certifies that such Property’s deed has been recorded or presented to and accepted for recording by the applicable title insurance company issuing the related Title Insurance Owner’s Policy or binding commitment referred to in Section 3.2.3, with all fees, premiums and deed stamps and other transfer taxes paid.

3.2.5Mortgage File Required Documents. Borrower has delivered to Lender (a) either (i) certified or file stamped (in each case by the applicable land registry) original executed Mortgage Documents or (ii) a copy of the Mortgage Documents in recordable form that have been submitted by the title insurance company referred to in Section 3.2.3 for recording in the jurisdiction in which such Property is located (with Lender and Borrower acknowledging that the Mortgage Documents delivered on the Closing Date consist solely of Mortgages (which include Assignments of Leases and Rents and fixture filings as a part thereof), and that no separate Assignments of Leases and Rents or Fixture Filings are included as part of the Mortgage Documents delivered at the Closing Date), (b) an opinion of counsel admitted to practice in the state in which such Property is located in form and substance reasonably satisfactory to Lender in respect of the enforceability of such Mortgage Documents and an opinion of counsel in form and substance reasonably satisfactory to Lender stating that the Mortgage Documents were duly authorized, executed and delivered by Borrower and that the execution and delivery of such Mortgage Loan Documents and the performance by Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower is a party or to which it or such Property is bound, (c) either (x) a Title Insurance Policy insuring the Lien of the Mortgage encumbering such Property, or (y) a marked or initialed binding commitment that is effective as a Title Insurance Policy in respect of such Property, in each case, issued by the title insurance company referred to in Section 3.2.3 with no title exceptions other than Permitted Liens, which commitment shall be accompanied by such other affidavits, transfer declarations and other documents specified in such commitment as necessary for the issuance of such Title Insurance Policy, and (d) evidence that all taxes, fees and other charges payable in connection therewith have been paid in full.

3.2.6Property Taxes and Other Charges.  There are no delinquent Property Taxes or Other Charges outstanding with respect to the Property, other than Property Taxes or Other Charges that may exist in accordance with Section 4.4.5.  As of the Closing Date, there are no pending or, to Borrower’s or Manager’s knowledge, proposed, special or other assessments for homeowner’s association improvements affecting the Property that would reasonably be expected to have an Individual Material Adverse Effect with respect to the Property.

3.2.7Compliance with Renovation Standards.  The Property satisfies the Renovation Standards and all renovations thereto have been conducted in accordance with applicable Legal Requirements, in all material respects.

3.2.8Condemnation; Physical Condition.  The Property has not been condemned in whole or in part.  No proceeding is pending or, to the knowledge of Borrower or Manager, threatened for the condemnation of the Property.  The Property is in a good, safe and habitable condition and repair, and free of and clear of any damage or waste that has an Individual Material Adverse Effect on the Property.

3.2.9Brokers.  There is no commission or other compensation payable to any broker or finder in connection with the purchase of the Property by Borrower or its Affiliate that has not been paid.

3.2.10Leasing.  As of the Cut Off Date, or, in case of any Substitute Property, as of the date such Property becomes a Substitute Property, either (i) the Property was leased by Borrower to an Eligible Tenant pursuant to an Eligible Lease and such Lease was in full force and effect and was not in default in any material respect or (ii) if the Property is a Carry-Over Property, it was leased by Borrower to a Carry-Over Tenant pursuant to an Eligible Lease and such Lease was in full force and effect and was not in default in any material respect; provided, that prior to entering into any new or renewal Lease with such Carry-Over Tenant Borrower shall have determined that such Carry-Over Tenant is not listed on a Government List.  No Person (other than the Borrower) has any possessory interest in the Property or right to occupy the same except any Tenant under and pursuant to the provisions of the applicable Lease and any Person claiming rights through any such Tenant.  The copy of such Eligible Lease for the Property delivered to Lender is true and complete in all material respects, there are no material oral agreements with respect thereto.  No Rent (including security deposits) has been paid more than one (1) month in advance of its due date.  As of the Closing Date, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to the relevant Tenant has already been provided to such Tenant.

3.2.11Insurance.  The Property is covered by property, casualty, liability, business interruption, windstorm, flood, earthquake and other applicable insurance policies as and to the extent, and in compliance with the applicable requirements of Section 5.1.1 and neither Borrower nor Manager has taken (or omitted to take) any action that would impair or invalidate the coverage provided by any such policies.  As of the Closing Date, no claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such policies and would reasonably be expected to have an Individual Material Adverse Effect with respect to the Property.

3.2.12Lawsuits, Etc.  As of the Closing Date, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity pending or to the actual knowledge of Borrower or Manager, threatened against or affecting the Property, which actions, suits or proceedings would reasonably be expected to have an Individual Material Adverse Effect on such Property.

3.2.13Orders, Injunctions, Etc.  There are no orders, injunctions, decrees or judgments outstanding with respect to the Property that would reasonably be expected to have an Individual Material Adverse Effect on such Property.

3.2.14Agreements Relating to the Properties.  Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have an Individual Material Adverse Effect on such Property.  Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Property is bound.  Except for the Management Agreement, Borrower does not have a material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument by which the Property is bound, other than obligations under the Loan Documents.  Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Lien with respect to any Property.  Neither the Property nor any part thereof are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of any Tenant or other third parties.

3.2.15Accuracy of Information Regarding Property.  All information with respect to the Property included in the Properties Schedule is true, complete and accurate in all material respects.

3.2.16Compliance with Legal Requirements.  The Property (including the leasing and intended use thereof) complies with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal leasing, use, occupancy, habitability and operation of such Property, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property. There is no consent, approval, permit, license, order or authorization of, and no filing with or notice to, any court or Governmental Authority related to the operation, use or leasing of the Property that has not been obtained. There has not been committed by Borrower or by any other Person in occupancy of or involved with the operation, use or leasing of the Property any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof.

3.2.17Utilities and Public Access.  The Property has rights of access to public ways and is served by water, sewer or septic system, and storm drain facilities adequate to service the Property for its intended uses and all public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the applicable Title Insurance Owner’s Policy and Title Insurance Policy and all roads necessary for the use of the Property for its intended purposes have been completed and dedicated to public use and accepted by all Governmental Authorities, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property.

3.2.18Eminent Domain.  As of the Closing Date, there is no proceeding pending or, to Borrower’s or Manager’s knowledge, threatened, for the total or partial condemnation or taking of the Property by eminent domain or for the relocation of roadways resulting in a failure of access to the Property on public roads.

3.2.19Flood Zone.  The Property is not located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) is in full force and effect with respect to the Property.

3.2.20Specified Liens. The Property is not subject to any Specified Lien at any time on or after the first anniversary of the Closing Date.

Section 3.3Survival of Representations.  Borrower agrees that all of the representations and warranties of Borrower set forth in Article III and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

Article IV - BORROWER COVENANTS

Section 4.1Affirmative Covenants.  From the Closing Date and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgages encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

4.1.1Preservation of Existence.  Borrower shall and shall cause each other Loan Party to (i) observe all procedures required by its organizational documents and preserve and maintain its limited liability company, existence, rights, franchises and privileges in the jurisdiction of its organization, and (ii) qualify and remain qualified in good standing (where relevant) as a foreign limited liability company in each other jurisdiction where the nature of its business requires such qualification and to the extent such concept exists in such jurisdiction and except where, in the case of clause (ii), the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

4.1.2Compliance with Legal Requirements.  Except with respect to the Properties and the use thereof (which is subject to Section 4.4.4), Borrower shall and shall cause each other Loan Party to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its rights, licenses and permits and to comply with all Legal Requirements applicable to it, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.  A Loan Party, at such Loan Party’s expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to a Loan Party or any alleged violation of any Legal Requirement; provided, that (i)  such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which a Loan Party is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (ii) no Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; and (iii) the Loan Party shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.1.3Special Purpose Bankruptcy Remote Entity/Separateness.

(a)Borrower shall and shall cause each other Loan Party to be and continue to be a Special Purpose Entity.

(b)Borrower shall and shall cause each other Loan Party to comply in all material respects with all of the stated facts and assumptions made with respect to the Loan Parties in the Insolvency Opinion and each Additional Insolvency Opinion.  Each entity other than a Loan Party with respect to which an assumption is made or a fact stated in the Insolvency Opinion or an Additional Insolvency Opinion will comply in all material respects with all of the assumptions made and facts stated with respect to it in such Insolvency Opinion or Additional Insolvency Opinion.

4.1.4Non-Property Taxes.  Borrower shall and shall cause each other Loan Party to file, cause to be filed or obtain an extension of the time to file, all Tax returns for Non-Property Taxes and reports required by law to be filed by it and to promptly pay or cause to be paid all Non-Property Taxes now or hereafter levied, assessed or imposed on it as the same become due and payable; provided, that, after prior written notice to Lender of its intention to contest any such Non-Property Taxes, such Loan Party may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity of any such Non-Property Taxes and, in such event, may permit the Non-Property Taxes so contested to remain unpaid during any period, including appeals, when a Loan Party is in good faith contesting the same so long as (i) no Event of Default has occurred and remains uncured, (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable Legal Requirements, (iii) no Property or other Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (iv) the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP, and the non-payment or non-discharge of such Non-Property Taxes would not reasonably be expected to have a Material Adverse Effect, (v) enforcement of the contested Non-Property Taxes is effectively stayed for the entire duration of such contest and no Lien is imposed on any Property or other Collateral, (vi) any Non-Property Taxes determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest, (vii) to the extent such Non-Property Taxes (when aggregated with all other Taxes that any Loan Party is then contesting under this Section 4.1.4 or Section 4.4.5 and for which Borrower has not delivered to Lender any Contest Security) exceed $1,000,000, Borrower shall deliver to Lender either (A) cash, or other security as may be approved by Lender, in an amount sufficient to insure the payment of any such Non-Property Taxes, together with all interest and penalties thereon or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (viii) failure to pay such Non-Property Taxes will not subject Lender to any civil or criminal liability, (ix) such contest shall not affect the ownership, use or occupancy of any Property or other Collateral, and (x) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (ix) of this Section 4.1.4.  Notwithstanding the foregoing, Borrower shall and shall cause each other Loan Party to pay any contested Non-Property Taxes (or, if cash or other security has been provided, Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto) if, in the Lender’s reasonable judgment, any Property or other Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Collateral Document being primed by any related Lien.

4.1.5Access to the Properties.  Subject to the rights of Tenants, Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice, subject to the limitations set forth in Schedule VI.

4.1.6Cooperate in Legal Proceedings.  Borrower shall cooperate reasonably with Lender with respect to any proceedings before any court, board or other Governmental Authority which is reasonably likely to affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election by written notice, to participate in any such proceedings.

4.1.7Perform Loan Documents.  Borrower shall and shall cause each other Loan Party to, in a timely manner, observe, perform and satisfy all the terms, provisions, covenants and conditions of the Loan Documents executed and delivered by, or applicable to, the Loan Party, and shall pay when due all costs, fees and expenses of Lender, to the extent required under the Loan Documents executed and delivered by, or applicable to, the Loan Party.

4.1.8Award and Insurance Benefits.  Borrower shall cooperate with Lender, in accordance with the relevant provisions of this Agreement, to enable Lender to receive the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Property, and Lender shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by the Loan Parties of the reasonable expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Property or any part thereof) out of such Insurance Proceeds.

4.1.9Further Assurances.  Borrower shall and shall cause each other Loan Party to take all necessary action to establish and maintain, in favor of Lender a valid and perfected first priority security interest in all Collateral to the full extent contemplated herein, free and clear of any Liens other than Permitted Liens (including the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Lender’s security interest in the Collateral).  Borrower shall and shall cause each other Loan Party to, at the Loan Parties’ sole cost and expense execute any and all further documents, financing statements, agreements, affirmations, waivers and instruments, and take all such further actions (including the filing and recording of financing statements) that may be required under any applicable Legal Requirement, or that Lender reasonably deems necessary or advisable, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created hereby or by the Collateral Documents or the enforceability of any guaranty or other Loan Document.

4.1.10Keeping of Books and Records.  Borrower shall keep and maintain or shall cause to be kept and maintained on a calendar year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of the Loan Parties and all items of income and expense in connection with the operation on an individual basis of each Property.  Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire.  After the occurrence of an Event of Default, Borrower shall pay any costs and expenses reasonably incurred by Lender to examine each Loan Parties’ accounting records with respect to the Properties, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

4.1.11Business and Operations.  Borrower shall directly or through Manager or subcontractors of Manager (subject to Section 4.2.1), continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, sale, management, leasing and operation of the Properties.  Borrower shall qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.  Borrower or a Borrower TRS, as applicable, shall at all times during the term of the Loan, continue to own or lease all equipment, fixtures and personal property which are necessary to operate its Properties.

4.1.12Title to the Properties.  Borrower will warrant and defend (a) the title to each Property and every part thereof, subject only to Permitted Liens and (b) the validity and priority of the Lien of the Mortgages on the Properties, subject only to Permitted Liens, in each case against the claims of all Persons whomsoever.  Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in any Property, other than as permitted hereunder, is claimed by another Person.

4.1.13Loan Proceeds.  Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.5.

4.1.14Performance by Borrower.  Borrower shall and shall cause each other Loan Party to, in a timely manner, observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, such Loan Party, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower or Equity Owner without the prior written consent of Lender.

4.1.15Leasing Matters.  Borrower shall (i) observe and perform the obligations imposed upon the lessor under the Leases for the Properties in a commercially reasonable manner; and (ii) enforce the terms, covenants and conditions contained in such Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner except in each case to the extent that the failure to do so would not reasonably be expected to have an Individual Material Adverse Effect with respect to a Property.

4.1.16Borrower’s Operating Account.  Borrower shall establish and maintain an account (the “Borrower’s Operating Account”) at a bank selected by Borrower and reasonably approved by Lender which shall be an Eligible Institution.  Borrower may also establish and maintain subaccounts of Borrower’s Operating Account (which may be ledger or book entry accounts and not actual accounts).

4.1.17Security Deposits.

(a)At all times, Borrower shall maintain one or more (if more than one, only the minimum number required by Legal Requirements) Eligible Accounts for the safe keeping of security deposits (each and collectively, the “Security Deposit Account”) in compliance in all material respects with all applicable Legal Requirements and as to which Borrower, Lender, Manager and the depository bank shall have executed and delivered a Deposit Account Control Agreement.  Borrower shall deposit all security deposits in its possession on the Closing Date into the Security Deposit Account.  Within three (3) Business Days after receipt of any security deposit, Borrower shall deposit the same into the Security Deposit Account (except only as provided below with respect to combined payments).  Except for deposits of de minimis Borrower funds to maintain a minimum balance or to pay fees of the depository bank, Borrower shall insure that no funds from any source shall be deposited into the Security Deposit Account other than security deposits and interest paid thereon, and no funds shall be withdrawn except, in accordance with Legal Requirements, (i) to pay refunds of security deposits, (ii) to pay (or reimburse for payment of) expenses chargeable against security deposits, or (iii) to transfer forfeited security deposits to the Rent Deposit Account or Cash Management Account.  Borrower shall maintain complete and accurate books and records of all transactions pertaining to security deposits and the Security Deposit Account, with sufficient detail to identify all security deposits separate and apart from other payments received from or by Tenants.  Only if Borrower receives a check or other payment that combines a security deposit together with Rent or other amounts owing by a Tenant, then Borrower shall deposit the combined payment into the Rent Deposit Account or Cash Management Account.  Promptly thereafter, Borrower shall submit written notice to Lender identifying the applicable combined payment and requesting return of the security deposit amount from the Cash Management Account, and when the same is paid, Borrower promptly shall deposit the same into the Security Deposit Account within three (3) Business Days after receipt.

(b)Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as above described, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted pursuant to Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender), and (iv) shall in all respects comply with applicable Legal Requirements and otherwise be satisfactory to Lender.  Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing.

(c)Upon Lender’s written request during an Event of Default, Borrower shall deliver (or cause to be delivered) all security deposits to Lender for safe-keeping, and not for application against the Debt.  Upon a foreclosure of any Property or transfer in lieu thereof, Borrower shall deliver to Lender or to an account designed by Lender the security deposits applicable to such Property for safe-keeping and not for application to the Debt.

4.1.18Investment of Funds in Cash Management Account, Subaccounts, Rent Deposit Account and Security Deposit Account. Sums on deposit in the Cash Management Account and the Subaccounts may be invested in Permitted Investments.  Borrower shall have the right to direct Cash Management Account Bank to invest sums on deposit in the Cash Management Account and the Subaccounts in Permitted Investments. The Cash Management Account shall be assigned the federal tax identification number of Borrower.  Sums on deposit in the Rent Deposit Account shall not be invested in Permitted Investments and shall be held solely in cash.  Subject to any requirements of applicable law, sums on deposit in a Security Deposit Account may be invested in Permitted Investments and Borrower shall have the right to direct the applicable Security Deposit Bank to invest sums on deposit in such Security Deposit Account in Permitted Investments.  The amount of actual losses sustained on a liquidation of a Permitted Investment in the Cash Management Account, a Subaccount or a Security Deposit Account shall be deposited into the Cash Management Account, the applicable Subaccount or the applicable Security Deposit Account, as applicable, by Borrower no later than one (1) Business Day following such liquidation.  Borrower shall pay any federal, state or local income or other tax applicable to income earned from Permitted Investments.

4.1.19Operation of Property.

(a)Borrower shall (i) cause the Manager to manage the Properties in accordance with the Management Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (iii) promptly notify Lender of any default under the Management Agreement of which it is aware and (iv) promptly enforce the performance and observance of all of the covenants required to be performed and observed by the Manager under the Management Agreement in a commercially reasonable manner.  If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.  In no event shall the management fee payable to the Manager for any calendar month exceed the Management Fee Cap for such calendar month and in no event shall Borrower pay or become obligated to pay to the Manager, any transition or termination costs or expenses, termination fees, or their equivalent in connection with the Transfer of a Property or the termination of the Management Agreement.  For the avoidance of doubt, for purposes of this Agreement, management fees shall not be deemed to include leasing commissions and reimbursements of expenses paid to Manager in the ordinary course of Borrower’s business.

(b)If any one or more of the following events occurs: (i) during the continuance of an Event of Default, (ii) if the Manager shall be in material default under the Management Agreement beyond any applicable notice and cure period (including as a result of any gross negligence, fraud, willful misconduct or misappropriation of funds), or (iii) if Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, then Lender shall have the right to require Borrower to replace the Manager and enter into a Replacement Management Agreement with (x) a Qualified Manager selected by Borrower that is not an Affiliate of Borrower or (y) another property manager chosen by Borrower and approved by Lender; provided, that such approval shall be conditioned upon Borrower delivering a Rating Agency Confirmation as to such property manager.  If Borrower fails to select a new Qualified Manager or a replacement Manager that satisfies the conditions described in the foregoing clause (y) and enter into a Replacement Management Agreement with such Person within sixty (60) days of Lender’s demand to replace the Manager, then Lender may choose the replacement property manager provided that such replacement property manager is a Qualified Manager or satisfies the conditions set forth in proviso of the foregoing clause (y).

4.1.20Anti-Money Laundering.  Borrower shall and shall cause each other Loan Party to comply in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”).  Borrower (a) has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, (b) has conducted and will conduct the requisite due diligence in connection with the Leases and Tenants for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Tenant and the origin of the assets used by said Tenant to lease the applicable Property and (c) maintains and will maintain sufficient information to identify the applicable Tenant for purposes of the Anti-Money Laundering Laws.  Borrower shall provide notice to Lender, within two (2) Business Days, of receipt of any written notice of any Anti-Money Laundering Law violation or action involving a Loan Party.

4.1.21Embargoed Persons.  Prior to entering into a Lease with a prospective Tenant (excluding any existing Tenant of a Property that was previously screened in accordance with this Section 4.2.21), Borrower shall confirm that such prospective Tenant is not a Person whose name appears on a Government List.  Borrower shall not enter into a Lease with a Person whose name appears on a Government List unless Borrower determines that such Person is not the terrorist, narcotics trafficker or other Person who is indentified on such Government List but merely has the same name as such Person.  If notwithstanding such confirmation, a Responsible Officer of a Loan Party or Manager obtains knowledge that a Tenant is a Person whose name appears on a Government List, it shall promptly provide notice of such fact to Lender within two (2) Business Days of acquiring knowledge thereof.

4.1.22ERISA Matters.  Each Loan Party shall and shall cause each of its ERISA Affiliates to establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code and all applicable laws, the regulations and interpretation thereunder and the respective requirements of the governing documents for such Plans.  Each Loan Party shall and shall cause each of its ERISA Affiliates to establish, maintain and operate all Foreign Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plans.

4.1.23Formation of a Borrower TRS.  If Borrower organizes any Borrower TRS then the following covenants shall be applicable:

(a)Borrower shall cause such Borrower TRS to execute and deliver to the Lender promptly after the formation of such Borrower TRS and, in any event, prior to contributing any Properties or other Collateral to such Borrower TRS: (i) a guaranty substantially in the form of the Equity Owner Guaranty, guaranteeing the Obligations; (ii) a security agreement, substantially in the form of the Borrower Security Agreement, pursuant to which all personal property assets of such Borrower TRS are pledged as security for the Obligations and (iii) such other agreements, instruments, approvals, legal opinions or other documents as are reasonably requested by Lender in order to create, perfect or establish the first priority of (subject to Permitted Liens) any Lien purported to be covered by any such Collateral Documents or otherwise to effect the intent that all property and assets of such Borrower TRS shall become Collateral for the Obligations; provided, that for the avoidance of doubt, the Lien of the Mortgage encumbering any Property contributed to the Borrower TRS shall not be released at such time and no new Mortgage shall be executed with respect to or recorded against any Property contributed to such Borrower TRS by Borrower;

(b)Borrower shall deliver promptly after the formation of such Borrower TRS and, in any event, prior to contributing any Properties or other Collateral to such Borrower TRS: (i) an updated Exhibit D to the Borrower Security Agreement reflecting the pledge of Borrower’s capital stock in such Borrower TRS as Collateral for the Obligations, (ii) a certificate evidencing all of the capital stock of such Borrower TRS; (iii) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed and (iv) such other agreements, instruments, approvals, legal opinions or other documents as are reasonably requested by Lender in order to create, perfect or establish the first priority of (subject to Permitted Liens) Lender’s Lien in such capital stock or otherwise to effect the intent that such capital stock shall become Collateral for the Obligations; and

(c)Prior to contributing a Property to such Borrower TRS, Borrower shall cause such Borrower TRS to execute and deliver to Lender an assumption of the Mortgage related to such Property, in form and substance reasonably acceptable to Lender and Borrower.

Section 4.2Negative Covenants.  From the Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgages and any other Collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

4.2.1Operation of Property.  Borrower shall not (i) surrender, terminate, cancel, modify, renew or extend the Management Agreement, provided, that Borrower may, without Lender’s consent, (x) replace Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement and (y) renew and extend the Management Agreement pursuant to the terms thereof, (ii) enter into any other agreement relating to the management or operation of a Property with Manager or any other Person, provided, that Borrower may permit Manager to enter into sub-management agreements with third-party property managers to perform all or any portion of the services by Manager so long as

(A) the fees and charges payable under any such sub-management agreements shall be the sole responsibility of Manager, (B) Borrower shall have no liabilities or obligations under any such sub-management agreements, (C) any such sub-management agreements will be terminable without penalty upon the termination of the Management Agreement and (D) the third-party property manager under such sub-management agreement enters into an Assignment of Management Agreement with Manager and Lender, (iii) consent to the assignment by Manager of its interest under the Management Agreement, or (iv) waive or release any of its rights and remedies under the Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld.  If at any time Lender consents to the appointment of a new property manager or a Qualified Manager is appointed, such new property manager (including a Qualified Manager) shall execute a Replacement Management Agreement.  For the avoidance of doubt, for purposes of subclause (C) above, payments for services provided during the termination notice period of a sub-management agreement shall not constitute a termination penalty.

4.2.2Indebtedness.  Borrower shall and shall cause each Borrower TRS not create, incur, assume or suffer to exist any Indebtedness other than (i) the Debt and (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Properties, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of three percent (3%) of the original principal amount of the Loan and (C) are paid within thirty (30) days of the date incurred (collectively, “Permitted Indebtedness”).  Borrower shall cause Equity Owner not to create, incur, assume or suffer to exist any Indebtedness other than Indebtedness incurred under the Equity Owner Guaranty and the other Loan Documents to which Equity Owner is a party and unsecured trade payables incurred in the ordinary course of business related to the ownership of membership interest in Borrower and that (A) are not evidenced by a note, (B) do not exceed, at any time, $25,000 and (C) are paid within thirty (30) days of the date incurred (collectively, the “Equity Owner’s Permitted Indebtedness”).  For the purposes of this Section 4.2.2, Property Taxes and Other Charges are not Indebtedness.

4.2.3Liens.  Borrower shall not and shall cause each other Loan Party not to create or suffer to exist any Liens upon or with respect to, any Collateral (other than any Property) except for Permitted Liens.

4.2.4Limitation on Investments.  Borrower shall not and shall cause each other Loan Party not to make or suffer to exist any loans or advances to, or extend any credit to, purchase any property or asset or make any investment (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except for acquisition of the Properties and related Collateral and Permitted Investments.

4.2.5Limitation on Issuance of Equity Interests.  Borrower shall not and shall cause each other Loan Party not to issue or sell or enter into any agreement or arrangement for the issuance and sale of any Equity Interests.

4.2.6Restricted Junior Payments.  Borrower shall not make any Restricted Junior Payment; provided, that Borrower may make Restricted Junior Payments so long as (i) no Event of Default shall then exist or would result therefrom, (ii) such Restricted Junior Payments have been approved by all necessary action on the part of Borrower and in compliance with all applicable laws and (iii) such Restricted Junior Payments are paid from Unrestricted Cash.

4.2.7Principal Place of Business, State of Organization.  Borrower shall not and shall cause each other Loan Party not to change its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 3.1.25) or Borrower’s or Equity Owner’s limited liability company structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s or Equity Owner’s structure, without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion.  Upon Lender’s request, Borrower shall and shall cause each other Loan Party to, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Collateral as a result of such change of principal place of business or place of organization.  Each Loan Party’s principal place of business and chief executive office, and the place where each Loan Party keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change).  Borrower shall promptly notify Lender of any change in any Loan Party’s organizational identification number.

4.2.8Dissolution.  Borrower shall not and shall cause each other Loan Party not to (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of any Loan Party except to the extent permitted by the Loan Documents or (iii) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction.

4.2.9Change In Business.  Borrower shall not and shall cause each Borrower TRS not to enter into any line of business other than the acquisition, renovation, ownership, holding, marketing, sale, leasing, transfer, management, operation or financing of the Properties (and any businesses ancillary or related thereto), or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.  Borrower shall cause Equity Owner to not engage in any activity other than acting as the sole member of Borrower.

4.2.10Debt Cancellation.  Borrower shall not and shall cause each Borrower TRS not to cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to such Loan Party by any Person, except for adequate consideration and in the ordinary course of such Loan Party’s business.

4.2.11Changes to Accounts.  Borrower shall not and shall cause each Borrower TRS not to (i) open or permit to remain open any cash, securities or other account with any bank, custodian or institution into which Rents or other Collections or any security deposits are deposited other than the Cash Management Account, the Subaccounts, the Rent Deposit Account, and Security Deposit Accounts, (ii) change or permit to change any account number of any of the foregoing accounts, (iii) open or permit to remain open any sub-account of the Cash Management Account (except any Subaccount), the Rent Deposit Account or Borrower’s Operating Account, (iv) permit any funds of Persons other than Borrower or a Borrower TRS to be deposited or held in any of the Cash Management Account, the Subaccounts, the Rent Deposit Account or the Security Deposit Accounts, other than security deposits, or (v) permit any Collections or other proceeds of any Properties to be deposited or held in Borrower’s Operating Account other than cash that is distributed to Borrower pursuant to Section 2.6.3(j).

4.2.12Zoning.  Borrower shall not and shall cause each Borrower TRS not to initiate or consent to any zoning reclassification of any portion of any Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Property in any manner that could result in such use becoming a non‑conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

4.2.13No Joint Assessment.  Borrower shall not and shall cause each Borrower TRS not to suffer, permit or initiate the joint assessment of any Property (a) with any other real property constituting a tax lot separate from such Property, and (b) which constitutes real property with any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Property.

4.2.14Limitation on Transactions with Affiliates.  Borrower shall not and shall cause each other Loan Party not to enter into, or be a party to any transaction with any Affiliate of the Loan Parties, except for: (i) the Loan Documents; (ii) capital contributions by (x) Sponsor to Equity Owner, (y) Equity Owner to Borrower or (z) Borrower to a Borrower TRS; (iii) Restricted Junior Payments which are in compliance with Section 4.2.6 and distributions from a Borrower TRS to Borrower; (iv) the Management Agreement; and (v) to the extent not otherwise prohibited under this Agreement, other transactions upon fair and reasonable terms materially no less favorable to the Loan Parties than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

4.2.15ERISA.  None of the Loan Parties or their ERISA Affiliates shall establish or be a party to any employee benefit plan within the meaning of Section 3(2) of ERISA that is a defined benefit pension plan that is subject to Part III of Subchapter D, Chapter 1, Subtitle A of the Code.

4.2.16No Embargoed Persons.  At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, Borrower shall ensure that  (a) none of the funds or other assets of any Loan Party shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic

Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in any Loan Party (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in any Loan Party with the result that the investment in any Loan Party (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of any Loan Party shall be derived from any unlawful activity with the result that the investment in such Loan Party (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

4.2.17Transfers.

(a)Borrower acknowledges that Lender has examined and relied on the experience of Borrower and Sponsor in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations.  Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Properties.

(b)Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 4.2.17, Borrower shall not, and shall not permit any other Person having a direct or indirect ownership or beneficial interest in Borrower to sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) (i) any Property or any part thereof or any legal or beneficial interest therein, or (ii) any interest, direct or indirect, in any Loan Party or any legal or beneficial interest therein (a “Transfer”).

(c)A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell one or more Properties or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Transfer of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Transfer of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non‑member manager (or if no managing member, any member) or the Transfer of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the

Transfer of non‑managing membership interests or the creation or issuance of new non‑managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Transfer of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d)Notwithstanding the foregoing, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder without Lender’s consent:

(i)    an Eligible Lease entered into in accordance with the Loan Documents;

(ii)    a Permitted Lien or any other Lien expressly permitted under the terms of the Loan Documents;

(iii)    a Transfer of a Property in accordance with Section 2.5;

(iv)    a substitution of a Property for a Substitute Property in accordance with Section 2.4.2 or Section 5.3(b), as applicable;

(v)    the Transfer of any direct or indirect legal or beneficial interests in any Public Vehicle, including a Public Vehicle that exists on the Closing Date, a Public Vehicle which acquires a direct or indirect legal or beneficial interest in Borrower and Equity Owner after the Closing Date in accordance with the terms of this Section 4.2.17 or a Person which holds a direct or indirect legal or beneficial interest in Borrower and subsequently becomes a Public Vehicle;

(vi)    a Transfer of any direct or indirect legal or beneficial interests in (A) any Person that owns a legal or beneficial interest in Sponsor or (B) any Person who, directly or indirectly, owns a legal or beneficial interest in a Person described in the foregoing subclause (A), provided that, after giving effect to such Transfer, Colony American Homes, Inc., a Delaware corporation, or a Qualified Transferee shall Control (directly or indirectly) Sponsor; provided that:

(A)if after giving effect to any such Transfer, more than forty-nine percent (49%) of the direct or indirect interest in Borrower and Equity Owner are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interest in Borrower and Equity Owner prior to such Transfer, Borrower shall deliver (or cause to be delivered) to Lender an Additional Insolvency Opinion; and

(B)the Properties shall continue to be managed by Existing Manager or by a Qualified Manager pursuant to a Replacement Management Agreement.

(vii)    a Transfer of any direct or indirect interest in any Loan Party not described in the foregoing clauses (v) or (vi) provided, that:

(A)after giving effect to such Transfer, a Qualified Transferee (x) shall own not less than fifty-one percent (51%) of the direct or indirect legal and beneficial interests in each Loan Party and (y) shall Control (directly or indirectly) each Loan Party;

(B)if a Transfer is made pursuant to this clause (vii) and such Transfer shall cause more than ten percent (10%) of the direct or indirect legal or beneficial interests in each Loan Party to be owned by any Person and its Affiliates that owned less than ten percent (10%) of the direct or indirect legal or beneficial interests in such Loan Party prior to such Transfer, then Lender shall receive notice of such Transfer not less than (x) if the Qualified Transferee referenced in clause (A) above is not the Sponsor, ten (10) Business Days prior to the consummation thereof or (y) if the Qualified Transferee referenced in clause (A) above is the Sponsor, thirty (30) days following the consummation thereof, but the failure to deliver the notice referred to in this clause (y) shall not constitute an Event of Default unless such failure continues for ten (10) Business Days following notice of such failure from Lender;

(C)each Loan Party shall each continue to be a Special Purpose Entity;

(D)after giving effect to such Transfer, Equity Owner shall remain the sole member of Borrower and Borrower shall remain the sole member of any Borrower TRS;

(E)the Properties shall continue to be managed by Existing Manager or by a Qualified Manager pursuant to a Replacement Management Agreement;

(F)if such Transfer shall cause more than forty-nine percent (49%) of the direct or indirect interests in each Loan Party to be owned by any Person and its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interest in each Loan Party prior to such Transfer, Borrower shall deliver (or cause to be delivered) to Lender an Additional Insolvency Opinion;

(G)so long as the Loan is outstanding, (A) no pledge or other encumbrance of any direct interests in any Restricted Party (other than pledges securing the Obligations pursuant to the Collateral Documents) shall occur, and (B) no Restricted Party shall issue preferred equity that has the characteristics of mezzanine debt (such as a fixed maturity date, regular payments of interest, a fixed rate of return and rights of the equity holder to demand repayment of its investment);

(H)Borrower shall provide Lender with copies of all organizational documents and all transaction documents relating to any Transfer under this clause (vii) involving a direct legal or beneficial interest in any Restricted Party; and

(I)In connection with any Transfer under this clause (vii), to the extent a transferee shall own ten percent (10%) or more of the direct or indirect ownership interests in a Loan Party immediately following such transfer (provided such transferee owned less than ten percent (10%) of the direct or indirect ownership interests in a Loan Party as of the Closing Date), Borrower shall deliver (and Borrower shall be responsible for any reasonable out of pocket costs and expenses in connection therewith), customary searches reasonably requested by Lender in writing (including credit, judgment, lien, litigation, bankruptcy, criminal and watch list) reasonably acceptable to Lender with respect to such transferee.

(viii)    a Sponsor Public Listing provided that:

(A)if after giving effect to any such Sponsor Public Listing, more than forty-nine percent (49%) of the direct or indirect interest in each Loan Party Owner are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interest in each Loan Party prior to such Sponsor Public Listing, Borrower shall deliver (or cause to be delivered) to Lender an Additional Insolvency Opinion;

(B)each Loan Party shall each continue to be a Special Purpose Entity;

(C)after giving effect to such Transfer, Equity Owner shall remain the sole member of Borrower and Borrower shall remain the sole member of any Borrower TRS;

(D)the Properties shall continue to be managed by Existing Manager or by a Qualified Manager pursuant to a Replacement Management Agreement;

(E)so long as the Loan is outstanding, (A) there shall be no pledge or other encumbrance of any direct interests in any Restricted Party (other than pledges securing the Obligations pursuant to the Collateral Documents), and (B) no Restricted Party shall issue preferred equity that has the characteristics of mezzanine debt (such as a fixed maturity date, regular payments of interest, a fixed rate of return and rights of the equity holder to demand repayment of its investment); and

(F)equity securities of a Public Vehicle (or a Person that becomes a Public Vehicle in the Sponsor Public Listing) in an amount of at least $200,000,000 has been sold to third parties in such Sponsor Public Listing and such Public Vehicle satisfies the Eligibility Requirements.

(e)Following a Permitted Transfer, if Sponsor no longer owns a majority of the direct or indirect interest in Borrower or the Properties, Sponsor shall be released from the Sponsor Guaranty for all liability accruing after the date of such Transfer, provided that the Qualified Transferee shall execute and deliver to Lender a replacement guaranty in substantially the same form and substance as the Sponsor Guaranty covering all liability accruing from and after the date of such Transfer (but not any which may have accrued prior thereto).

(f)Borrower shall pay all costs and expenses of Lender in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all fees and expenses of Lender’s counsel, whether internal or outside, and the cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees.

Section 4.3Reporting Covenants.  Borrower shall, unless Lender shall otherwise consent in writing, furnish or cause to be furnished to Lender the following reports, notices and other documents:

4.3.1Financial Reporting.  Borrower shall furnish the following financial reports to Lender:

(a)As soon as available and in any event within forty-five (45) days after the end of each calendar quarter commencing with the first calendar quarter ending after the Closing Date, a balance sheet, statement of operations and retained earnings, and statement of cash flows of Borrower, in each case, as at the end of such quarter and for the period commencing at the end of the immediately preceding calendar year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding calendar year (if any), all in reasonable detail and prepared in accordance with GAAP.  Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof.

(b)As soon as available, and in any event within ninety (90) days after the end of each calendar year, unaudited copies, and within 120 days following the end of each calendar year, audited copies, of a balance sheet, statement of operations and retained earnings, and statement of cash flows of Borrower, in each case, as at the end of such calendar year, setting forth in each case in comparative form the figures for the immediately preceding calendar year (if any), all in reasonable detail and prepared in accordance with GAAP and the inclusion of footnotes to the extent required by GAAP, such audited financial statements to be accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of an Independent Accountant selected by Borrower that is reasonably acceptable to Lender (which opinion on such consolidated information shall be without (1) any qualification as to the scope of such audit or (2) a “going concern” or like qualification (other than a going concern qualification that relates solely to the near term maturity of the Loans hereunder)), together with a written statement of such accountants (A) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (B) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof.

(c)As soon as available, and in any event within forty-five (45) days after the end of each calendar month, commencing with the calendar month ended July 31, 2014, (i) an operating statement in respect of such calendar month and a calendar year-to-date operating statement for Borrower, (ii) an Officer’s Certificate certifying that such operating statements are true, correct and complete in all material respects as of their respective dates, and (iii) upon Lender’s request, other information maintained by Borrower in the ordinary course of business that is reasonably necessary and sufficient to fairly represent the financial position, ongoing maintenance and results of operation of the Properties (on a combined basis) during such calendar month;

(d)Simultaneously with the delivery of the financial statements of Borrower required by clauses (a) and (b) above an Officer’s Certificate certifying (i) that such statements fairly represent the financial condition and results of operations of Borrower as of the end of such quarter or calendar year (as applicable) and the results of operations and cash flows of Borrower for such quarter or calendar year (as applicable), in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of Borrower furnished to Lender, subject to normal year-end adjustments and the absence of footnotes, (ii) stating that such Responsible Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Relevant Parties with a view to determining whether the Relevant Parties are in compliance with the provisions of the Loan Documents to the extent applicable to them, and that such review has not disclosed, and such Responsible Officer has no knowledge of, the existence of an Event of Default or Default or, if an Event of Default or Default exists, describing the nature and period of existence thereof and the action which the Relevant Parties propose to take or have taken with respect thereto and (iii) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower or any Property or Properties in which the amount involved is $500,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto.

(e)Simultaneously with the delivery of the financial statements of Borrower required by clause (a) above, a calculation of Underwritten Net Cash Flow for the 12 month period ended on the last day of the calendar quarter for which such financial statements were prepared

(f)Simultaneously with the delivery of the financial statements of Borrower required by clause (a) above, a duly completed Compliance Certificate, with appropriate insertions, containing the data and calculations set forth on Exhibit B; and

(g)Simultaneously with the delivery of the financial statements of Borrower required by clause (a) above, a certificate executed by a Responsible Officer of Borrower certifying (i) the current Property Tax assessment amounts and Other Charges payable in respect of each Property, (ii) the payment of all Property Taxes and Other Charges prior to the date such Property Taxes or Other Charges become delinquent, subject to any contest conducted in accordance with Section 4.4.5 and (iii) if either (A) an Acceptable Blanket Policy is not in place with respect to all Properties or (B) an Acceptable Blanket Policy is in place with respect to all Properties but Borrower has elected to reinstate deposits of Insurance Premiums to the Insurance Subaccount pursuant to Section 6.2.3, the monthly cost of the Insurance Premiums with respect to the Policies required under in Section 5.1.1 that are required to be deposited into the Insurance Subaccount pursuant to Section 6.2;

4.3.2Annual Budget.  Prior to the Closing Date, Borrower has submitted and Lender has approved an Annual Budget for the 2014 calendar year (the “Approved Initial Budget”).  Borrower shall submit to Lender by November 1 of each year the Annual Budget relating to the Properties for the succeeding calendar year.  During the continuance of a Cash Sweep Period, Lender shall have the right to approve each Annual Budget (which approval shall not be unreasonably, conditioned or delayed withheld so long as no Event of Default is continuing).  An Annual Budget approved by Lender during a Cash Sweep Period or any Annual Budget submitted prior to the commencement of a Cash Sweep Period, shall each hereinafter be referred to as an “Approved Annual Budget”.  In the event of a Transfer of any Property the Approved Annual Budget shall be reduced as reasonably determined by Lender in consultation with Borrower in order to reflect the removal of such Property and the Operating Expenses associated therewith; provided, further, that no such reduction shall be made in the event such Transfer is made in connection with a substitution under Section 2.4.2(a).  If Lender has the right to approve an Annual Budget pursuant to this Section 4.3.2, neither Borrower nor Manager shall change or modify the Annual Budget that has been approved by Lender without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default is continuing).  The “Monthly Budgeted Amount” for each Payment Date shall mean the monthly amount set forth in the Approved Annual Budget for Operating Expenses for the Interest Period related to such Payment Date, but excluding management fees and leasing commissions that are distributed pursuant to Section 2.6.3(g), Property Taxes that are required to be deposited into the Tax Subaccount pursuant to Section 6.1 and Insurance Premiums that are required to be deposited into the Insurance Subaccount pursuant to Section 6.2.  If during any Cash Sweep Period, Borrower has submitted an Annual Budget and such Annual Budget has not been approved prior to the commencement of the calendar year to which such budget relates then the previous Approved Annual Budget shall continue to be deemed to be the Approved Annual Budget for that calendar year.

4.3.3Reporting on Adverse Effects.  Promptly and in no event more than two (2) Business Days after any Responsible Officer of any Loan Party obtains knowledge of any matter or the occurrence of any event concerning any other Loan Party which would reasonably be expected to have a Material Adverse Effect, written notice thereof.

4.3.4Litigation.  Prompt written notice to Lender of any litigation or governmental proceedings pending or to the actual knowledge of a Responsible Officer of any Loan Party or Manager, threatened in writing against any Loan Party or against Manager with respect to any Property, which would reasonably be expected to have a Material Adverse Effect or an Individual Material Adverse Effect with respect to any Property.

4.3.5Event of Default.  Promptly after any Responsible Officer of any Loan Party or Manager obtains knowledge of the occurrence of each Event of Default or Default (if such Default is continuing on the date of such notice), a statement of a Responsible Officer of Manager setting forth the details of such Event of Default or Default and the action which such Loan Party is taking or proposes to take with respect thereto.

4.3.6Other Defaults.  Promptly and in no event more than two (2) Business Days after any Responsible Officer of Borrower or Manager obtains actual knowledge of any default by any Loan Party under any agreement other than the Loan Documents to which such Loan Party is a party which would reasonably be expected to have a Material Adverse Effect, the statement of a Responsible Officer of Manager setting forth the details of such default and the action which such Loan Party is taking or proposes to take with respect thereto.

4.3.7Properties Schedule.  Borrower shall deliver to Lender no later than the tenth (10th) Business Day of each calendar month, commencing with the calendar month ended July 31, 2014, (i) an updated Properties Schedule containing each of the data fields set forth on

Schedule II (other than those under the caption “BPO Values”); provided, that the information under the caption “Underwritten Net Cash Flow” need only be updated in the Properties Schedule that is delivered in March, June, September and December of each year, commencing with the Properties Schedule delivered in December 2014 and (ii) a calculation of the monthly turnover rate for the Properties for the prior calendar month, which shall be equal to the number of Properties that became vacant during such calendar month divided by the daily average number of Properties during such calendar month.  The foregoing information shall be delivered together with a certificate of a Responsible Officer of Borrower certifying that it is true, correct and complete in all material respects (i) with respect to the information in the Properties Schedule other than Underwritten Net Cash Flow data, as of the last day of the preceding calendar month, (ii) with respect to the Underwritten Net Cash Flow data in the Properties Schedule, for the prior calendar quarter ended for which the Properties Schedule was last updated in accordance with the foregoing, and (iii) with respect to the turnover rate of the Properties, for the prior calendar month.

4.3.8Disqualified Properties.  Promptly and in no event more than ten (10) Business Days after any Responsible Officer of Borrower or Manager obtains actual knowledge that any Property fails to comply with the Property Representations or the Property Covenants, written notice thereof and the action that Borrower is taking or proposes to take with respect thereto.

4.3.9Security Deposits in Cash Management Account.  Within five (5) days of the last day of each calendar month, commencing with the calendar month ended July 31, 2014, written notice of the aggregate amount of security deposits deposited into the Cash Management Account during such month; provided, that the notice given for the calendar month ended July 31, 2014 shall include security deposits deposited into the Cash Management Account during the period from and including the Closing Date through and including July 31, 2014.

4.3.10Advance Rents Received.  Within five (5) days of the last day of each calendar month, commencing with the calendar month ended July 31, 2014, written notice of any Advance Rents received during such calendar month and the related Advance Rent Disbursement Schedules; provided, that the notice given for the calendar month ended July 31, 2014 shall include Advance Rents received by Borrower for the period from and including the Closing Date through and including July 31, 2014.

4.3.11Rent Refunds from Rent Deposit Account. Within five (5) days of the last day of each calendar month, commencing with the calendar month ended July 31, 2014, written notice of any Rent Refund Monthly Disbursement Amount for the Payment Date following such calendar month; provided, that the notice given for the calendar month ended July 31, 2014 shall include Rent Refund Monthly Disbursement Amounts made by Borrower for the period from and including the Closing Date through and including July 31, 2014.

4.3.12Certain Late Rent Payments Received.  Within forty-five (45) days of the last day of each calendar quarter, written notice of collections of Rent payable with respect to a calendar month during such calendar quarter that was paid late and received prior to the date that is forty-five (45) days from but excluding the last day of such calendar quarter.

4.3.13ERISA Matters.

(a)As soon as reasonably possible, and in any event within thirty (30) days after the occurrence of any ERISA Event, written notice of, and any requested information relating to such ERISA Event.

(b)As soon as reasonably possible after the occurrence of a Plan Termination Event, written notice of any action that any Loan Party or any of its ERISA Affiliates proposes to take with respect thereto, along with a copy of any notices received from or filed with the PBGC, the IRS or any Multiemployer Plan with respect to such Plan Termination Event, as applicable.

(c)As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of any Loan Party has actual knowledge of, or with respect to any Plan or Multiemployer Plan to which such Loan Party or any of its ERISA Affiliates makes direct contributions has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a Responsible Officer of Borrower setting forth details respecting such event or condition and the action, if any, that the applicable Loan Party or any of its ERISA Affiliates proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by any such Loan Party or any of its ERISA Affiliates with respect to such event or condition):

(i)    any Reportable Event with respect to a Plan, as to which the PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a Reportable Event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii)    the distribution under Section 404(c) of ERISA of a notice of intent to terminate any Plan or any action taken by any Loan Party or any of its ERISA Affiliates to terminate any Plan;

(iii)    the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Equity Owner GP, any Loan Party or any of their ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv)    the complete or partial withdrawal from a Multiemployer Plan by any Loan Party or any of its ERISA Affiliates, as applicable, that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Loan Party or any of its ERISA Affiliates, as applicable, of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v)    the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Loan Party or any of its ERISA Affiliates, as applicable, to enforce Section 515 of ERISA; and

(vi)    failure to satisfy Section 436 of the Code.

4.3.14Leases.  Borrower shall deliver to Lender copies of the executed Leases for the Properties within ten (10) Business Days of request therefor by Lender.

4.3.15Periodic Rating Agency Information.  Borrower shall, or shall cause Manager to, deliver to the Approved Rating Agencies the information and reports set forth on Schedule V (the “Periodic Rating Agency Information”) at the times set forth therein.

4.3.16Other Reports.

(a)Borrower shall deliver to Lender, within ten (10) Business Days of Lender’s request therefor, copies of any requested Property Tax, Other Charge or insurance bills, statements or invoices received by Borrower or any Loan Party with respect to the Properties.

(b)Borrower shall, as soon as reasonably practicable after request by Lender furnish or cause to be furnished to Lender in such manner and in such detail as may be reasonably requested by Lender, such additional information, documents, records or reports as may be reasonably requested with respect to the Property or the conditions or operations, financial or otherwise, of the Relevant Parties.

Section 4.4Property Covenants.  Borrower shall comply with the following covenants with respect to each Property:

4.4.1Ownership of the Property.  Borrower shall take all necessary action to retain title to the Property and the related Collateral irrevocably in Borrower, free and clear of any Liens other than Permitted Liens.  Borrower shall warrant and defend the title to the Property and every part thereof, subject only to Permitted Liens, in each case against the claims of all Persons whomsoever.

4.4.2Liens Against the Property. Borrower shall not create, incur, assume or permit to exist any Lien on any direct or indirect interest in any Property, except for the Permitted Liens.

4.4.3Condition of the Property.  Except if the Property has suffered a Casualty and is in the process being restored in accordance with Section 5.4, Borrower shall keep and maintain in all material respects the Property in a good, safe and habitable condition and repair and free of and clear of any damage or waste, and from time to time make, or cause to be made, in all material respects, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all in compliance with the Renovation Standards and applicable Legal Requirements in all material respects.

4.4.4Compliance with Legal Requirements.  The Property (including the leasing and intended use thereof) shall comply in all material respects with all applicable Legal

Requirements, including, without limitation, building and zoning ordinances and codes and all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal leasing, use, occupancy, habitability and operation of the Property, all such all certifications, permits, licenses and approvals shall be maintained in full force and effect, except as would not reasonably be expected to have an Individual Material Adverse Effect on the Property.    Borrower shall obtain and maintain in full force and effect all consents, approvals, orders, certifications, permits, licenses and authorizations of, and make all filings with or notices to, any court or Governmental Authority related to the operation, use or leasing of the Property except where the failure to obtain would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property.  Borrower shall not and shall not permit Equity Owner, any Borrower TRS, any Manager or any other Person in occupancy of or involved with the operation, use or leasing of the Property to commit any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof.

4.4.5Property Taxes and Other Charges.  Borrower shall promptly pay or cause to be paid all Property Taxes and Other Charges now or hereafter levied, assessed or imposed on it as the same become due and payable and shall furnish to Lender receipts for the payment of the Property Taxes and Other Charges prior to the date the same shall become delinquent, and shall promptly pay for all utility services provided to the Property as the same become due and payable (other than any such utilities which are, pursuant to the terms of any Lease, required to be paid by the Tenant thereunder directly to the applicable service provider); provided, that, after prior written notice to Lender of its intention to contest any such Property Taxes and Other Charges, such Loan Party may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity of any such Property Taxes and Other Charges and, in such event, may permit the Property Taxes and Other Charges so contested to remain unpaid during any period, including appeals, when a Loan Party is in good faith contesting the same so long as (i) no Event of Default has occurred and remains uncured, (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable Legal Requirements, (iii) no Property or other Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (iv) the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP, and the non-payment or non-discharge of such Property Taxes and Other Charges would not reasonably be expected to have an Individual Material Adverse Effect on the applicable Property, (v) enforcement of the contested Property Taxes and Other Charges is effectively stayed for the entire duration of such contest and no Lien is imposed on any Property or other Collateral which is reasonably expected to have an Individual Material Adverse Effect, (vi) any Property Taxes and Other Charges determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest, (vii) to the extent such Property Taxes and Other Charges (when aggregated with all other Taxes that any Loan Party is then contesting under Section 4.1.4 or Section 4.4.5 and for which Borrower has not delivered to Lender any Contest Security) exceed $2,500,000, Borrower shall deliver to Lender either (A) cash, or other security as may be approved by Lender, in an amount sufficient to insure the payment of any such Property Taxes and Other Charges, together with all interest and penalties thereon or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (viii) failure to pay such Property Taxes and Other Charges will not subject Lender to any civil or criminal liability, (ix) such contest shall not affect the ownership, use or occupancy of any Property, and (x) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (ix) of this Section 4.4.5.  Notwithstanding the foregoing, Borrower shall pay any contested Property Taxes and Other Charges (or, if cash or other security has been provided, Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto) if, in the Lender’s reasonable judgment, any Property or other Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Collateral Document being primed by any related Lien.

4.4.6Compliance with Agreements Relating to the Properties.  Borrower shall not enter into any agreement or instrument or become subject to any restriction which would reasonably be expected to have an Individual Material Adverse Effect on any Property.  Borrower shall not default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which any Property is bound.  Borrower shall not have a material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument by which any Property is bound, other than obligations under the Loan Documents.  Borrower shall not, and shall cause each Borrower TRS not to, default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Lien with respect to any Property.  No Property nor any part thereof shall be subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of any Tenant or other third parties.

4.4.7Leasing.  Borrower shall not enter into any Lease (including any renewals or extensions of any existing Lease) for any Property unless such Lease is an Eligible Lease with an Eligible Tenant or a Carry-Over Tenant.

Article V - INSURANCE; CASUALTY; CONDEMNATION

Section 5.1Insurance.

5.1.1Insurance Policies.

(a)Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:

(i)    comprehensive “all risk” or special causes of loss form insurance, as is available in the insurance market as of the Closing Date, including, but not limited to, loss caused by any type of windstorm (including hail) on the Properties (A) in an amount equal to one hundred percent (100%) of the “full replacement cost”, which for purposes of this Agreement shall mean actual replacement value of the Properties, subject to a loss limit equal to $25,000,000 per occurrence; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at any Property waiving all co-insurance provisions or to be written on a no co-insurance form and (C) providing for no deductible in excess of $25,000 (it being understood that, so long as no Default or Event of Default has occurred and is continuing (1) Borrower may utilize a $3,000,000 aggregate deductible stop loss subject to a $25,000 per occurrence deductible and a $25,000 maintenance deductible following the exhaustion of the aggregate, (2) the aggregate stop loss does not apply to any losses arising from named windstorm, earthquake or flood, (3) the perils of named windstorm or flood shall be permitted to have a per occurrence deductible of five percent (5%) of the total insurable value of affected Properties (with a minimum deductible of $250,000 per occurrence for any and all affected Properties), (4) the peril of earth movement including but not limited to earthquake shall be permitted to have a per occurrence deductible of ten percent (10%) of the total insurable value of the affected Properties (with a minimum deductible of $250,000 per occurrence for any and all affected Properties) and (5) the peril of “other wind and hail” shall be permitted to have a per occurrence deductible of three percent (3%) of the total insurable value of the affected Properties (with a minimum deductible of $250,000 per occurrence for any and all affected Properties)).  In addition, Borrower shall obtain (x) if any portion of a Property is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess amounts as Lender shall require, (y) named storm insurance in an amount equal to the Probable Maximum Loss (PML) or Scenario Expected Limit (SEL) based upon a storm risk analysis for a 475 year event for the entire portfolio at risk (such analysis to be secured by the applicable Borrower utilizing a third-party firm qualified to perform such storm risk analysis using the most current RMS software, or its equivalent, to include consideration of storm surge, if applicable, and loss amplification, at the expense of the applicable Borrower at least one time per year or more frequently as may reasonably be requested by Lender and shared with Lender presented by the Properties located in areas prone to named storm activity); and (z) earthquake insurance in an amount equal to the Probable Maximum Loss (PML) or Scenario Expected Limit (SEL) based upon a seismic risk analysis for a 475 year event for the entire portfolio at risk (such analysis to be secured by the applicable Borrower utilizing a third-party firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of the applicable Borrower at least one time per year or more frequently as may reasonably be requested by Lender and shared with Lender presented by the Properties located in areas prone to seismic activity); provided, that the insurance pursuant to subclauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 5.1.1(a)(i); provided, that the insurance pursuant to subclauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 5.1.1(a)(i);

(ii)    business income or rental loss insurance, written on an “Actual Loss Sustained Basis” (A) with loss payable to Lender for the benefit of Lenders; (B) covering all risks required to be covered by the insurance provided for in Section 5.1.1(a)(i), (iii), (iv) and (viii); (C) in an amount equal to one hundred percent (100%) of the aggregate projected net income plus continuing expenses from the operation of the Properties for a period of at least twelve (12) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and personal property at a Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of thirty (30) days from the date that the applicable Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.  The amount of such business income or rental loss insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’ reasonable estimate of the net income from each Property for the succeeding twelve (12) month period.  All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied in Lender’s sole discretion to (x) the Obligations or (y) Operating Expenses approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of their obligation to pay the Obligations on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)    at all times during which structural construction, repairs or renovations are being made with respect to any Property, and only if each of the property coverage form and the liability insurance coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability (or its equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in Section 5.1.1(a) written in a so-called builder’s risk completed value form including coverage for all insurable hard and soft costs of construction (x) on a non-reporting basis, (y) against all risks insured against pursuant to Section 5.1.1(a)(i), (iii), (iv) and (viii), (z) including permission to occupy such Property and (C) with an agreed amount endorsement waiving co-insurance provisions;

(iv)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence; Two Million and No/100 Dollars ($2,000,000.00) in the aggregate “per location” and overall $20,000,000.00 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to be at least as broad as Insurance Services Offices (ISO) policy form CG 00 01;

(v)    if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles, containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

(vi)    if applicable, worker’s compensation subject to the worker’s compensation laws of the applicable state, and employer’s liability in amounts reasonably acceptable to Lender;

(vii)    umbrella and excess liability insurance in an amount not less than Fifty Million and No/100 Dollars ($50,000,000.00) per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under Section 5.1.1(a)(iv), and including employer liability and automobile liability, if applicable; and

(viii)    upon sixty (60) days’ written notice, such other reasonable insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Properties located in or around the region in which Properties are located.

(b)All Policies required pursuant to Section 5.1.1 shall: (i) be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds and (ii) be issued by financially sound and responsible insurance companies authorized to do business in the states where the applicable Properties are located and having a rating of “A3” or better by Moody’s or, if Moody’s does not provide a rating of an applicable insurance company, a rating of “A-” or better by S&P or Fitch, provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred (100%) of the first layer of such insurance coverage shall be provided by insurance companies having a rating of “A3” or better by Moody’s or, if Moody’s does not provide a rating of an applicable insurance company, a rating of “A-” or better by S&P or Fitch and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a rating of “Baa2” by Moody’s or, if Moody’s does not provide a rating of an applicable insurance company, a rating of “BBB” or better by S&P or Fitch.

(c)All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(vi), shall contain clauses or endorsements to the effect that:

(i)    no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)    the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten (10) days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice;

(iii)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(iv)    the issuers thereof shall give notice to Lender if a Policy has not been renewed ten (10) days prior to its expiration.

(d)Certificates of insurance evidencing the Policies shall be delivered to Lender on the Closing Date with respect to the current Policies.  Further, not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, Borrower shall deliver to Lender certificates of insurance evidencing the Policies (and, upon the written request of Lender, copies of such Policies) accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).

(e)Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable Blanket Policy”).

(f)All Policies of insurance provided for or contemplated by Section 5.1.1(a), except for the Policy referenced in Section 5.1.1(a)(iv), shall name Borrower as the insured and Lender and its successors and/or assigns as mortgagee and loss payee, as its interests may appear, and in the case of property damage, boiler and machinery, windstorm, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender unless below the threshold for Borrower to handle such claim without Lender intervention as provided in Section 5.2.  Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(g)If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage.  All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Collateral Documents and shall bear interest at the Default Rate.

(h)In the event of foreclosure of the pledge of the Equity Interest of Borrower pursuant to the Equity Owner Security Agreement the Policies shall remain in full force and effect.

Section 5.2Casualty. If a Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender.  Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve any final settlement) (i) if an Event of Default is continuing or (ii) with respect to any single Casualty event in which the Net Proceeds or the costs of completing the Restoration of the affected Property or Properties is reasonably expected to be equal to or greater than the Casualty Threshold Amount and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.  Any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim or Borrower settles such claim) shall be due and payable solely to Lender and held by Lender in accordance with the terms of this Agreement.  If Borrower or any party other than Lender receives any Insurance Proceeds or Condemnation Proceeds, Borrower shall immediately deliver such proceeds to Lender and shall endorse, and cause all such third parties to endorse, check payable therefor to the order of Lender.  Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lender.  Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty.

Section 5.3Condemnation.  Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any portion of a Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings which is reasonably expected to involve an Award of an amount greater than the Casualty Threshold Amount.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Condemnation Proceeds shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  If Borrower or any party other than Lender receives any Condemnation Proceeds, Borrower shall immediately deliver such proceeds to Lender and shall endorse, and cause all such third parties to endorse, a check payable therefore to the order of Lender.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  Net Proceeds from a Condemnation shall be applied as follows:

(a)If a partial Condemnation of a Property does not interfere with the use of such Property as a residential rental property, then the Net Proceeds paid by the condemning authority shall be applied to the prepayment of the Debt in accordance with Section 2.4.2(c).

(b)If a partial Condemnation of a Property does interfere with the use of such Property as a residential rental property or if there occurs a complete Condemnation of a Property (each, a “Fully Condemned Property”), then (i) if no Event of Default shall have occurred and be continuing and, within thirty (30) days of the date of the occurrence of such Condemnation, Borrower delivers to Lender a written undertaking to substitute the Fully Condemned Property with a Substitute Property in accordance with the requirements of Section

2.4.2(a), then (A) if Net Proceeds are paid by the condemning authority directly to Borrower subsequent to such substitution, such Net Proceeds may be retained by Borrower (for the avoidance of doubt, Net Proceeds received by Borrower prior to such substitution shall be immediately paid to Lender as required by Section 5.2), (B) if Net Proceeds are paid by the condemning authority to Lender, such Net Proceeds will be disbursed by Lender to Borrower upon the consummation of such substitution and (C) Borrower shall provide a Substitute Property within ten (10) Business Days of the date of such undertaking in accordance with the requirements of Section 2.4.2(a) and (ii) if an Event of Default shall have occurred and be continuing or Borrower fails to deliver such an undertaking to Lender, then (A) Lender may retain any Net Proceeds received by it, (B) Borrower shall immediately deliver to Lender any Net Proceeds paid to Borrower, (C) the Net Proceeds shall be applied to the prepayment of the Debt in an amount equal to the Release Amount for the Fully Condemned Property in accordance with Section 2.4.2(c) and (D) Borrower shall prepay the Loan in an amount equal to the excess, if any, of the Release Amount for the Fully Condemned Property over such Net Proceeds.  Promptly following Borrower’s written request after either (1) the substitution of a Substitute Property for such Fully Condemned Property in accordance with the conditions set forth above or (2) receipt by Lender of the Net Proceeds and payment of the Release Amount for such Property, Lender shall (x) release the Fully Condemned Property from the applicable Mortgage Documents and related Lien, provided, that (A) Borrower has delivered to Lender a draft release (and, in the event the Mortgage and the Collateral Assignment of Leases and Rents applicable to the Fully Condemned Property encumbers other Property(ies) in addition to the Fully Condemned Property, such release shall be a partial release that relates only to the Fully Condemned Property and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such Fully Condemned Property is located and shall contain standard provisions protecting the rights of Lender and (B) Borrower shall pay all costs, taxes and expenses associated with such release (including, without limitation, cost to file and record the release and Lender’s reasonable attorneys’ fees) and (y) disburse to Borrower (A) in the case of a substitution of a Substitute Property for such Fully Condemned Property, the Net Proceeds paid by the condemning authority and (B) in the case of the payment of the Release Amount for such Property, the Net Proceeds paid by the condemning authority in excess of the Release Amount for such Property; provided that, during the continuance of a Cash Sweep Period, the applicable Net Proceeds shall instead be delivered to the Cash Collateral Subaccount and disbursed in accordance with Section 6.6.3.

Section 5.4Restoration.

The following provisions shall apply in connection with the Restoration of any Property affected by a Casualty:

(a)If the Net Proceeds reasonably expected to be received in connection with any single Casualty event is less than the Casualty Threshold Amount, then, (i) if no Event of Default shall have occurred and be continuing and, within sixty (60) days of the date of the occurrence of such Casualty, Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration of the affected Properties in accordance with the terms of this Agreement, then (A) if Net Proceeds are paid by the insurance company directly to Borrower subsequent to delivering such undertaking, such Net Proceeds may be retained by Borrower (for the avoidance of doubt, Net Proceeds received by Borrower prior to delivering such undertaking shall be immediately paid to Lender as required by Section 5.2), (B) if Net Proceeds are paid by the insurance company to Lender, such Net Proceeds will be disbursed by Lender to Borrower and (C) Borrower shall conduct the Restoration of the affected Properties in accordance with the terms of Section 5.4(c) and (ii) if an Event of Default shall have occurred and be continuing or Borrower fails to deliver such an undertaking to Lender, then (A) Lender may retain any Net Proceeds received by it, (B) Borrower shall immediately deliver to Lender any Net Proceeds paid to Borrower as required by Section 5.2, (C) such Net Proceeds shall be applied to the prepayment of the Debt in an amount equal to the Release Amount for such Property in accordance with Section 2.4.2(c), (D) Borrower shall prepay the Loan in an amount equal to the excess, if any, of the Release Amount for such Property over such Net Proceeds, and (E) promptly following Borrower’s written request and receipt by Lender of the Net Proceeds and payment by Borrower of the amounts set forth in clause (D) above, if any, Lender shall (x) release the affected Properties from the applicable Mortgage Documents and related Liens, provided, that (A) Borrower has delivered to Lender draft releases (and, in the event any of the Mortgages and the Assignments of Leases and Rents applicable to any of the affected Properties encumber other Property(ies) in addition to the affected Properties, such release shall be a partial release that relates only to the affected Property(ies) and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such affected Properties are located and shall contain standard provisions protecting the rights of Lender and (B) Borrower shall pay all costs, taxes and expenses associated with such release (including, without limitation, cost to file and record the release and Lender’s reasonable attorneys’ fees) and (y) disburse to Borrower (A) in the case of a substitution of a Substitute Property for such Property, the Net Proceeds paid by the insurance company and (B) in the case of the payment of the Release Amount for such Property, the Net Proceeds paid by the insurance company in excess of the Release Amount for such Property; provided that, during the continuance of  a Cash Sweep Period, the applicable Net Proceeds shall instead be delivered to the Cash Collateral Subaccount and disbursed in accordance with Section 6.6.3.

(b)If the Net Proceeds reasonably expected to be received in connection with any single Casualty event is greater than the Casualty Threshold Amount, then, (i) if no Event of Default shall have occurred and be continuing and, within sixty (60) days of the date of the occurrence of such Casualty, Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration of the affected Properties in accordance with the terms of this Agreement, then (A) Borrower shall immediately deliver to Lender any Net Proceeds paid to Borrower as required by Section 5.2 and (B) Borrower shall conduct the Restoration of the affected Properties in accordance with the terms of and subject to the conditions of Section 5.4(d) and (ii) if an Event of Default shall have occurred and be continuing or Borrower fails to deliver such an undertaking to Lender, then (A) Lender may retain any Net Proceeds received by it, (B) Borrower shall immediately deliver to Lender any Net Proceeds paid to Borrower as required by Section 5.2, (C) such Net Proceeds shall be applied to the prepayment of the Debt in an amount equal to the Release Amount for such Property in accordance with Section 2.4.2(c), (D) Borrower shall prepay the Loan in an amount equal to the excess,  if any, of the Release Amount for the affected Properties over such Net Proceeds, and (E) promptly following Borrower’s written request and receipt by Lender of the Net Proceeds and payment by Borrower of the amounts set forth in clause (D) above, if any,

Lender shall (x) release the affected Properties from the applicable Mortgage Documents and related Liens, provided, that (A) Borrower has delivered to Lender draft releases (and, in the event any of the Mortgages and the Assignments of Leases and Rents applicable to any of the affected Properties encumber other Property(ies) in addition to the affected Properties, such release shall be a partial release that relates only to the affected Property(ies) and does not affect the Liens and security interests encumbering or on the other Property(ies)) in form and substance appropriate for the jurisdiction in which such affected Properties are located and shall contain standard provisions protecting the rights of Lender and (B) Borrower shall pay all costs, taxes and expenses associated with such release (including, without limitation, cost to file and record the release and Lender’s reasonable attorneys’ fees) and (y) disburse to Borrower (A) in the case of a substitution of a Substitute Property for such Property, the Net Proceeds paid by the insurance company and (B) in the case of the payment of the Release  Amount for such Property, the Net Proceeds paid by the insurance company in excess of the Release Amount for such Property; provided that, during the continuance of a Cash Sweep Period, the applicable Net Proceeds shall instead be delivered to the Cash Collateral Subaccount and disbursed in accordance with Section 6.6.3.

(c)If Borrower elects to undertake the Restoration a Property or Properties pursuant to Section 5.4(a), (i) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty occurs) and shall diligently pursue the same to satisfactory completion; (ii) Borrower shall cause the affected Property and the use thereof after the Restoration to be in compliance with and permitted under all applicable Legal Requirements and such Property, after Restoration, shall be of the same character as prior to such damage or destruction; (iii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and the Renovation Standards and (iv) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender.

(d)If Borrower elects to undertake the Restoration of a Property or Properties pursuant to Section 5.4(b), the following provisions shall apply:

(i)    the Net Proceeds shall be made available to Borrower for Restoration upon the determination of Lender that the following conditions are met: (A) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty occurs) and shall diligently pursue the same to satisfactory completion; (B) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Properties as a result of the occurrence of the Casualty, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(ii), if applicable, or (3) by other funds of Borrower; (C) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date six (6) months prior to the Initial Maturity Date, as extended pursuant to Section 2.8, (2) the earliest date required for such completion under the terms of any Lease, (3) such time as may be required under applicable Legal Requirements or (4) six (6) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(ii); (D) Borrower shall cause the affected Property and the use thereof after the Restoration to be in compliance with and permitted under all applicable Legal Requirements and such Property, after Restoration, shall be of the same character as prior to such damage or destruction; (E) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and the Renovation Standards; (F) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender and (G) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii)    The Net Proceeds shall be held by Lender in the Casualty and Condemnation Subaccount and, until disbursed in accordance with the provisions of this Section 5.4(d), shall constitute additional security for the Debt and other obligations under the Loan Documents.  The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Properties which have been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)    All plans and specifications required in connection with the Restoration shall be subject to the prior approval of Lender and an independent consulting engineer selected by Lender (the “Casualty Consultant”).  Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the approval of Lender and the Casualty Consultant.  All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage.  The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed.  The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.

The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (x) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (y) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and (z) Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement.  If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Subaccount) before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the Casualty and Condemnation Subaccount and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(d) shall constitute additional security for the Obligations.

(vii)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(d), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.

(e)All reasonable out-of-pocket costs and expenses incurred by Lender in connection with any Restoration including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower.

(f)Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of Section 5.3 or Section 5.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of a Mortgage following a Casualty or Condemnation of a Property (but taking into account any proposed Restoration of the remaining portion of such Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Properties is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property (other than fixtures) or going concern value, if any), the Outstanding Principal Balance must be paid down (by application of the Net Proceeds or Award, as applicable, or if such amounts are not sufficient, by Borrower) by a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of such Mortgage.  If and to the extent the preceding sentence applies, only such amount of the net Award or net Insurance Proceeds (as applicable), if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in Section 5.3 or Section 5.4.

(g)In the event of foreclosure of a Mortgage, or other transfer of title to a Property or Properties in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Property or Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

Article VI - RESERVE FUNDS

Section 6.1Tax Funds.

6.1.1Deposits of Tax Funds.  Borrower shall deposit with Lender (i) on the Closing Date, an amount equal to $3,516,526 and (ii) on each Payment Date, an amount equal to one-twelfth of the Property Taxes that Lender estimates will be payable during the next ensuing twelve (12) months (initially, $686,285), in order to accumulate sufficient funds to pay all such Property Taxes prior to their respective due dates, which amounts shall be transferred into a Subaccount established at the Cash Management Account Bank to hold such funds (the “Tax Subaccount”).  Amounts deposited from time to time into the Tax Subaccount pursuant to this Section 6.1.1 are referred to herein as the “Tax Funds”.  If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Property Taxes, Lender shall notify Borrower of such determination and, commencing with the first Payment Date following Borrower’s receipt of such written notice, the monthly deposits for Property Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Property Taxes; provided, that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Property Taxes are due, Borrower will deposit with or on behalf of Lender such amount within two (2) Business Days after its receipt of such notice.

6.1.2Release of Tax Funds.  Provided no Event of Default is continuing, Lender shall apply Tax Funds in the Tax Subaccount to reimburse Borrower for payments of Property Taxes made by Borrower after delivery by Borrower to Lender of evidence of such payment reasonably acceptable to Lender.  If the amount of the Tax Funds shall exceed the amounts due for Property Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds.  Any Tax Funds remaining in the Tax Subaccount after the Obligations have been paid in full shall be returned to Borrower.  Provided no Default or Event of Default exists, the Tax Funds reserved for any Property shall be released upon a permitted sale and release of such Property in accordance with the terms hereof.

Section 6.2Insurance Funds.

6.2.1Deposits of Insurance Funds.  Borrower shall deposit with or on behalf of Lender on each Payment Date, an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof, in order to accumulate sufficient funds to pay all such Insurance Premiums prior to the expiration of the Policies, which amounts shall be transferred into a Subaccount established at the Cash Management Account Bank to hold such funds (the “Insurance Subaccount”).  Amounts deposited from time to time into the Insurance Subaccount pursuant to this Section 6.2.1 are referred to herein as the “Insurance Funds”.  If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

6.2.2Release of Insurance Funds.  Provided no Event of Default is continuing, Lender shall apply Insurance Funds in the Insurance Subaccount to timely pay, or reimburse Borrower for payments of, Insurance Premiums.  If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds.  Any Insurance Funds remaining in the Insurance Subaccount after the Obligations have been paid in full shall be returned to Borrower.  Provided no Default or Event of Default exists, the Insurance Funds reserved for any Property shall be released upon a permitted sale and release of such Property in accordance with the terms hereof.

6.2.3Acceptable Blanket Policy.  Notwithstanding anything to the contrary contained in Section 6.2.1, if an Acceptable Blanket Policy is in effect with respect to the Policies required pursuant to Section 5.1.1, deposits into the Insurance Subaccount required for Insurance Premiums pursuant to Section 6.2.1 shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy.  As of the Closing Date, an Acceptable Blanket Policy is in effect with respect to the Policies required as of the Closing Date pursuant to Section 5.1.1.  Notwithstanding the foregoing, Borrower may, by written notice to Lender given not less than ten (10) Business Days prior to a Payment Date, elect to reinstate, as of such Payment Date, deposits to the Insurance Subaccount with respect to the Insurance Premiums for one or more of the Policies required pursuant to Section 5.1.1 for which an Acceptable Blanket Policy is in effect.  Further, if Borrower makes such an election, then Borrower may rescind such election by providing a written notice thereof to Lender, which notice shall be effective as of the Payment

Date that follows such notice by more than ten (10) Business Days or such later Payment Date as Borrower specifies in its election.

Section 6.3Capital Expenditure Funds.

6.3.1Deposits of Capital Expenditure Funds.  Borrower shall deposit with or on behalf of Lender on each Payment Date, an amount equal to one-twelfth of the product of (i) $600 multiplied by (ii) the number of Properties to which the Loan is applicable, in order to accumulate sufficient funds, for annual Capital Expenditures, which amounts shall be transferred into a Subaccount established at the Cash Management Account Bank to hold such funds (the “Capital Expenditure Subaccount”).  Amounts deposited from time to time into the Capital Expenditure Subaccount pursuant to this Section 6.3.1 are referred to herein as the “Capital Expenditure Funds”.

6.3.2Release of Capital Expenditure Funds.  Provided no Event of Default is continuing, Lender shall disburse Capital Expenditure Funds out of the Capital Expenditure Subaccount to reimburse Borrower for Capital Expenditures actually paid for by Borrower, provided that: (i) such disbursement is for an Approved Capital Expenditure, (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved Capital Expenditures, and a description thereof, (2) stating that all Approved Capital Expenditures to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance, in all material respects, with all applicable Legal Requirements and the Renovation Standards and, (3) stating that the Approved Capital Expenditures to be funded from the disbursement in question have not been the subject of a previous disbursement and have been paid for by Borrower and (iii) for any individual expenditure greater than $25,000, Borrower has delivered to Lender copies of any invoices, bills or statements related to such Approved Capital Expenditures that are requested by Lender.  For the avoidance of doubt, Borrower shall not be entitled to receive a distribution of Capital Expenditure Funds for expenses related to the refurbishment or repair of a Property to the extent that Borrower has been or will be entitled to reimbursement for such expenses from a Tenant’s security deposit.

Section 6.4Casualty and Condemnation Subaccount.  Borrower shall pay, or cause to be paid, to Lender all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Section 5.2 and Section 5.3, which amounts shall be transferred into a Subaccount established at the Cash Management Bank to hold such funds (the “Casualty and Condemnation Subaccount”).  Amounts deposited from time to time into the Casualty and Condemnation Subaccount pursuant to this Section 6.4 are referred to herein as the “Casualty and Condemnation Funds”.  All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 5.3 or Section 5.4, as applicable.

Section 6.5Eligibility Reserve Subaccount.

6.5.1Deposit of Eligibility Funds.  If Borrower shall be required to make a prepayment in respect of any Property pursuant to Section 2.4.2(a) (other than in the case of any

Property that constitutes a Disqualified Property due to the occurrence of a Voluntary Action in respect thereof), Borrower shall have an option to deposit into a Subaccount established at the Cash Management Bank to hold such funds (the “Eligibility Reserve Subaccount”) an amount equal to 100% of the Allocated Loan Amount for any such Property (“Eligibility Funds”), provided that  Borrower provides Lender with written notice of any such Eligibility Funds and, no later than the due date for the prepayment required under Section 2.4.2(a), delivers such Eligibility Funds with Lender for deposit to the Eligibility Reserve Subaccount.

6.5.2Release of Eligibility Funds. Provided no Default or Event of Default exists, Lender shall disburse the Eligibility Funds with respect to a Property to Borrower upon (i) the sale of such Property and payment in full of the applicable Release Amount, (ii) upon such Property becoming an Eligible Property or (iii) upon the substitution of the applicable Disqualified Property with a Substitute Property in accordance with the conditions of Section 2.4.2(a).

Section 6.6Cash Collateral.

6.6.1Cash Collateral Subaccount.  If a Cash Sweep Period shall be continuing, all Available Cash (after payment of the Monthly Budgeted Amount and any Approved Extraordinary Expenses in accordance with Section 2.6.3) shall be paid to Lender, which amounts shall be transferred by Lender into a Subaccount (the “Cash Collateral Subaccount”) to be held by Lender as cash collateral for the Debt.  Amounts on deposit from time to time in the Cash Collateral Subaccount pursuant to this Section 6.6.1 are referred to as the “Cash Collateral Funds”.  Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Subaccount to the Debt, in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of principal (together with the applicable Spread Maintenance Premium, Interest Shortfall and Breakage Costs, if any, applicable thereto) or any other amounts due hereunder.

6.6.2Withdrawal of Cash Collateral Funds. Provided no Default or an Event of Default hereunder is continuing and there is an amount exceeding one percent (1%) of the Outstanding Principal Balance on deposit in the Cash Collateral Subaccount (the “Cash Collateral Floor”), Lender shall make disbursements from the Cash Collateral Subaccount of Cash Collateral Funds in excess of the Cash Collateral Floor to pay costs and expenses in connection with the ownership, management and/or operation of the Properties to the extent such amounts are not otherwise paid pursuant to Section 6.6.1 or by Manager pursuant to the Management Agreement for the following items: (i) Operating Expenses (including management fees, but subject to the Management Fee Cap) set forth in an Approved Annual Budget (subject to a five percent (5%) variation for Operating Expenses in such Approved Annual Budget), (ii) emergency repairs and/or life-safety items (including applicable Capital Expenditures for such purpose), (iii) Capital Expenditures set forth in an Approved Annual Budget (subject to a five percent (5%) variation for Capital Expenditures in such Approved Annual Budget), (iv) legal, audit and accounting costs associated with the Properties or Borrower, excluding legal fees incurred in connection with the enforcement of Borrower’s rights pursuant to the Loan Documents, (v) payment of Debt Service on the Loan, (vi) voluntary or mandatory prepayment of the Loan (together with any applicable Spread Maintenance Premium), including, without limitation, any Debt Yield Cure Prepayment and (vii) expenses and shortfalls relating to Restoration; provided, that no disbursements shall be made from the Cash Collateral Subaccount for any of the Operating Expenses or Capital Expenditures described in the foregoing clauses (i) through (iv) to the extent amounts for such Operating Expenses or Capital Expenditures have been distributed to Borrower from the Cash Management Account under Section 2.6.3(j)(ii)(B), or may be distributed to Borrower from the Tax Subaccount, the Insurance Subaccount or the Capital Expenditure Subaccount, as applicable.

6.6.3Release of Cash Collateral Funds.  Provided no Cash Sweep Period is continuing as of two consecutive Calculation Dates, Lender shall release Cash Collateral Funds in the Cash Collateral Subaccount to Borrower; provided, that in the event of a Debt Yield Cure Prepayment, the Lender is required to release the Cash Collateral Funds to the Borrower within one (1) Business Day of the date of such Debt Yield Cure Prepayment.

6.6.4Extraordinary Expense.  If, during any Cash Sweep Period, Borrower incurs or is required to incur an operating expense or capital expense which is not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender in writing a reasonably detailed explanation of such Extraordinary Expense.  If a Cash Sweep Period then exists, then such Extraordinary Expense shall be subject to Lender’s approval, which approval may not be unreasonably withheld or delayed so long as no Event of Default then exists; provided, however, that during a Cash Sweep Period, so long as no Event of Default then exists, Lender shall be deemed to have approved any Extraordinary Expense (other than fees paid to any Manager or any amounts paid to any Affiliates of Borrower) that (a) does not exceed (when aggregated with any and all other requested and unpaid Extraordinary Expenses covered by the same line item of the Approved Annual Budget) ten percent (10%) of the monthly amount of the applicable line item set forth in the Approved Annual Budget for such month and (b) does not exceed (when aggregated with any and all other requested and unpaid Extraordinary Expenses of the same type (i.e., Operating Expenses or Capital Expenditures)) five percent (5%) of the aggregate monthly amount of the Approved Annual Budget with respect to Operating Expenses or Capital Expenditures, as applicable, for such month.  Any Extraordinary Expense incurred by Borrower and approved (or deemed approved) by Lender is referred to herein as an (“Approved Extraordinary Expense”).  Any amounts distributed to Borrower for the payment of Approved Extraordinary Expenses pursuant to Section 6.6.4 shall be used by Borrower only to pay for such Approved Extraordinary Expenses or reimburse Borrower for such Approved Extraordinary Expenses, as applicable.

Section 6.7Advance Rent Funds.

6.7.1Deposits of Advance Rent Funds.  In the event Borrower receives any Advance Rent, Borrower shall deposit (or cause to be deposited) any such Advance Rent into a Subaccount established at the Cash Management Account Bank to hold such funds (the “Advance Rent Subaccount”).  Amounts deposited from time to time in the Advance Rent Subaccount pursuant to this Section 6.7.1 are referred to herein as the “Advance Rent Funds”.

6.7.2Release of Advance Rent Funds.  Provided no Event of Default has occurred and is continuing, on each Payment Date, Lender shall disburse the applicable Advance Rent

Funds to the Cash Management Account in accordance with the Advance Rent Disbursement Schedule.

Section 6.8Reserve Funds, Generally.

(a)Notwithstanding anything to the contrary contained in this Article 6, disbursements of Reserve Funds to Borrower shall only occur on the Reserve Release Date after receipt by Lender of a Reserve Release Request from Borrower not less than five (5) Business Days prior to such date; provided, that if the amount of Reserve Funds to be released to Borrower on any Reserve Release Date is less than the Minimum Disbursement Amount, then such Reserve Funds shall continue to be maintained in the Subaccounts until the next Reserve Release Date on which an amount equal to or greater than the Minimum Disbursement Amount is available for disbursement or until the payment in full of the Obligations.

(b)Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt.  Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(c)During the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(d)The Reserve Funds shall be held in an Eligible Account in cash or Permitted Investments as directed by Lender or Lender’s Servicer.  All interest on a Reserve Fund shall be added to and become a part thereof and shall be the sole property of Borrower.  Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(e)Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC‑1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.

(f)Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds.  Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established.  Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Article VII - DEFAULTS

Section 7.1Event of Default.

(a)Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)    if (A) the Debt is not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest or principal due under the Note is not paid in full on the applicable Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due or (D) any Spread Maintenance Premium, Interest Shortfall or Breakage Costs is not paid when due,

(ii)    if any deposit to the Reserve Funds is not made on the required deposit date therefor, with such failure continuing for two (2) Business Days after Lender delivers written notice thereof to Borrower;

(iii)    if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clauses (i) and (ii)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) days after Lender delivers written notice thereof to Borrower;

(iv)    if the Policies are not (A) delivered to Lender within five (5) days of Lender’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions hereof;

(v)    a Transfer other than a Permitted Transfer occurs;

(vi)    if any certification, representation or warranty made by a Relevant Party herein or any other Loan Document, other than a Property Representation, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material and adverse respect as of the date such representation or warranty was made; provided, however, if any untrue certification, representation or warranty made after the Closing Date is susceptible of being cured, Borrower shall have the right to cure such certification, representation or warranty within thirty (30) days after receipt of notice from Lender;

(vii)    if any Relevant Party shall make an assignment for the benefit of creditors;

(viii)    if a receiver, liquidator or trustee shall be appointed for any Relevant Party, any Relevant Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Relevant Party, or if any proceeding for the dissolution or liquidation of any Relevant Party shall be instituted, or if any Loan Party is substantively consolidated with any Person other than a Loan Party; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by such Relevant Party, upon the same not being discharged, stayed or dismissed within sixty (60) days following its filing;

(ix)    if any Loan Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)    if any of the assumptions contained in the Insolvency Opinion, or in any Additional Insolvency Opinion delivered to Lender in connection with the Loan, is or shall become untrue in any material respect;

(xi)    a breach of the covenants set forth in Sections 4.1.1, 4.1.2, 4.1.3, 4.1.4, 4.1.13, 4.1.20, 4.2.2, 4.2.3, 4.2.5, 4.2.8, 4.2.9, 4.2.11, 4.2.13, 4.2.14 or 4.2.15;

(xii)    if with respect to any Disqualified Property, Borrower fails to within the time periods specified in Section 2.4.2(a) either:  (A) pay the Release Amount in respect thereof, (B) substitute such Disqualified Property with a Substitute Property in accordance with Section 2.4.2(a) or (C) or deposit an amount equal to 100% of the Allocated Loan Amount for the Disqualified Property in the Eligibility Reserve Subaccount in accordance with Section 2.4.2(a) and such failure continues for more than five (5) Business Days after written notice thereof from Lender to Borrower;

(xiii)    if, without Lender’s prior written consent, (i) any Management Agreement is terminated (unless simultaneously therewith, Borrower and a new Qualified Manager enter into a Replacement Management Agreement in accordance with Section 4.2.1), or (ii) there is a default by Borrower under any Management Agreement beyond any applicable notice or grace period that permits such Manager to terminate or cancel the applicable Management Agreement (unless, within thirty (30) days after the expiration of such notice or grace period, Borrower and a new Qualified Manager enter into a Replacement Management Agreement in accordance with Section 4.2.1);

(xiv)    if any Loan Party or any Person owning a direct or indirect ownership interest in any Loan Party shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(xv)    any failure on the part of any Borrower to duly observe or perform any of its covenants set forth in Section 4.1.21 or the representation and warranty in Section 3.1.24 shall fail to be correct in respect of a Tenant of any Property and, in each case, Borrower fails to notify OFAC within five (5) Business Days of Borrower or Manager obtaining knowledge that such Tenant is on any of the lists described in those sections and promptly take such steps as may be required by OFAC with respect to such Tenant;

(xvi)    if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to any Relevant Party or the Properties, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Lender to accelerate the maturity of all or any portion of the Obligations;

(xvii)    if Borrower fails to obtain or maintain an Interest Rate Cap Agreement or replacement thereof in accordance with Section 2.2.7;

(xviii)    if any Loan Document or any Lien granted thereunder by any Relevant Party shall (except in accordance with its terms or pursuant to Lender’s written consent), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the parties thereto or (y) any Relevant Party or any other party shall disaffirm or contest, in writing, in any manner such effectiveness, validity, binding nature or enforceability (other than as a result of the occurrence of the payment in full of the Obligations);

(xix)    one or more final judgments for the payment of $2,500,000 or more rendered against any Loan Party, and such amount is not covered by insurance or indemnity or not discharged, paid or stayed within sixty (60) days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(xx)    Sponsor or any Qualified Transferee that executes and delivers a replacement guaranty pursuant to Section 4.2.17(e) fails to comply with the Sponsor Financial Covenant; provided, that the foregoing shall not be an Event of Default if an Affiliate of the Borrower or such Qualified Transferee has agreed in writing to be primarily liable for all obligations of the Sponsor or such Qualified Transferee, as applicable, under the Sponsor Guaranty and such Affiliate satisfies the Sponsor Financial Covenant; or

(xxi)    if any Relevant Party shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xx) above, and such Default shall continue for ten (10) days after notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrower from Lender in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Borrower shall have commenced to cure such Default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

(b)During the continuance of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) above), in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against any Relevant Party and in and to any or all of the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against the Relevant Parties and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.2Remedies.

(a)During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against each Relevant Party under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, a Relevant Party or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Property.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Property for the satisfaction of any of the Debt in any preference or priority to any other Property, and Lender may seek satisfaction out of all of the Properties, or any part thereof, in its absolute discretion in respect of the Debt.  In addition, Lender shall have the right from time to time to partially foreclose the Lien of the Mortgages and the other Collateral Documents in any manner and for any amounts secured by the Mortgages and the other Collateral Documents then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances:  (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Lien of one or more of the Mortgages and/or the other Collateral Documents to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance of the Loan, Lender may foreclose the Lien of one or more of the Mortgages and/or the other Collateral Documents to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgages and the other Collateral Documents as Lender may elect.  Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Mortgages and the other Collateral Documents to secure payment of sums secured by the Collateral Documents and not previously recovered.

(c)During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, Collateral Documents and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  The Loan Parties hereby absolutely and irrevocably appoint Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to a Loan Party by Lender of Lender’s intent to exercise its rights under such power.  Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)As used in this Section 7.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 7.3Remedies Cumulative; Waivers.  The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 7.4Lender’s Right to Perform.  If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgages and the other Collateral Documents) and shall bear interest thereafter at the Default Rate.  Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

Article VIII - SPECIAL PROVISIONS

Section 8.1Securitization.

8.1.1Sale of Notes and Securitization.  (a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”).  Lender shall promptly notify Borrower of any such sale of all or any portion of the Loan.  Lender or its designee, acting solely for this purpose as an agent of Borrower, shall maintain a register (“Register”) for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time.  The entries in the Register shall be conclusive absent manifest error.  The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(b)At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall provide information not in the possession of Lender  which is in the possession or control of Borrower or its Affiliates or which may be reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Approved Rating Agencies in connection with any such Securitization.  Lender shall have the right to provide to investors, prospective investors and the Approved Rating Agencies any information in its possession that it is required to provide to such Persons pursuant to the Servicing Agreement, including financial statements relating to Borrower, Sponsor and the Properties.  Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Properties may be included in a private placement memorandum, prospectus or other disclosure documents.  Borrower agrees that Borrower, shall, at Lender’s request, cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Approved Rating Agencies in connection with any such Securitization. Within a reasonable period of time following Lender’s request in connection with a Securitization, Borrower agrees to review only those portions of the Disclosure Documents that relate to Borrower, Equity Owner, Sponsor, the Properties and the Loan, which is contained in the sections of the Disclosure Documents entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgage,” “Description of the Mortgage Loan and Mortgaged Properties,” “The Manager,” “The Borrower,” and “Certain Legal Aspects of the Mortgage Loan” (or sections similarly titled or covering similar subject matters) (collectively, the “Covered Disclosure Information”), and shall certify that the factual statements and representations contained in the Covered Disclosure Information do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

8.1.2Securitization Costs.  All reasonable third party costs and expenses incurred by Borrower and Equity Owners in connection with Borrower’s complying with requests made under this Section 8.1 (including, without limitation, the fees and expenses of the Approved Rating Agencies, any mortgage recording taxes, title insurance premiums and UCC insurance premiums) shall be paid by Borrower with respect to the Securitization on the Closing Date and otherwise as required by the Lender, except as otherwise provided herein.

Section 8.2Securitization Cooperation.

(a)Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Approved Rating Agencies, and service providers relating to the Securitization.  In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in providing current information necessary to keep the Disclosure Document accurate and complete in all material respects to the extent such information is in Borrower’s possession or control.

(b)Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 8.3Servicer.  At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer.    Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement.  Borrower shall not be responsible for payment of the monthly master servicing fee due to the Servicer under the Servicing Agreement.  Notwithstanding the foregoing, Borrower shall pay all Trust Fund Expenses.  For the avoidance of doubt, this Section 8.3 shall not be deemed to limit Borrower’s obligations under Section 9.13(a).

Article IX - MISCELLANEOUS

Section 9.1Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 9.2Lender’s Discretion; Rating Agency Review Waiver.

(a)Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.  Prior to a Securitization, whenever pursuant to this Agreement the Approved Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Approved Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

(b)Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each Approved Rating Agency, in the event that any Approved  Rating Agency “declines review”, “waives review” or otherwise indicates to Lender’s or Servicer’s satisfaction that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the requirement to obtain a Rating Agency Confirmation from such Approved Rating Agency shall not apply with respect to such matter; provided, however, if a Review Waiver occurs with respect to an Approved Rating Agency and Lender does not have a separate and independent approval right with respect to the matter in question, then such matter shall require the written reasonable approval of Lender.  It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Approved Rating Agency shall not be binding or apply with respect to any other Approved Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.

Section 9.3Governing Law.

(a)THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE

INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

Section 9.4Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 9.5Delay Not a Waiver.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 9.6Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	JPMorgan Chase Bank, National Association
383 Madison Avenue, Floor 31
New York, New York 10179
Attention: Chuckie C. Reddy

with a copy to:	Dentons US LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: John Kim, Esq.

and

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head

and

Andrascik & Tita LLC
1425 Locust Street, Suite 26B
Philadelphia, Pennsylvania 19102
Attention: Stephanie M. Tita

If to Borrower:	CAH 2014-2 Borrower, LLC:
2450 Broadway, 6th Floor
Santa Monica, CA 90404
Attn: Director - Legal Department

With a copy to:	CAH 2014-2 Borrower, LLC

2450 Broadway, 6th Floor
Santa Monica, CA 90404
Attn: Director - Legal Department
Email: LBodenstein@colonyinc.com
RSanders@colonyinc.com

and

With a copy to:	Sidley Austin LLP
555 West 5th Street, 40th Floor
Los Angeles, CA 90013
Attention: Stephen D. Blevit, Esq.

A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day.

Section 9.7Trial by Jury.  BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 9.8Headings.  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.9Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.10Preferences.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 9.11Waiver of Notice.  Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to

Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 9.12Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 9.13Expenses; Indemnity.

(a)Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Borrower as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties (including Trust Fund Expenses associated therewith), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 8.3; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.  Any cost and expenses due and payable to Lender may be paid from any amounts in the Rent Deposit Account or Cash Management Account, as applicable.

(b)Borrower shall indemnify, defend and hold harmless the Indemnified Persons from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Person shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Person in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Person hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Person.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Persons.

(c)Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

(d)Borrower shall indemnify Lender and each of its respective officers, directors, partners, employees, representatives, agents and Affiliates against any liabilities to which Lender, each of its respective officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Approved Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrowers to the Approved Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

Section 9.14Schedules Incorporated.  The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 9.15Offsets, Counterclaims and Defenses.  Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 9.16No Joint Venture or Partnership; No Third Party; Beneficiaries.

(a)Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy‑in‑common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b)This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 9.17Publicity.  All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPMorgan Chase Bank, National Association or any of their Affiliates (with respect to the Loan and the Securitization of the Loan only) shall be subject to the prior written approval of Lender and JPMorgan Chase Bank, National Association in their sole discretion.  Lender shall have the right to publicly describe the Loan in general terms advertising and public communications of all kinds, including press releases, direct mail, newspapers, magazines, journals, e-mail, or internet advertising or communications.  Details such as the addresses of the Properties, the amount of the Loan, the date of the closing and descriptions of the size/locations of the Properties shall only be included subject to Borrower’s approval in advance.  Notwithstanding the foregoing, Borrower’s approval shall not be required for the publication by Lender of notice of the Loan and the Securitization of the Loan by means of a customary tombstone advertisement, which, for the avoidance of doubt, may include the amount of the Loan, the amount of securities sold, the number of Properties as of the Closing Date, the settlement date and the parties involved in the transactions contemplated hereby and the Securitization.

Section 9.18Cross Default; Cross Collateralization; Waiver of Marshalling of Assets.

(a)Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Property taken separately.  Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b)To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever.  In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Property or any combination of the Properties before proceeding against any other Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 9.19Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 9.20Brokers and Financial Advisors.  Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC.  Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein.  The provisions of this Section 9.20 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 9.21Prior Agreements.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 9.22Document Delivery. Borrower will deliver to Lender all documents required to be delivered under this Agreement in an electronic format reasonably agreed by Lender and Borrower.

Section 9.23State Specific Provisions.

9.23.1Arizona.  The following Arizona provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Arizona law is held to govern any Mortgage encumbering a Property located in Arizona or any other Loan Document:

(a)Each Loan Party hereby expressly waives, to the extent permitted by law, any and all defenses and discharges available to a surety, guarantor or accommodation co-obligor, including, without limitation, the benefits of Arizona Revised Statutes Sections 12-1641 through 12-1646 and Rule 17(f) of the Arizona Rules of Civil Procedure, and, to the extent permitted by law, the benefits, if any, of Arizona Revised Statutes Section 33-814, in each case as amended, and any successor statutes or rules, or any similar statute.

(b)Anything to the contrary herein or elsewhere notwithstanding, the Equity Owner Guaranty and the Sponsor Guaranty and all obligations arising under any of them are not and shall not be secured in any manner whatsoever, including by any Mortgage or by any lien encumbering any Property; provided, however, that any environmental indemnity provisions set forth in this Agreement or any Environmental Indemnity shall be so secured, except as to the obligations of Sponsor and the Equity Owner and subject to the rights of Lender to proceed on an unsecured basis thereunder pursuant to applicable law.

9.23.2California.  The following California provisions do not limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, California law is held to govern this Agreement, any Mortgage Document encumbering a Property located in California or any other Loan Document:

(a)Notwithstanding anything contained herein to the contrary, no portion of any of the Obligations shall be or be deemed to be offset or compensated by all or any part of any claim, cause of action, counterclaim, or cross-claim, whether liquidated or unliquidated, that Borrower may have or claim to have against any other Relevant Party.  Borrower hereby waives, to the fullest extent permitted by applicable law, the benefits of California Code of Civil Procedure Section 431.70.

(b)Anything to the contrary herein or elsewhere notwithstanding, in no event shall Borrower have any liability or other obligation under or with respect to the Sponsor Guaranty or the Equity Owner Guaranty.

9.23.3Colorado.  The following Colorado provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement or as set forth in the other Loan Documents, except that Colorado law shall govern any Mortgage encumbering a Property located in Colorado and the process for default and foreclosure thereof.

(a)No agreements, conditions, provisions or stipulations contained in this Agreement or in any of the other Loan Documents, or any Event of Default, or any exercise by Lender of the right to accelerate the payment of the maturity of principal and interest, any fees, or other amount due hereunder, or to exercise any option whatsoever, contained in this Agreement or any of the other Loan Documents, or the arising of any contingency whatsoever, shall entitle Lender to collect, in any event, interest exceeding the maximum authorized by C.R.S. § 5-12-101 et seq., and in no event shall Borrower be obligated to pay interest exceeding such rate, including on any judgment amount, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the maximum allowed by law, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such maximum interest allowed by law.

(b)Notwithstanding any provision of this Agreement or the Loan Documents to the contrary Borrower have not have any liability or other obligation under or with respect to the Sponsor Guaranty or the Equity Owner Guaranty, and such guaranties shall not be deemed to be secured by any Deed of Trust encumbering any Property in Colorado.

9.23.4Florida.  The following Florida provision does not limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and is set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Florida law is held to govern this Agreement, any Mortgage Document encumbering a Property located in Florida or any other Loan Document:

(a)The parties acknowledge and agree that the Default Rate provided for herein shall also be the rate of interest payable on any judgments entered in favor of Lender in connection with the loan evidenced hereby.

9.23.5Georgia. The following Georgia provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Georgia law is held to govern any Mortgage encumbering a Property located in Georgia or any other Loan Document:

(a)Notwithstanding anything contained in this Agreement or any other Loan Document, in any instance where Borrower or any other Relevant Party is required to reimburse Lender for any legal fees or expenses incurred by Lender or Servicer, (i) “reasonable attorneys’ fees,” “reasonable counsel’s fees,” “attorneys’ fees” and other words of similar import, are not, and shall not be statutory attorneys’ fees under O.C.G.A. § 13-1-11, (ii) if, under any circumstances a Relevant Party is required to pay any or all of Lender’s or Servicer’s attorneys’ fees and expenses, howsoever described or referenced, such Relevant Party shall be responsible only for reasonable legal fees and out of pocket expenses actually incurred by Lender or Servicer at customary hourly rates actually charged to Lender or Servicer for the work done, and (iii) no Relevant Party shall be liable under any circumstances for additional attorneys’ fees or expenses, howsoever described or referenced, under O.C.G.A. § 13-1-11.

9.23.6Nevada.  The following Nevada provisions are not intended to, and do not, limit the express choice of New York law set forth in Section 9.3 of this Agreement and as set forth in the other Loan Documents, and are set forth herein, if and to the extent that, notwithstanding the choice of law provisions contained in this Agreement and the other Loan Documents, Nevada law is held to govern any Mortgage encumbering a Property located in Nevada or any other Loan Document:

(a)Notwithstanding anything contained herein to the contrary, no portion of any of the Obligations shall be or be deemed to be offset or compensated by all or any part of any claim, cause of action, counterclaim, or cross-claim, whether liquidated or unliquidated, that Borrower may have or claim to have against any other Loan Party.

(b)Borrower hereby expressly (i) waives, to the extent permitted by law, any right it may have to prepay any Loan in whole or in part, without penalty, upon acceleration of the Maturity Date; and (ii) agrees that if a prepayment of any or all of any Loan is made, Borrower shall be obligated to pay, concurrently therewith, any fees applicable thereto.  By initialing this provision in the space provided below, the Loan Parties hereby declare that the Lenders’

agreement to make the subject Loan at the Interest Rate and for the term set forth herein constitutes adequate consideration, given individual weight by the undersigned, for this waiver and agreement.

BORROWER’S INITIALS AS TO CLAUSE (b) ABOVE:  ___________

(c)To the extent applicable, nothing herein or in Section 40.509 of the Nevada Revised Statutes (“NRS”) shall be deemed to limit the right of Lender to recover, in accordance with NRS 40.508 (as such section may be amended from time to time), any costs, expenses, liabilities or damages, including attorneys’ fees and costs, incurred by the Lender and arising from the breach of any covenant, obligation, liability, representation or warranty contained in any environmental indemnity agreement given to the Lender in connection with the Loans, or any order, consent decree or settlement relating to the cleanup of hazardous substances or any other “environmental provision” (as defined in NRS 40.502) relating to any Property or any portion thereof or the right of the Lender to waive, in accordance with NRS 40.512 (as such section may be amended from time to time), the security of any Mortgage as to any Property that is “environmentally impaired” (as such term is defined in NRS 40.503), and as to any personal property attached to such parcel, and thereafter to exercise against Borrower, to the extent permitted by NRS 40.512, the rights and remedies of any unsecured creditor, including reduction of any of the Lender’s claims against Borrower to judgment, and any other rights and remedies permitted by law.  Lender and Borrower expressly agree that Lender may recover interest at the Default Rate on the amount advanced to cure or mitigate the breach under any “environmental provision” (as defined in NRS 40.502).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

CAH 2014-2 BORROWER, LLC,
a Delaware limited liability company

By:
Name:
Title:

LENDER:

JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION, a banking
association chartered under the laws of the
United States of America

By:
Name:
Title: